As filed with the Securities and Exchange Commission on November 7, 2011

Registration No. 333-175309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	6282	45-2609100
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive

Fairport, New York 14450

(585) 325-6880

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard B. Yates

Chief Legal Officer

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

(585) 325-6880

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Harold Levine Irwin A. Kishner Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 (212) 592-1400	Raymond B. Check Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (3)
Class A common stock, $0.01 par value per share	$230,000,000	$26,358

(1)	Includes 1,875,000 additional shares of Class A common stock which the underwriters have the option to purchase to cover overallotments, if any.

(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated November 7, 2011

PROSPECTUS

12,500,000 Shares

Class A Common Stock

This is Manning & Napier, Inc.’s initial public offering. We are selling 12,500,000 shares of our Class A common stock.

We expect the public offering price to be between $15.00 and $17.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the New York Stock Exchange under the symbol “MN.”

Upon completion of this offering, William Manning, our Chairman and controlling stockholder, will hold a majority of the combined voting power of our capital stock through his ownership of 100% of our outstanding Class B common stock.

Investing in our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 19 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also exercise their option to purchase up to an additional 1,875,000 shares of the Class A common stock from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2011.

BofA Merrill Lynch

J.P. Morgan

Wells Fargo Securities
Stifel Nicolaus Weisel
Keefe, Bruyette & Woods
Sandler O’Neill + Partners, L.P.
Needham & Company, LLC

The date of this prospectus is                     , 2011.

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We are responsible for the information contained in this prospectus and in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

BASIS OF PRESENTATION

Except as otherwise indicated herein or as the context otherwise requires, in this prospectus:

•

“Manning & Napier,” “the Company,” “we,” “our,” and “us” refers to Manning & Napier, Inc. and, unless the context otherwise requires, its direct and indirect subsidiaries, including Manning & Napier Group, and predecessors, including the Manning & Napier Companies;

•

“Manning & Napier Group” refers to Manning & Napier Group, LLC, a limited liability company organized under the laws of the State of Delaware, and, unless the context otherwise requires, its direct and indirect subsidiaries and predecessors;

•	“M&N Group Holdings” refers to M&N Group Holdings, LLC, a limited liability company organized under the laws of the State of Delaware;

•

“Manning & Napier Companies” refers to, collectively, (i) MNA Advisors, Inc. (f/k/a Manning & Napier Advisors, Inc.), or MNA, (ii) M&N Advisory Advantage Corporation (f/k/a Manning & Napier Advisory Advantage Corporation), or AAC, (iii) M&N Alternative Opportunities, Inc. (f/k/a Manning & Napier Alternative Opportunities, Inc.), or MNAO, (iv) Manning & Napier Capital Company, LLC, or MNCC, (v) Manning & Napier Investor Services, Inc., or MNBD, (vi) Manning & Napier Information Services, LLC, or MNIS, (vii) EXA Advisors, Inc. (f/k/a Exeter Advisors, Inc.), or EAI, and (viii) Perspective Partners LLC, or PPI, each as in effect prior to the consummation of this offering;

•	“Manning & Napier Associates” refers to Manning & Napier Associates, LLC, a limited liability company organized under the laws of the State of New York and an affiliate of Manning & Napier;

•	“this offering” refers to the offering of our Class A common stock offered hereby;

•	“collective investment trusts” refers to the pools of retirement plan assets maintained by a bank or trust company that we manage;

•

“portfolios” refers to the separate accounts in which we manage our clients’ investments and the mutual funds, collective investment trusts or other pooled investment vehicles for which we are investment adviser or sub-advisor;

•	“management services” refers to the investment management services we provide to clients who engage us to manage their investments; and

•	“client” and “clients” refer to investors who access our management services.

In this prospectus, we rely on and refer to certain publicly available market and industry data and forecasts related thereto. We obtained this information and these statistics from publicly available sources, which we have supplemented where necessary with our own internal estimates. We use these sources and estimates and believe them to be reliable, but we cannot give you any assurance that any of the projected results will be achieved.

None of the information in this prospectus or the registration statement of which this prospectus forms a part constitutes either an offer or a solicitation to buy or sell any of our products, nor is any such information a recommendation for any of our products or management services.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully together with our combined consolidated financial statements and the related notes appearing elsewhere in this prospectus before you decide to invest in our Class A common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed under the heading “Risk Factors” and other sections of this prospectus.

Overview

We are an independent investment management firm that provides a broad range of investment solutions through separately managed accounts, mutual funds and collective investment trust funds. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle funds, that use a mix of stocks and bonds. As illustrated in the chart below, since 1999, we have achieved strong growth in discretionary assets under management, or AUM. From December 31, 1999 through September 30, 2011, our AUM has increased from $6.9 billion to $38.8 billion, representing a compound annual growth rate of 15.8% during a period that included two significant bear markets. Our growth in AUM resulted in an increase in our revenues from $50.2 million for the year ended December 31, 1999 to $255.5 million for the year ended December 31, 2010.

Note: Reflects our AUM over the periods indicated. Data as of December 31 of each respective year, unless otherwise indicated.

We employ a disciplined investment process that seeks to avoid areas of speculation and invest in what we view as under-valued market segments, under the principle that today’s market prices drive future potential investment returns. Initially, this approach helped us build a strong client base of high net worth individuals and middle market institutions, and we maintain these relationships in many targeted geographic regions. This foundation allowed us to expand our business to serve the needs of larger institutions, investment consultants and other intermediaries, which has been a strong driver of recent growth.

We have focused on building an internal organization of specialists to provide additional consultative services beyond investment management, which we believe helps us build close relationships with our clients through multiple service touch points and a solutions-oriented approach. Taken together with strong long-term investment performance across portfolios, our consultative, total-solutions approach has allowed us to achieve a significantly lower-than-industry average annual separate account cancellation rate through difficult market environments. According to Cerulli Associates, the average annual industry redemption rate, or cancellation rate, for separate accounts was 23.3% for the period 2002 through 2010 and 24.9% over the last five years ending

December 31, 2010, as compared to our average annual cancellation rates of 3.9% and 3.6%, respectively, during such periods. We have experienced net positive cash flows in both our separate accounts and our mutual funds for each of the last four years and thus far in 2011 through October 31, 2011.

Our research process is analyst- and team-driven. Our mutual funds have earned a number of industry accolades, including a finalist ranking for Morningstar’s international manager of the decade and multiple Lipper awards, and two S&P Capital Silver Awards for the year ended August 31, 2011. As of September 30, 2011, 10 of the 20 funds eligible for Morningstar ratings, representing approximately 71% of our total mutual fund AUM, are rated four or five stars by Morningstar. From January 1, 2000 through September 30, 2011, a period of time that included two significant bear markets, many of our mutual funds and similarly managed separate account portfolios experienced strong cumulative returns well in excess of the returns earned by broad equity market indexes.

Note: Represents cumulative returns, net of fees, for the mutual funds set forth above from January 1, 2000 to September 30, 2011. Percentages in parentheses represent mutual fund equity range.

We have separate account portfolios that are managed under similar investment objectives as the mutual funds illustrated above.

We offer our investment management capabilities primarily through direct sales to high net worth individuals and institutions, as well as through third-party intermediaries, including national brokerage firm advisors, independent financial advisors, and institutional investment consultants. Our AUM as of September 30, 2011 by investment vehicle and portfolios were as follows:

Our AUM as of June 30, 2011 by distribution channel was as follows:

As of September 30, 2011, we had 450 employees, including William Manning, our Chairman and controlling stockholder, and the 47 other employee-owners, most of whom are based in Fairport, New York. Immediately following the completion of this offering and the application of the net proceeds, these employee-owners will collectively directly and indirectly own approximately 86.9% of Manning & Napier Group, through which we conduct all of our business. Our culture of employee ownership strongly aligns our interests with those of our clients’ by delivering strong investment performance and solutions.

Industry Trends

We believe the following key market trends will continue to drive the growth of our business and increase the value of our service offerings:

Increased Focus on Management of Employee Benefit Plans. Rapidly rising healthcare costs are eroding the ability of many employees to fund adequate retirement savings and employers are increasingly concerned with the financial hurdles their employees face. According to Deloitte Consulting LLP, approximately 75% of employers surveyed indicate that they plan to make or have already made changes to the design of their health and welfare plans to address these concerns. At the same time, employees increasingly are looking for customized advice. We believe employers will be increasingly interested in working with providers that can take a holistic view of benefit plan design and can help solve problems with both retirement benefit plans and health benefit plans.

Growth of Defined Contribution Plans and Enhanced Role for Life Cycle Funds. We believe the large and growing retirement savings industry increasingly requires investment advice and retirement help for employees. As a result of the Pension Protection Act of 2006 and subsequent U.S. Department of Labor guidelines, plan sponsors are now actively seeking automatic retirement savings solutions for their employees. We expect auto-enrollment will be a driver of even greater participant balances in the future and life cycle funds, and target date funds in particular, will continue to see increased demand as more plan sponsors use such funds as the default option within their plans. Cerulli Associates estimates assets in life cycle funds will increase by 40% per year from 2009 through 2015. We believe life cycle and target date fund providers with a documented track record of proven results will garner increasing assets in this space, especially when bundled with broad employee education services.

Focus on Intergenerational Planning. A 2011 U.S. Trust survey of Americans with at least $3 million in investments indicates that nearly 40% do not have a comprehensive estate plan and more than 27% have never discussed intergenerational wealth transfer with their financial advisor. We anticipate significant opportunities for investment managers that can position themselves as trusted advisors to high net worth investors.

Heightened Interest in Risk Management. Following the credit crisis and global bear market in 2008 and early 2009, investors and financial advisors have become increasingly interested in absolute return strategies, or strategies that seek positive returns over full market cycles. A 2010 survey of financial advisors and brokers by Putnam Investments states that 59% of advisors were likely to recommend absolute return strategies to their clients. We believe our active and unconstrained investment approach within our blended asset class portfolios is well suited to meet the demand for absolute return strategies using traditional asset classes and is likely to be less expensive than alternative investment-based strategies with similar absolute return goals.

Demand for Non-U.S. Investments. With more than 50% of the global market capitalization represented by non-U.S. companies, U.S. investors are increasingly looking to diversify their assets through non-U.S. investments. We believe U.S. investors are under-allocated in global equities relative to global benchmarks, particularly in the defined contribution channel, with only 7% of defined contribution assets invested in non-U.S. equities. We believe investors will strive to select managers with experience and proven results to meet their more diversified and global investing requirements as well as those with the flexibility to allocate assets to and within foreign markets, among both developed and emerging countries.

Our Competitive Strengths

Team-Based Investment Approach. We rely on a team-based investment approach and a robust investment process that has resulted in consistent returns over time that are well in excess of market benchmarks. Our investment team consists of 41 “bottom-up” equity research analysts with global industry responsibilities and 28 “top-down” economists, statistical analysts and fixed income analysts. Investment decisions are overseen by our Senior Research Group, which is a team of ten senior analysts who manage our portfolios. We believe this team approach, rather than relying on traditional individual portfolio managers, has provided and will continue to provide consistency to our investment process and results over the long-term.

Track Record of Consistent Investment Excellence through Multiple Market Cycles. We have a track record of superior long-term investment returns across our key portfolios relative to our competitors and the relevant benchmarks. Ten of our 20 mutual funds, representing more than $11 billion in AUM, have a Morningstar rating of 4 or 5 stars. Lipper Fund Awards 2010 named Manning & Napier’s World Opportunities Series as the “Best International Multi-Cap Core Fund” over 10 years and their 2011 Fund Awards named our International Series as the “Best International Multi-Cap Core Fund” over three years. S&P Capital named our International Series and Dividend Focus Series Silver Award Winners in their second annual U.S. Mutual Fund Excellence Awards Program for the year ended August 31, 2011. Our track record of long-term outperformance is instrumental in attracting and retaining clients as well as in maintaining good relationships with consultants who recommend our services.

High Client Retention through a Solutions-Oriented Approach. Our average annual separate account cancellation rate was 3.6% over the last five years ending December 31, 2010, as compared to an industry rate of 24.9% according to Cerulli Associates. For many of our clients, we provide an array of services to help them identify their funding and investment requirements and then design solutions that are specific to the client’s needs. We believe our long history of providing consultative services to complement our investment process has allowed us to form stronger relationships with our clients and has helped to reduce turnover during challenging market environments.

Strong Record of Net New Business Generation. Our AUM and revenue has grown consistently over the period from December 31, 1999 to September 30, 2011 despite two bear markets. We have experienced positive net cash flows every quarter since the last stock market peak in the fourth quarter of 2007. Our contraction in AUM during the 2008-2009 market downturn was relatively mild primarily due to continued strong new business flows driven by our absolute return orientation and our low client cancellation rate. Our strong organic growth has allowed us to maintain positive revenue momentum during periods of sustained market declines and establish a solid base to build on during periods of economic expansion.

Culture of Product Innovation. We have a company-wide culture of product innovation that is designed to anticipate the needs of the clients we serve. For example, we developed our first life cycle mutual fund in 1993, when there were only seven life cycle funds listed on Morningstar. More recently, we launched technology driven products and services to assist both employers and employees with their health and wealth planning. Given our culture of innovation, we believe that we are well-positioned to take advantage of new opportunities in the ever-changing marketplace.

Diversified Client Base through Multiple Channels. We distribute our products and services through direct sales as well as by leveraged distribution through financial intermediaries, platforms and investment consultants. Overall, our client base is well-diversified across both individual and institutional client types, with our largest direct client relationship representing only 2.2% of our total AUM as of September 30, 2011. As of September 30, 2011, the largest relationship we have with a financial intermediary represents 5.3% of our total AUM and the mutual fund platform representing the largest portion of our fund assets represents an additional 5.7% of our total AUM. This broad distribution has made our business less susceptible to losses from any one client or channel and has contributed to the stability of our earnings.

Experienced Management Team and Investment Professionals. In 2003, William Manning turned over management responsibilities to our current executive management team. This team has, on average, 22 years of experience with our company and an average of 28 years of experience in the asset management industry. Patrick Cunningham has been with us since 1992 and was named our chief executive officer in June 2010, and the majority of the members of our Senior Research Group started their investment careers with us. These long-standing tenures illustrate the continuity and commitment of our team that we believe will be important to our success in the future.

Our Strategy

Our strategy for continued success is focused on the following:

Expand our Direct Channel. Our high-touch direct distribution channel has allowed us to build strong relationships with our clients over time. We plan to expand our direct sales presence geographically, filling in new regions along the east coast and expanding farther west. Our direct channel will remain focused on identifying geographic regions within which our representatives form key relationships with centers of influence, business owners and other referral networks.

Broaden our Intermediary Channel. We are focused on the attractive 401(k) marketplace, which is characterized by positive cash flows and low cancellation rates. In addition to building relationships directly with plan sponsors, we are focusing our wholesale staff on identifying advisors and other financial intermediaries that work primarily with defined contribution plans. We expect significant future growth opportunities within this channel as we begin to target national brokerage firm advisors, retirement plan advisors and other intermediaries that work with small- to mid-sized 401(k) plans.

Focus on the Convergence of Health and Wealth Benefits. Our strong relationship with employers positions us well for the opportunities provided by the convergence of health and wealth benefits in employer decision making. We are focused on providing consultative services to employers to address these key concerns through unique plan design alternatives and technology-based tools to help employers and advisors effectively reach large numbers of employees with tailored retirement and health plan guidance. We will continue to develop and potentially acquire products and services to help employers best address these key issues regarding retirement and health benefit plans.

Develop New Products in Response to Market Opportunities. The on-going development of products and consultative services in response to current and prospective client needs has been a source of significant growth. We remain committed to understanding the key areas of concern for various client types and developing solutions to meet these needs. Continued product and service development will likely require building additional resources and areas of expertise, and we are continuing to add resources where solving key problems can strengthen our relationships with clients.

Summary Risk Factors

An investment in our Class A common stock involves substantial risks and uncertainties. These risks and uncertainties include, among others, the following:

•	Our revenues are dependent on the market value and composition of our AUM, all of which are subject to fluctuation due to factors outside of our control.

•	The loss of key investment professionals or members of our senior management team could have an adverse effect on our business.

•	We derive substantially all of our revenues from contracts and relationships that may be terminated upon short or no notice.

•	We may be required to reduce the fees we charge, which could have an adverse effect on our profit margins and results of operations.

•	Several of our portfolios involve investing principally in the securities of non-U.S. companies, which involve foreign currency exchange, tax, political, social and economic uncertainties and risks.

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Control of a majority of the combined voting power of our capital stock by William Manning, and ownership of approximately 86.9% of Manning & Napier Group’s ownership interests by our existing owners, including William Manning, may give rise to conflicts of interest; failure to properly address these or other conflicts of interest could harm our reputation, business and results of operations.

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Immediately following the consummation of this offering, William Manning and our other employee-owners will directly and indirectly own interests in Manning & Napier Group, and they will have the right to exchange and cause M&N Group Holdings to exchange, as applicable, such interests for cash or an aggregate of 76,400,000 shares of our Class A common stock pursuant to the terms of an exchange agreement; future sales of such shares in the public market, or the perception that such sales may occur, could lower our stock price.

The foregoing is not a comprehensive list of the risks and uncertainties we face. Investors should carefully consider all of the information in this prospectus, including information under “Risk Factors,” prior to making an investment in our Class A common stock.

Structure and Reorganization

The diagram below depicts our organizational structure after the reorganization transactions and the consummation of this offering.

(1)	Represents MNA Advisors, Inc., M&N Advisory Advantage Corporation and M&N Alternative Opportunities, Inc. EXA Advisors, Inc. is a wholly-owned subsidiary of M&N Advisory Advantage Corporation.

(2)	Each S-Corp and Manning & Napier Capital Company, LLC is majority owned by William Manning, with a minority interest held by 47 of our employees.

(3)	Manning & Napier Associates, LLC is majority owned by William Manning, directly and indirectly through Manning Ventures, Inc., with a minority interest held by B. Reuben Auspitz.

(4)	In connection with the reorganization transactions, M&N Group Holdings granted Class B units to (i) William Manning as part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate the reorganization and (ii) Richard Goldberg for strategic consulting services Mr. Goldberg has performed and will perform for the Manning & Napier Companies. The Class B units of M&N Group Holdings granted to William Manning will vest upon the consummation of this offering. William Manning will not have any rights as a member under the amended and restated limited liability company agreement of M&N Group Holdings until such time, including, without limitation, rights with respect to voting, allocations and distributions of M&N Group Holdings. The Class B units of M&N Group Holdings granted to Richard Goldberg represent approximately 0.4% of the outstanding Class B units and approximately 0.1% of the outstanding voting and economic rights of M&N Group Holdings as of the consummation of this offering.

(5)	Prior to the effectiveness of the registration statement of which this prospectus forms a part, Manning & Napier Group granted Class B units to each of Patrick Cunningham, our chief executive officer, and James Mikolaichik, our chief financial officer. The Class B units of Manning & Napier Group granted to Patrick Cunningham represent less than 0.1% of the outstanding voting and economic rights of Manning & Napier Group as of the consummation of this offering. The Class B units of Manning & Napier Group granted to James Mikolaichik do not have any voting or economic rights of Manning & Napier Group as of the consummation of this offering.

(6)	Manning & Napier, Inc. is the sole managing member of Manning & Napier Group, LLC.

(7)	Represents Manning & Napier Advisors, LLC, Manning & Napier Advisory Advantage Company, LLC, Exeter Advisors I, LLC, Manning & Napier Alternative Opportunities, LLC, Perspective Partners LLC, Manning & Napier Information Services, LLC, Manning & Napier Investor Services, Inc. and Exeter Trust Company.

Reorganization Transactions

We entered into a series of transactions to reorganize our capital structure prior to this offering. We refer throughout this prospectus to the transactions described below as the reorganization transactions or the reorganization.

Revisions to our Organizational Structure. Prior to the reorganization transactions and this offering, we were a group of privately-held, affiliated companies comprising the Manning & Napier Companies. Five of these companies were majority owned by William Manning, our Chairman and controlling stockholder, with a minority interest held by 47 of our employees, and two of these companies were majority owned by William Manning, directly and indirectly through Manning Ventures, Inc., with a minority interest held by B. Reuben Auspitz, our Vice-Chairman. See “Our Structure and Reorganization—Structure Prior to the Reorganization Transactions.”

Prior to this offering, we had a mandatory redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. The Manning & Napier Companies recognized a liability for shares subject to mandatory redemption of $170.3 million and $211.5 million as of December 31, 2010 and September 30, 2011, respectively, which represents the amount that would have been paid if settlement had occurred on the respective reporting date. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as a non-cash interest expense. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer reflect in our financial statements non-cash interest expense or the liability related to such obligation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Capital Stock. Prior to the consummation of this offering, we will amend and restate our certificate of incorporation to authorize two classes of common stock, Class A common stock and Class B common stock. We will issue shares of Class A common stock to the public pursuant to this offering and, prior to the consummation of this offering, we will issue 1,000 shares of our Class B common stock to William Manning. Each share of Class A common stock will entitle its holder to one vote per share. The holder of our Class B common stock will have a majority of the combined voting power of our capital stock through his ownership of 100% of our outstanding Class B common stock. See “Description of Capital Stock.”

Equity Ownership Interests. In connection with the reorganization transactions, additional ownership interests in M&N Group Holdings were granted to William Manning pursuant to the amended and restated limited liability company agreement of M&N Group Holdings, as part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate the reorganization. In addition, upon the consummation of this offering, certain of the Manning & Napier Companies will adopt new vesting terms related to the current ownership interests of our employees, including our named executive officers other than William Manning. Such individuals will be entitled to 15% of their pre-reorganization ownership interests upon the consummation of this offering, and an additional 5% of such ownership interests will vest as of each of the first, second and third anniversaries of the consummation of this offering, provided such individuals are employed by us as of such date (employment-based vesting). The remaining ownership interests will be subject to performance-based vesting on or after each of the first, second and third anniversaries of this offering (subject to an initial two-year lockup period and other selling restrictions), to be determined by a vesting committee of MNA (performance-based vesting). Such new vesting terms will not result in dilution to the number of outstanding shares of our Class A common stock. As a result of such vesting requirements, we will recognize non-cash compensation charges which will be fully realized by the end of 2014. We will also recognize an additional one-time non-cash compensation charge in 2011 related to the additional ownership interests that were granted to William Manning.

Notwithstanding these vesting requirements, in the event William Manning sells any portion of his interests in the Manning & Napier Companies following the consummation of this offering, each of our other employee-owners will have the right to sell a pro rata amount of such individuals’ indirect ownership interest in Manning & Napier Group, and if any individual does not at such time have fully vested ownership interests sufficient to allow such participation, an amount of their ownership interests will vest to the extent necessary to allow them to participate in the pro rata sale. In addition, the aggregate sales in any calendar year by our employees, other than William Manning, of their respective interests will be limited to a number of shares equal to 1.5% (or such higher percentage as determined by the board of directors of MNA in its sole discretion) of the number of shares that would be outstanding immediately after this offering if M&N Group Holdings, MNCC and any other holder of units of Manning & Napier Group exchanged 100% of their respective units for shares of our Class A common stock. The 1.5% limit would be equal to 1,333,500 shares of our Class A common stock per year, or approximately 10.7% of the number of shares of our Class A common stock that will be outstanding immediately following this offering. This 1.5% limit will not apply to ownership interests entitled to vest as a result of sales by William Manning as described above. Upon William Manning’s death and the dissolution of MNA, this 1.5% limit will be increased to allow our employees to pay any income taxes resulting from such dissolution.

See “Our Structure and Reorganization—Equity Ownership Interests.”

Exchange Agreement. Upon the consummation of this offering, we will enter into an exchange agreement with M&N Group Holdings, MNCC and the other direct holders of all of the Class A units and Class B units of Manning & Napier Group, which are sometimes collectively referred to herein as units, that are not held by us at the time of this offering, which in the aggregate is equivalent to approximately 85.9% of our Class A common stock on a fully diluted as-exchanged basis.

Subject to certain restrictions set forth in the exchange agreement:

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with respect to the 57,320,319 Class A units of Manning & Napier Group held by M&N Group Holdings that are attributable to the interests of William Manning in M&N Group Holdings, commencing on the first anniversary of this offering, M&N Group Holdings may exchange up to 15% of such units (equivalent to 8,598,048 shares of our Class A common stock, or 68.7% of the number of shares of our Class A common stock that will be outstanding immediately following this offering) per year on behalf of William Manning; provided, that with respect to the exchanges permitted as of the first anniversary of the consummation of this offering, the 15% limit will be reduced by the 4,445,000 units attributable to his interests that will be purchased by us from M&N Group Holdings with proceeds from this offering; and

•

with respect to the 17,950,394 Class A units of Manning & Napier Group held by M&N Group Holdings that are attributable to the interests of the other holders of M&N Group Holdings, all of whom are our employees, including our named executive officers, other than William Manning:

-

commencing on the first anniversary of the consummation of this offering, M&N Group Holdings may exchange up to 5% of such Class A units (equivalent to 897,520 shares of our Class A common stock, or 7.1% of the number of shares of our Class A common stock that will be outstanding immediately following this offering) on behalf of such holders; and

-

commencing on the second anniversary of the consummation of this offering, M&N Group Holdings may exchange the remaining Class A units, subject to the vesting requirements and selling restrictions as set forth above;

•

with respect to the 749,963 Class A units of Manning & Napier Group held by MNCC attributable to the interests of William Manning in MNCC, commencing on the second anniversary of this offering, MNCC may exchange up to 15% of such units (equivalent to 112,494 shares of our Class A common stock, or 0.9% of the number of shares of our Class A common stock that will be outstanding immediately following this offering) per year on behalf of William Manning; and

•

with respect to the 338,758 Class A units of Manning & Napier Group held by MNCC attributable to the interests of the other members of MNCC, all of whom are our employees, including our named executive officers, other than William Manning, commencing on the second anniversary of the consummation of this offering, MNCC may exchange such Class A units, subject to the vesting requirements and selling restrictions as set forth above, on behalf of such holders.

For any units of Manning & Napier Group exchanged following the consummation of this offering, we will (i) pay an amount of cash equal to the number of units exchanged multiplied by the value of one share of our Class A common stock, or, at our election, (ii) issue shares of our Class A common stock on a one-for-one basis, subject, in each case, to customary adjustments for stock splits, stock dividends and reclassifications and other similar transactions. As we receive units of Manning & Napier Group that are exchanged, our ownership of Manning & Napier Group will increase.

In addition, we intend to award equity-based incentives to certain employees pursuant to the Manning & Napier, Inc. 2011 Equity Compensation Plan, or the 2011 Plan, to align their interests with our stockholders. The 2011 Plan will provide for the grant of units of Manning & Napier Group as well as the grant of certain stock-based awards based on our Class A common stock. From time to time following the consummation of this offering, the holders of units of Manning & Napier Group granted pursuant to the 2011 Plan or otherwise, if any, shall become parties to the exchange agreement. Following the second anniversary of the consummation of this offering and the satisfaction of any vesting conditions set forth in the applicable agreements granting such holders such units or as otherwise determined by the compensation committee, such holders may exchange up to 25% of such units on each anniversary of the consummation of this offering for (i) an amount of cash equal to the number of units exchanged multiplied by the value of one share of our Class A common stock, or, at our election, (ii) shares of our Class A common stock on a one-for-one basis, subject, in each case, to customary adjustments for stock splits, stock dividends and reclassifications and other similar transactions. As we receive units of Manning & Napier Group that are exchanged, our ownership of Manning & Napier Group will increase.

See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement” and “Executive Compensation—2011 Equity Compensation Plan.”

Tax Receivable Agreement. Upon the consummation of this offering, we will enter into a tax receivable agreement with M&N Group Holdings and MNCC, the other holders of Class A units of Manning & Napier

Group, under which we will be required to pay to the holders of such Class A units 85% of the applicable cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize, or are deemed to realize in certain circumstances, in periods after this offering as a result of any step-up in tax basis in Manning & Napier Group’s assets resulting from (i) our purchase of such Class A units from M&N Group Holdings with a portion of the net proceeds of this offering, (ii) our purchases or exchanges of such Class A units from M&N Group Holdings and MNCC, respectively, for cash or shares of our Class A common stock and (iii) payments under the tax receivable agreement, including any tax benefits related to imputed interest deemed to be paid by us as a result of such agreement.

There is a possibility that not all of the 85% of the applicable cash savings will be paid to the selling or exchanging holder of Class A units at the time described above. If we determine that all or a portion of such applicable tax savings is in doubt, we will pay to the holders of such Class A units the amount attributable to the portion of the applicable tax savings that we determine is not in doubt and pay the remainder at such time as we reasonably determine the actual tax savings or that the amount is no longer in doubt.

See “Our Structure and Reorganization—Offering Transactions—Tax Receivable Agreement.”

Recent Developments

October 31, 2011 AUM

As of October 31, 2011, our preliminary total AUM was approximately $42.2 billion, compared to AUM of $38.8 billion as of September 30, 2011 and $36.6 billion as of October 31, 2010. Our October 31, 2011 preliminary AUM consisted of approximately $23.4 billion in separately managed accounts, compared to $21.6 billion as of September 30, 2011 and $21.7 billion as of October 31, 2010, and approximately $18.8 billion in mutual fund and collective investment trust assets, compared to $17.2 billion as of September 30, 2011 and $14.9 billion as of October 31, 2010.

This preliminary financial data has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the foregoing preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Rochester Business Alliance Top 100

On October 30, 2011, the Democrat and Chronicle, a Rochester-area newspaper, in conjunction with the Rochester Business Alliance, published its annual Top 100 list of Rochester’s largest privately held companies, of which we were ranked number one.

Our Principal Stockholder

Upon and after the consummation of this offering, William Manning will hold a majority of the combined voting power of our capital stock through his ownership of 100% of our outstanding Class B common stock. Accordingly, William Manning will have the ability to approve or disapprove certain transactions and matters, including material corporate transactions.

Corporate Information

We were incorporated on June 22, 2011 under the laws of the State of Delaware. Our principal executive office is located at 290 Woodcliff Drive, Fairport, New York 14450, and our telephone number at that office is (585) 325-6880. The website address of our operating company is www.manning-napier.com. This website and information contained on, or that can be accessed through, the website are not part of this prospectus.

THE OFFERING

Class A common stock offered by us	12,500,000 shares of Class A common stock.

Class A common stock to be outstanding immediately after this offering	12,500,000 shares of Class A common stock. If all units of Manning & Napier Group, other than those held by us, were exchanged for shares of our Class A common stock immediately after the consummation of this offering, 88,900,000 shares of Class A common stock would be outstanding immediately after this offering.

Class B common stock to be outstanding immediately after this offering	1,000 shares of Class B common stock.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $186.0 million, based on an assumed initial public offering price of $16.00 per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us of approximately $14.0 million.

We intend to use approximately $41.6 million of the net proceeds from this offering to purchase Class A units of Manning & Napier Group from Manning & Napier Group, which in turn expects to use such net proceeds for general corporate purposes and strategic growth opportunities, including potential acquisitions and product seeding. Approximately one business day following the consummation of this offering, we intend to use approximately $140.9 million of the net proceeds from this offering to purchase Class A units of Manning & Napier Group held by M&N Group Holdings, which in turn expects to transfer such net proceeds to its members. William Manning, our current employees, including certain of our executive officers, and Richard Goldberg, directly and indirectly, collectively own 100% of the outstanding membership interests of M&N Group Holdings. The purchase price for each Class A unit will be equal to the price per share of our Class A common stock in this offering. The remaining net proceeds from this offering, or approximately $3.5 million, will be used by us for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” on page 19 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Voting rights	One vote per share of Class A common stock. The holder of our Class B common stock will control a majority of the vote on all matters submitted to a vote of stockholders.

Dividend policy

Upon the completion of this offering, we will have no material assets other than our ownership of Class A units of Manning & Napier Group. Accordingly, our ability to pay dividends will depend on distributions from Manning & Napier Group. We intend to cause

Manning & Napier Group to make distributions to us with available cash generated from its subsidiaries’ operations in an amount sufficient to cover any dividends we may pay. If Manning & Napier Group makes such distributions, M&N Group Holdings, MNCC and any other holders of its units generally will be entitled to receive equivalent distributions on a pro rata basis.

The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors. In determining the amount of any future dividends, our board of directors will take into account:

•	the financial results of Manning & Napier Group;

•	our available cash, as well as anticipated cash requirements, including any debt servicing;

•	our capital requirements and the capital requirements of our subsidiaries, including Manning & Napier Group;

•

contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by Manning & Napier Group to us, including the obligation of Manning & Napier Group to make tax distributions to its unitholders, including us;

•	general economic and business conditions; and

•	any other factors that our board of directors may deem relevant.

Following this offering, we intend to pay quarterly cash dividends. We expect that our first dividend will be paid in the second quarter of 2012 and will be approximately $0.16 per share of our Class A common stock. However, there is no assurance that sufficient cash will be available to pay any such dividends. See “Dividend Policy.”

Listing symbol	“MN”

The number of shares of our Class A common stock to be outstanding after the completion of this offering excludes 76,400,000 shares of Class A common stock reserved for issuance upon the exchange of units of Manning & Napier Group held by or that may be granted to M&N Group Holdings, MNCC or any other holders of units of Manning & Napier Group.

Unless otherwise indicated, all information in this prospectus assumes and reflects:

•	an initial public offering price of $16.00 per share, the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus; and

•	no exercise by the underwriters of their right to purchase up to an aggregate of 1,875,000 additional shares to cover overallotments, if any.

Summary Selected Historical and Pro Forma Combined Consolidated Financial Data

The following tables set forth summary selected historical combined consolidated financial data of the Manning & Napier Companies as of the dates and for the periods indicated. The summary selected combined consolidated statements of income data for the years ended December 31, 2008, 2009 and 2010, and the summary selected combined consolidated statements of financial condition data as of December 31, 2009 and 2010 have been derived from the Manning & Napier Companies’ audited combined consolidated financial statements included elsewhere in this prospectus. The summary selected combined consolidated statements of income data for the nine months ended September 30, 2010 and 2011 and the summary selected combined consolidated statement of financial condition as of September 30, 2011 have been derived from the Manning & Napier Companies’ unaudited combined consolidated financial statements included elsewhere in this prospectus. These unaudited combined consolidated financial statements have been prepared on substantially the same basis as our audited combined consolidated financial statements and include all adjustments that we consider necessary for a fair statement of our combined consolidated statements of income and financial condition for the periods and as of the dates presented therein. Our results for the nine months ended September 30, 2011 are not necessarily indicative of our results for a full fiscal year.

The following table also presents the summary selected unaudited pro forma combined consolidated financial data of Manning & Napier, to give effect to all of the transactions described under “Unaudited Pro Forma Combined Consolidated Financial Information,” including the reorganization transactions and this offering. You should read the following summary selected historical combined consolidated financial data of the Manning & Napier Companies and the unaudited pro forma financial information of Manning & Napier together with “Our Structure and Reorganization,” “Unaudited Pro Forma Combined Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined consolidated financial statements and related notes included elsewhere in this prospectus.

	Manning & Napier Companies					Manning & Napier, Inc.
	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Year Ended December 31,	Pro Forma Nine Months Ended September 30,
	2008	2009	2010	2010	2011	2010	2011
				(unaudited)		(unaudited)
	(in millions, except per share data)
Statements of income data:
Operating revenues
Investment management services revenues	$145.6	$162.7	$255.5	$182.0	$249.6	$255.5	$249.6

Total operating revenues	145.6	162.7	255.5	182.0	249.6	255.5	249.6

Operating expenses
Compensation and related costs	46.3	55.6	78.4	55.1	70.8	192.8 (1)	156.5 (1)
Sub-transfer agent and shareholder service costs	13.1	19.9	36.8	26.3	36.9	36.8	36.9
Other operating costs	20.7	22.3	25.3	18.2	25.2	25.3	25.2

Total operating expenses	80.1	97.8	140.5	99.6	132.9	254.9	218.6

Total operating income (loss)	65.5	64.9	115.0	82.4	116.7	0.6	31.0

Non-operating income (loss)
Interest expense on shares subject to mandatory redemption (2)	(6.7)	(10.0)	(61.2)	(47.7)	(42.7)	—	—
Interest expense	(0.1)	—	(0.1)	—	—	—	—
Interest and dividend income	0.6	0.1	0.1	—	—	0.1	0.1
Net capital gains (losses) on investments	0.1	(0.2)	—	—	—	—	—

Total non-operating income (loss)	(6.1)	(10.1)	(61.2)	(47.7)	(42.7)	0.1	0.1

Income (loss) before provision for income taxes	59.4	54.8	53.8	34.7	74.0	0.7	31.1
Provision for income taxes	0.4	0.4	0.7	0.6	0.8	6.3	6.7

Net income (loss)	$59.0	$54.4	$53.1	$34.1	$73.2	$(5.6)	$24.4

Less: net income (loss) attributable to noncontrolling interests						0.1	26.4

Net income (loss) attributable to Manning & Napier, Inc.						(5.7)	(2.0)

Per share data:
Net income (loss) per share attributable to Manning & Napier, Inc.						(0.46)	(0.16)
Weighted average shares used in basic and diluted net income per share						12,500,000	12,500,000

(1)	Upon the consummation of this offering, certain of the Manning & Napier Companies will modify the vesting terms related to the current ownership interests of our employees, including our named executive officers, other than William Manning. Such individuals will be entitled to 15% of their ownership interests upon the consummation of this offering, and 15% of their ownership interests over the subsequent three years. The remaining ownership interests will be subject to performance-based vesting over such three year period (subject to an initial two-year lockup period and other selling restrictions), to be determined by a vesting committee of MNA. Such new vesting terms will not result in dilution to the number of outstanding shares of our Class A common stock. As a result of such vesting requirements, we will recognize non-cash compensation charges through 2014. In addition, prior to the effectiveness of the registration statement of which this prospectus forms a part, each of Patrick Cunningham and James Mikolaichik were granted Class B units of Manning & Napier Group. As a result, we will recognize non-cash compensation charges through 2012 and 2014, respectively.

(2)	Within interest expense, we have recognized expenses related to a mandatory redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as non-cash interest expense. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer reflect in our financial statements non-cash interest expense or the liability related to such obligations.

	Manning & Napier Companies			Manning & Napier, Inc.
	As of December 31,		As of September 30,	Pro Forma as of September 30,
	2009	2010	2011	2011
			(unaudited)	(unaudited)
	(in millions)
Statements of financial condition data:
Total assets	$53.4	$68.3	$66.1	$184.1
Shares liability subject to mandatory redemption (1)	109.1	170.3	211.5	—
Total liabilities	136.7	212.1	249.0	99.4

(1)	Prior to this offering, we had a mandatory redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as non-cash interest expense. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer in our financial statements reflect non-cash interest expense or the liability related to such obligation.

	Manning & Napier Companies					Manning & Napier, Inc.
	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Year Ended December 31,	Pro Forma Nine Months Ended September 30,
	2008	2009	2010	2010	2011	2010	2011
	(in millions, except per share data)
Selected unaudited operating data:
Assets under management (1)	$16,231.4	$28,271.3	$38,841.7	$35,020.8	$38,768.8
Adjusted EBITDA (2)	66.7	65.8	116.4	83.5	117.5	116.6	117.7
Economic net income (2)						70.6	70.8
Economic net income per adjusted share (2)						0.80	0.79
Net client cash flows (3)	3,099.7	6,698.9	6,464.5	5,111.3	5,211.0
Market appreciation (depreciation) (4)	(5,664.0)	5,341.0	4,105.9	1,638.2	(5,283.9)

(1)	Reflects the amount of money we managed for our clients as of the last day of the period.

(2)	Our management uses non-GAAP financial measures to evaluate the profitability and efficiency of our business model. See page 17 of this prospectus for a reconciliation of these non-GAAP financial measures. Our non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

(3)	Reflects the amount of money our clients placed with us for management, and withdrew from our management, during the period, excluding appreciation (depreciation) due to market performance and fluctuations in exchange rates.

(4)	Represents the appreciation (depreciation) of the value of our AUM during the period due to market performance and fluctuations in exchange rates, as well as income, such as dividends, earned on AUM.

Our management uses Adjusted EBITDA, economic income and economic net income as financial measures to evaluate the profitability and efficiency of our business model. Adjusted EBITDA, economic income and economic net income are not presented in accordance with GAAP. Economic income excludes from income before provision for income taxes:

•	the non-cash interest expense associated with the liability for shares subject to mandatory redemption; and

•	the reorganization-related share-based compensation, which results in non-cash compensation expense reported over the vesting period.

Historically, Adjusted EBITDA has included adjustments for provision for income taxes, interest income and expense and depreciation and amortization. On a pro forma basis, Adjusted EBITDA also includes an adjustment for reorganization-related share based compensation. Economic net income is a non-GAAP measure of after-tax operating performance and equals our economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding Class A units and Class B units of Manning & Napier Group into our Class A common stock on a one-to-one basis. Therefore, all income (loss) of Manning & Napier Group allocated to the Class A units and Class B units of Manning & Napier Group is treated as if it were allocated to Manning & Napier. Economic net income per adjusted share is equal to economic net income divided by the weighted-average number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding is determined by assuming that all Class A units and Class B units of Manning & Napier Group are converted into our Class A common stock on a one-to-one basis. Our management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of our Class A common stock and to the holders of the Class A units and Class B units of Manning & Napier Group.

	Manning & Napier Companies					Manning & Napier, Inc.
	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Year Ended December 31,	Pro Forma Nine Months Ended September 30,
	2008	2009	2010	2010	2011	2010	2011
				(unaudited)		(unaudited)
	(dollar amounts in millions, except per share data)
Reconciliation of non-GAAP financial measures:
Net income (loss)	$59.0	$54.4	$53.1	$34.1	$73.2	$(5.6)	$24.4
Provision for income taxes	0.4	0.4	0.7	0.6	0.8	6.3	6.7

Income (loss) before provision for income taxes	59.4	54.8	53.8	34.7	74.0	0.7	31.1
Reorganization-related share-based compensation (1)						114.4	85.7
Interest expense on shares subject to mandatory redemption (2)	6.7	10.0	61.2	47.7	42.7

Economic income (3)	66.1	64.8	115.0	82.4	116.7	115.1	116.8

Interest expense	0.1	—	0.1	—	—	—	—
Interest and dividend income	(0.6)	(0.1)	(0.1)	—	—	0.1	0.1
Depreciation and amortization	1.1	1.1	1.4	1.1	0.8	1.4	0.8

Adjusted EBITDA	66.7	65.8	116.4	83.5	117.5	116.6	117.7

Economic income (3)	66.1	64.8	115.0	82.4	116.7	115.1	116.8
Adjusted income taxes (4)						44.5	46.0

Economic net income						70.6	70.8

Reconciliation of non-GAAP per share financial measures:
Net income (loss) per share						$(0.06)	$0.27
Provision for income taxes per share						0.07	0.08

Income (loss) before provision for income taxes per share						0.01	0.35
Reorganization-related share-based compensation per share (1)						1.29	0.96

Economic income per share						1.30	1.31

Adjusted income taxes per share (4)						0.50	0.52

Economic net income per adjusted share						$0.80	$0.79

Weighted average basic and diluted shares of Class A common stock outstanding						12,500,000	12,500,000
Weighted average Class A units and Class B units						76,400,000	76,400,000

Weighted average adjusted Class A common stock outstanding (5)						88,900,000	88,900,000

Operating revenue	$145.6	$162.7	$255.5	$182.0	$249.6	$255.5	$249.6

Net income (loss) margin percentage	40.5%	33.4%	20.8%	18.7%	29.3%	(2.2%)	9.8%
Economic income margin percentage	45.4%	39.8%	45.0%	45.3%	46.8%	45.0%	46.8%
Adjusted EBITDA margin percentage	45.8%	40.4%	45.6%	45.9%	47.1%	45.6%	47.2%
Economic net income margin percentage						27.6%	28.4%

(1)	Upon the consummation of this offering, certain of the Manning & Napier Companies will modify the vesting terms related to the current ownership interests of our employees, including our named executive officers, other than William Manning. Such individuals will be entitled to 15% of their ownership interests upon the consummation of this offering, and 15% of their ownership interests over the subsequent three years. The remaining ownership interests will be subject to performance-based vesting over such three year period (subject to an initial two-year lockup period and other selling restrictions), to be determined by a vesting committee of MNA. Such new vesting terms will not result in dilution to the number of outstanding shares of our Class A common stock. As a result of such vesting requirements, we will recognize non-cash compensation charges through 2014. In addition, prior to the effectiveness of the registration statement of which this prospectus forms a part, each of Patrick Cunningham and James Mikolaichik were granted Class B units of Manning & Napier Group. As a result, we will recognize non-cash compensation charges through 2012 and 2014, respectively.

(2)	Within interest expense, we have recognized expenses related to a mandatory redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as non-cash interest expense. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer reflect in our financial statements non-cash interest expense or the liability related to such obligation.

(3)	The executives and other shareholders of the Manning & Napier Companies set forth below were allocated economic income for the periods indicated based on their pro rata ownership of the Manning & Napier Companies as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
	(unaudited)
	(in millions)
William Manning	$44.1	$42.7	$76.2	$54.5	$77.2
Patrick Cunningham	1.4	1.3	2.3	1.6	2.3
Jeffrey S. Coons	1.4	1.3	2.3	1.6	2.3
B. Reuben Auspitz	4.9	4.7	8.3	6.0	8.4
Charles H. Stamey	1.4	1.3	2.3	1.6	2.3
Beth H. Galusha	0.3	0.3	0.6	0.4	0.6
Other shareholders	12.6	13.2	23.0	16.7	23.6

Economic income	$66.1	$64.8	$115.0	$82.4	$116.7

(4)	Represents an estimate of income tax expense by assuming the conversion of all Class A units and Class B units of Manning & Napier Group into our Class A common stock on a one-to-one basis. Therefore, all income (loss) of Manning & Napier Group allocated to the Class A units and Class B units of Manning & Napier Group is treated as if it were allocated to Manning & Napier, exclusive of any impacts from the tax receivable agreement with Manning & Napier Group, M&N Group Holdings and MNCC. See below for a reconciliation of the pro forma income tax provision calculated in the Article 11 pro forma financial statements included in this prospectus to adjusted income taxes used in this non-GAAP measure:

	Pro Forma Year Ended December 31,	Pro Forma Nine Months Ended September 30,
	2010	2011
	(unaudited)
	(in millions)
Pro Forma provision for income taxes (i)	$6.3	$6.7
Income tax provision on net income attributable to the non-controlling interests (ii)	38.2	39.3

Adjusted income taxes (iii)	$44.5	$46.0

(i)	As described in the Article 11 pro forma financial statements included in this prospectus, as flow through entities, the Manning & Napier Companies were not historically subject to income taxes. An adjustment has been made to include assumed taxes at an effective tax rate of 899.4% and 21.4% for the twelve months ended December 31, 2010 and nine months ended September 30, 2011, respectively, reflecting assumed federal, state and local income taxes. The difference in the effective tax rate as compared to the U.S. federal income tax rate of 35% is primarily driven by non-cash compensation charges for which we will not receive a benefit.
(ii)	Represents an estimate of income tax expense on the net income attributable to the non-controlling interests as these earnings are not subject to corporate level taxes.
(iii)	Represents an estimate of income tax expense at an effective tax rate of 38.7% and 39.4% for the twelve months ended December 31, 2010 and nine months ended September 30, 2011, respectively, reflecting assumed federal, state and local income taxes.

(5)	Represents the adjusted number of our Class A common shares outstanding by assuming the conversion of all Class A units and Class B units of Manning & Napier Group into our Class A common stock on a one-to-one basis.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision to invest in shares of our Class A common stock. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have an adverse impact on our business, results of operations, financial condition and cash flows. If any of the following risks develops into an actual event, the trading price of our Class A common stock could decline, and you could lose all or part of your investment.

Risks Related to our Business

Our revenues are dependent on the market value and composition of our AUM, all of which are subject to fluctuation due to factors outside of our control.

We derive the majority of our revenue from investment management fees, typically calculated as a percentage of the market value of our AUM. As a result, our revenues are dependent on the value and composition of our AUM, all of which are subject to fluctuation due to many factors, including:

•

Declines in prices of securities in our portfolios. The prices of the securities held in the portfolios we manage may decline due to any number of factors beyond our control, including, among others, declining stock or commodities markets, a general economic downturn, political uncertainty or acts of terrorism. The U.S. and global financial markets experienced extreme disruption in 2008 and the first quarter of 2009 and continue to be subject to an unusual amount of uncertainty and instability. Current conditions affecting the global financial markets include persistently high unemployment rates in the United States, continued weakness in many real estate markets, increased austerity measures by several European governments, regional turmoil in the Middle East, growing debt loads for many national and other governments and uncertainty about the consequences of governments discontinuing fiscal stimulus measures. Such factors could cause an unusual degree of volatility and price declines for securities in the portfolios we manage.

•

Redemptions and other withdrawals. Our investors generally may withdraw their funds at any time, on very short notice and without any significant penalty. A substantial portion of our revenue is derived from investment advisory agreements that are terminable by clients upon short notice or no notice and investors in the mutual funds we advise can redeem their investments in those funds at any time without prior notice. Our growth in AUM in recent years has included new clients and portfolios that may not have the same client retention characteristics as we have experienced in the past. In addition, in a declining stock market, the pace of redemptions could accelerate.

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Investment performance. If our portfolios perform poorly, even over the short-term, as compared with our competitors or applicable third-party benchmarks, or the rankings of mutual funds we manage decline, we may lose existing AUM and have difficulty attracting new assets.

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Declines in fixed income markets. For fixed income investments, the value of our AUM may decline as a result of changes in interest rates, available liquidity in the markets in which a security trades, an issuer’s actual or perceived creditworthiness, or an issuer’s ability to meet its obligations.

If any of these factors cause a decline in our AUM, it would result in lower investment management fees. If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced and our business will be adversely affected.

The loss of key investment professionals or members of our senior management team could have an adverse effect on our business.

We depend on the skills and expertise of qualified investment professionals and our success depends on our ability to retain key employees, including members of our senior management team. Our investment professionals possess substantial experience in investing and have been primarily responsible for the historically strong investment performance we have achieved. We particularly depend on our Senior Research Group, which is a team of ten senior analysts who manage our portfolios, and our executive management team, which is a group of five individuals led by Patrick Cunningham, our chief executive officer. The loss of any of these key individuals could limit our ability to successfully execute our business strategy and could have an adverse effect on our business.

Any of our investment or management professionals may resign at any time, subject to various covenants not to compete with us. In addition, employee-owners are subject to additional covenants not to compete. We do not carry any key man insurance on any employees at this time.

Competition for qualified investment, management, marketing and client service professionals is intense and we may fail to successfully attract and retain qualified personnel in the future. Our ability to attract and retain these personnel will depend heavily on the amount and structure of compensation and opportunities for equity ownership we offer. In connection with our transition to a public company, we intend to implement a compensation structure that uses a combination of cash and equity-based incentives as appropriate. We intend for overall compensation levels to remain commensurate with amounts paid to our named executive officers and other key employees in the past. However, our compensation may not be effective to recruit and retain the personnel we need, especially if our equity-based compensation does not return significant value to employees. Any cost-reduction initiative or adjustments or reductions to compensation could negatively impact our ability to retain key personnel. In addition, changes to our management structure, corporate culture and corporate governance arrangements, including the changes associated with, and resulting from, our reorganization and this offering, could negatively impact our ability to retain key personnel.

We derive substantially all of our revenues from contracts and relationships that may be terminated upon short or no notice.

We derive substantially all of our revenues from investment advisory and sub-advisor agreements, all of which are terminable by clients upon short notice or no notice and without any significant penalty. Our investment management agreements with mutual funds, as required by law, are generally terminable by the funds’ board of directors or a vote of the majority of the funds’ outstanding voting securities on not more than 60 days’ written notice. After an initial term, each fund’s investment management agreement must be approved and renewed annually by such fund’s board, including by its independent members. In addition, all of our separate account clients and some of the pooled investment vehicles, including mutual funds, that we sub-advise have the ability to re-allocate all or any portion of the assets that we manage away from us at any time with little or no notice. These investment management agreements and mutual fund and collective investment trust client relationships may be terminated or not renewed for any number of reasons. The decrease in revenues that could result from the termination of a material client relationship or group of client relationships could have an adverse effect on our business.

We may be required to reduce the fees we charge, or our fees may decline due to changes in our AUM composition, which could have an adverse effect on our profit margins and results of operations.

Our current fee structure may be subject to downward pressure due to a variety of factors, including a trend in recent years toward lower fees in the investment management industry. We may be required to reduce fees with respect to both the separate accounts we manage and the mutual funds we advise. In addition, we may charge lower fees to attract future new business as compared to our existing business, which may result in us having to reduce our fees with respect to our existing business accordingly. The investment management agreements pursuant to which we advise mutual funds are terminable on short notice and, after an initial term, are subject to an annual process of review and renewal by the funds’ boards. As part of that annual review process, the fund board considers, among other things, the level of compensation that the fund has been paying us for our services, and that process may result in the renegotiation of our fee structure or increase our obligations, thus increasing the cost of our performance. Further, in recent periods our average fee rate has been declining due to higher average separately managed account sizes triggered by market appreciation and new separately managed account clients. Any fee reductions on existing or future new business could have an adverse effect on our profit margins and results of operations.

Several of our portfolios involve investing principally in the securities of non-U.S. companies, which involve foreign currency exchange risk, and tax, political, social and economic uncertainties and risks.

As of September 30, 2011, approximately 37% of our AUM across all of our portfolios was invested in securities of non-U.S. companies. Fluctuations in foreign currency exchange rates could negatively affect the returns of our clients who are invested in these strategies. In addition, an increase in the value of the U.S. dollar relative to non-U.S. currencies is likely to result in a decrease in the U.S. dollar value of our AUM, which, in turn, could result in lower revenue since we report our financial results in U.S. dollars.

Investments in non-U.S. issuers may also be affected by tax positions taken in countries or regions in which we are invested as well as political, social and economic uncertainty, particularly as a result of the recent decline in global economic conditions. Declining tax revenues may cause governments to assert their ability to tax the local gains and/or income of foreign investors (including our clients), which could adversely affect clients’ interests in investing outside their home markets. Many financial markets are not as developed, or as efficient, as the U.S. financial markets and, as a result, those markets may have limited liquidity and higher price volatility and lack established regulations. Liquidity may also be adversely affected by political or economic events, government policies, social or civil unrest within a particular country, and our ability to dispose of an investment may also be adversely affected if we increase the size of our investments in smaller non-U.S. issuers. Non-U.S. legal and regulatory environments, including financial accounting standards and practices, may also be different, and there may be less publicly available information about such companies. These risks could adversely affect the performance of our strategies that are invested in securities of non-U.S. issuers and may be particularly acute in the emerging or less developed markets in which we invest.

We derive a substantial portion of our revenues from our Core Non-U.S. Equity portfolios.

As of September 30, 2011, approximately 32% of our AUM were invested in our Core Non-U.S. Equity portfolios. As a result, a substantial portion of our operating results depends upon the performance of our Core Non-U.S. Equity portfolios, and our ability to retain client assets in such portfolios. If a significant portion of the investors in our Core Non-U.S. Equity portfolios decide to withdraw their investments or terminate their investment management agreements for any reason, including poor investment performance or adverse market conditions, our revenues from these portfolios would decline, which could have an adverse effect on our earnings and financial condition.

The investment performance and/or the growth of our AUM may be constrained if appropriate investment opportunities are not available or if we close certain of our portfolios.

Our ability to deliver strong investment performance depends in large part on our ability to identify appropriate investment opportunities in which to invest client assets. If we are unable to identify sufficient appropriate investment opportunities for existing and new client assets on a timely basis, our investment performance could be adversely affected. The risk that sufficient appropriate investment opportunities may be unavailable is influenced by a number of factors, including general market conditions, and is likely to increase as and if our AUM increases, particularly if these increases occur very rapidly.

If we determine that sufficient investment opportunities are not available for some or all of our portfolios, or we believe that in order to remain competitive or continue to produce attractive returns from some or all of our portfolios we should limit the growth of those strategies, as we have done in the past, we may choose to limit the growth of the portfolio by limiting the rate at which we accept additional client assets for management under the portfolio, closing the portfolio to all or substantially all new investors or otherwise taking action to limit the flow of assets into the portfolio. If we misjudge the point at which it would be optimal to limit access to or close a portfolio, the investment performance of the portfolio could be negatively impacted. In addition, if we close access to a portfolio, we may offer a new portfolio to our clients, but we cannot guarantee that such new portfolio will attract clients or perform in a manner consistent with the closed portfolio. Limiting access to or closing a portfolio, while designed to enable us to remain competitive or continue to produce attractive returns, may be seen by some investors in our Class A common stock solely as a loss of revenue growth opportunities in the short-term, which could lead to a decrease in the value of our Class A common stock and a loss on your investment.

The significant growth we have experienced over the past nine years has been and may continue to be difficult to sustain, and we may have difficulty managing our growth effectively.

Our AUM have increased from $6.4 billion as of December 31, 2002 to $38.8 billion as of September 30, 2011. The rapid growth in our AUM represents a significant rate of growth that has been and may continue to be difficult to sustain. In particular, as the absolute amount of our AUM increases, it will be more difficult to maintain levels of growth similar to those we have experienced in the past. The future growth of our business will depend on, among other things:

•	our ability to retain key investment professionals;

•	our ability to attract investment professionals as necessary;

•	our ability to devote sufficient resources to maintaining existing portfolios and to selectively develop new portfolios;

•	our success in achieving superior investment performance from our portfolios;

•	our ability to maintain and extend our distribution capabilities;

•	our ability to deal with changing market conditions;

•	our ability to maintain adequate financial and business controls; and

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our ability to comply with new legal and regulatory requirements arising in response to both the increased sophistication of the investment management industry and the significant market and economic events of the last few years.

Unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our future profitability will be adversely affected. In addition, failure to successfully diversify into new asset classes may adversely affect our growth strategy and our future profitability.

Our portfolios may not obtain attractive returns under certain market conditions or at all.

The goal of our investment process is to provide competitive absolute returns over full market cycles. Accordingly, our portfolios may not perform well as compared to benchmarks or other investment managers’ strategies during certain periods of time or under certain market conditions, including periods of market uncertainty and volatility similar to what we have experienced in recent months. Short-term underperformance may negatively affect our ability to retain clients and attract new clients. We are likely to be most out of favor when the markets are running on positive or negative price momentum and market prices become disconnected from underlying investment fundamentals, as was the case during the late 1990s as the technology market and mega cap stocks fueled the broad market upward. During and shortly following such periods of relative under performance, we are likely to see our highest levels of client turnover, even if our absolute returns are positive. Loss of client assets and the failure to attract new clients could adversely affect our revenues and growth.

The historical returns of our existing portfolios may not be indicative of their future results or of the portfolios we may develop in the future.

We have presented the historical returns of our existing portfolios under “Business—Our Competitive Strengths—Track Record of Consistent Investment Excellence through Multiple Market Cycles.” The historical returns of our portfolios and the ratings and rankings we or the mutual funds that we advise have received in the past should not be considered indicative of the future results of these portfolios or of any other portfolios that we may develop in the future. The investment performance we achieve for our clients varies over time and the variance can be wide. The ratings and rankings we or the mutual funds we advise have received are typically revised monthly. The historical performance and ratings and rankings included in this prospectus are as of September 30, 2011 and for periods then ended except where otherwise stated. The performance we have achieved and the ratings and rankings received at subsequent dates and for subsequent periods may be higher or lower and the difference could be material. Our portfolios’ returns have benefited during some periods from investment opportunities and positive economic and market conditions. In other periods, such as in 2008 and the first quarter of 2009, general economic and market conditions have negatively affected our portfolios’ returns. These negative conditions may occur again, and in the future we may not be able to identify and invest in profitable investment opportunities within our current or future portfolios.

We depend on third-party distribution sources to market our portfolios and access our client base.

Our ability to attract additional assets to manage is dependent on our access to third-party intermediaries. We gain access to mutual fund investors and some retail and institutional clients through third parties, including mutual fund platforms and financial intermediaries. As of September 30, 2011, the largest relationship we have with a third party represents 5.3% of our total AUM and the mutual fund platform representing the largest portion of our fund assets represents an additional 5.7% of our total AUM. We compensate most of the intermediaries through which we gain access to investors in our mutual funds by paying fees, most of which are based on a percentage of assets invested in our mutual funds through that intermediary and with respect to which that intermediary provides services. These distribution sources and client bases may not continue to be accessible to us on terms we consider commercially reasonable, or at all. Limiting or the total absence of such access could have an adverse effect on our results of operations. Many of these consultants review and evaluate our products and our firm from time to time. Poor reviews or evaluations of a particular product, portfolio or us as an investment management firm may result in client withdrawals or may impair our ability to attract new assets through these intermediaries. In addition, the recent economic downturn and consolidation in the broker-dealer industry may lead to reduced distribution access and increases in fees we are required to pay to intermediaries. If such increased fees should be required, refusal to pay them could restrict our access to those client bases while paying them could adversely affect our profitability.

Our efforts to establish new portfolios or new products or services may be unsuccessful and could negatively impact our results of operations and our reputation.

As part of our growth strategy, we may seek to take advantage of opportunities to develop new portfolios consistent with our philosophy of managing portfolios to meet our clients’ objectives and using a team investment approach. The costs associated with establishing a new portfolio initially likely will exceed the revenues that the portfolio generates. If any such new portfolio performs poorly or fails to attract sufficient assets to manage, our results of operations could be negatively impacted. Further, a new portfolio’s poor performance may negatively impact our reputation and the reputation of our other portfolios within the investment community. In addition, we have developed and may seek from time to time to develop new products and services to take advantage of opportunities involving technology, insurance, participant and plan sponsor education and other products beyond investment management. The development of these products and services could involve investment of financial and management resources and may not be successful in developing client relationships, which could have an adverse effect on our business. The cost to develop these products initially will likely exceed the revenue they generate. If establishing new portfolios or offering new products or services requires hiring new personnel, to the extent we are unable to recruit and retain sufficient personnel, we may not be successful in further diversifying our portfolios, client assets and business, which could have an adverse effect on our business and future prospects.

Our failure to comply with investment guidelines set by our clients, including the boards of mutual funds, and limitations imposed by applicable law, could result in damage awards against us and a loss of our AUM, either of which could adversely affect our reputation, results of operations or financial condition.

When clients retain us to manage assets on their behalf, they generally specify certain guidelines regarding investment allocation that we are required to follow in managing their portfolios. In addition, the boards of mutual funds we manage generally establish similar guidelines regarding the investment of assets in those funds. We are also required to invest the mutual funds’ assets in accordance with limitations under the U.S. Investment Company Act of 1940, as amended, or the 1940 Act, and applicable provisions of the Internal Revenue Code of 1986, as amended, or the Code. Other clients, such as plans subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or non-U.S. funds, require us to invest their assets in accordance with applicable law. Our failure to comply with any of these guidelines and other limitations could result in losses to clients or investors in our products which, depending on the circumstances, could result in our obligation to make clients whole for such losses. If we believed that the circumstances did not justify a reimbursement, or clients believed the reimbursement we offered was insufficient, clients could seek to recover damages from us, withdraw assets from our products or terminate their investment management agreement with us. Any of these events could harm our reputation and adversely affect our business.

A change of control of our company could result in termination of our investment advisory agreements.

Under the 1940 Act, each of the investment advisory agreements for Securities and Exchange Commission, or SEC, registered mutual funds that our affiliate, MNA, advises automatically terminates in the event of its assignment, as defined under the 1940 Act. If such an assignment were to occur, MNA could continue to act as adviser to any such fund only if that fund’s board of directors and stockholders approved a new investment advisory agreement, except in the case of certain of the funds that we sub-advise for which only board approval would be necessary. In addition, under the U.S. Investment Advisers Act of 1940, as amended, or the Advisors Act, each of the investment advisory agreements for the separate accounts we manage may not be assigned without the consent of the client. An assignment may occur under the 1940 Act and the Advisers Act if, among other things, MNA undergoes a change of control. In certain other cases, the investment advisory agreements for the separate accounts we manage require the consent of the client for any assignment. If such an assignment occurs, we cannot be certain that MNA will be able to obtain the necessary approvals from the boards and stockholders of the mutual funds that it advises or the necessary consents from separate account clients.

Operational risks may disrupt our business, result in losses or limit our growth.

We are heavily dependent on the capacity and reliability of the communications, information and technology systems supporting our operations, whether developed, owned and operated by us or by third parties. Operational risks such as trading or operational errors or interruption of our financial, accounting, trading, compliance and other data processing systems, whether caused by fire, natural disaster or pandemic, power or telecommunications failure, act of terrorism or war or otherwise, could result in a disruption of our business, liability to clients, regulatory intervention or reputational damage, and thus adversely affect our business. Some types of operational risks, including, for example, trading errors, may be increased in periods of increased volatility, which can magnify the cost of an error. Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate, and the fact that we operate our business out of multiple physical locations may make such failures and interruptions difficult to address on a timely and adequate basis. As and if our client base, number of portfolios and/or physical locations increase, developing and maintaining our operational systems and infrastructure may become increasingly challenging, which could constrain our ability to expand our business. Any upgrades or expansions to our operations or technology to accommodate increased volumes of transactions or otherwise may require significant expenditures and may increase the probability that we will suffer system degradations and failures. In addition, if we are unsuccessful in executing any such upgrades or expansions, we may instead have to hire additional employees, which could increase operational risk due to human error. We also depend on our headquarters in Fairport, New York, where a majority of our employees, administration and technology resources are located, for the continued operation of our business. Any significant disruption to our headquarters could have an adverse effect on our business.

We depend on third-party service providers for services that are important to our business, and an interruption or cessation of such services by any such service providers could have an adverse effect on our business.

We depend on a number of service providers, including custodial and clearing firms, and vendors of communications and networking products and services. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient manner or that they will be able to adequately expand their services to meet our needs. An interruption or malfunction in or the cessation of an important service by any third-party and our inability to make alternative arrangements in a timely manner, or at all, could have an adverse impact on our business, financial condition and operating results.

Employee misconduct could expose us to significant legal liability and reputational harm.

We operate in an industry in which integrity and the confidence of our clients are of critical importance. Accordingly, if any of our employees engage in illegal or suspicious activities or other misconduct, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial condition, client relationships and ability to attract new clients. For example, our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, even if inadvertently, we could suffer serious harm to our reputation, financial condition and current and future business relationships. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not always be effective. In addition, the SEC recently has increased its scrutiny of the use of non-public information obtained from corporate insiders by professional investors. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in an adverse effect on our reputation and our business.

Improper disclosure of personal data could result in liability and harm our reputation.

We and our service providers store and process personal client information. It is possible that the security controls, training and other processes over personal data may not prevent the improper disclosure of client information. Such disclosure could harm our reputation as well and subject us to liability, resulting in increased costs or loss of revenue.

Failure to properly address conflicts of interest could harm our reputation, business and results of operations.

As we expand the scope of our business and our client base, we must continue to monitor and address any conflicts between our interests and those of our clients. The SEC and other regulators have increased their scrutiny of potential conflicts of interest, and we have implemented procedures and controls that we believe are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and if we fail, or appear to fail, to deal appropriately with conflicts of interest, we could face reputational damage, litigation or regulatory proceedings or penalties, any of which could adversely affect our reputation, business and results of operations.

If our techniques for managing risk are ineffective, we may be exposed to material unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation, or as a result of the lack of adequate, accurate or timely information or otherwise. If our risk management efforts are ineffective, we could suffer losses that could have an adverse effect on our financial condition or operating results. Additionally, we could be subject to litigation, particularly from our clients, and sanctions or fines from regulators. Our techniques for managing risks in client portfolios may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate.

The cost of insuring our business is substantial and may increase.

Our insurance costs are substantial and can fluctuate significantly from year to year. In addition, certain insurance coverage may not be available or may only be available at prohibitive costs. As we renew our insurance policies, we may be subject to additional costs resulting from rising premiums, the assumption of higher deductibles or co-insurance liability and, to the extent certain of our mutual funds purchase separate director and officer or errors and omissions liability coverage, an increased risk of insurance companies disputing responsibility for joint claims. In addition, we intend to obtain additional liability insurance for our directors and officers in connection with this offering. Higher insurance costs and incurred deductibles, as with any expense, would reduce our net income.

We may elect to pursue growth in the United States and abroad through acquisitions or joint ventures, which would expose us to risks inherent in assimilating new operations, expanding into new jurisdictions, and making non-controlling minority investments in other entities.

In order to maintain and enhance our competitive position, we may review and pursue acquisition and joint venture opportunities. We cannot assure we will identify and consummate any such transactions on acceptable terms or have sufficient resources to accomplish such a strategy. In addition, any strategic transaction can involve a number of risks, including:

•	additional demands on our staff;

•	unanticipated problems regarding integration of investor account and investment security recordkeeping, operating facilities and technologies, and new employees;

•	adverse effects in the event acquired intangible assets or goodwill become impaired;

•	the existence of liabilities or contingencies not disclosed to or otherwise known by us prior to closing such a transaction; and

•	dilution to our public stockholders if we issue shares of our Class A common stock, or units of Manning & Napier Group with exchange rights, in connection with future acquisitions.

Risks Related to our Industry

We are subject to extensive regulation.

We are subject to extensive regulation for our investment management business and operations, including regulation by the SEC under the 1940 Act and the Advisers Act, by the U.S. Department of Labor under ERISA, and by the Financial Industry Regulatory Authority, Inc., or FINRA. The U.S. mutual funds we advise are registered with and regulated by the SEC as investment companies under the 1940 Act. The Advisers Act imposes numerous obligations on investment advisers including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities. The 1940 Act imposes similar obligations, as well as additional detailed operational requirements, on registered investment companies, which must be adhered to by their investment advisers. The U.S. mutual funds that we advise and our broker-dealer subsidiary are each subject to the USA PATRIOT Act of 2001, which requires them to know certain information about their clients and to monitor their transactions for suspicious financial activities, including money laundering. The U.S. Office of Foreign Assets Control, or OFAC, has issued regulations requiring that we refrain from doing business, or allow our clients to do business through us, in certain countries or with certain organizations or individuals on a list maintained by the U.S. government. In addition, Manning & Napier Benefits, LLC is a registered insurance broker with the New York State Insurance Department and, as such, is subject to various insurance and health-related rules and regulations.

Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of our registration as an investment adviser. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation, result in withdrawal by our clients from our products and impede our ability to retain clients and develop new client relationships, which may reduce our revenues.

We face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or be prohibited from engaging in some of our business activities. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us, and are not designed to protect our stockholders. Accordingly, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements.

The regulatory environment in which we operate is subject to continual change, and regulatory developments designed to increase oversight could adversely affect our business.

The legislative and regulatory environment in which we operate has undergone significant changes in the recent past. We believe that significant regulatory changes in our industry are likely to continue on a scale that exceeds the historical pace of regulatory change, which is likely to subject industry participants to additional, more costly and generally more punitive regulation. For example, on July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, was enacted. Dodd-Frank introduces considerable changes to financial industry regulation, which could impact our business in significant ways. These new laws and regulations can be expected to place greater compliance and administrative burdens on us, which likely will increase our expenses without increasing our revenues. However, many of Dodd-Frank’s provisions require the adoption of regulations by various federal agencies and departments and it is difficult to predict all of the effects Dodd-Frank may have on us until final rules have been adopted.

New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to us and our clients could adversely affect our business. Our ability to function in this environment will depend on our ability to constantly monitor and promptly react to legislative and regulatory changes. There have been a number of highly publicized regulatory inquiries that have focused on the investment management industry. These inquiries already have resulted in increased scrutiny of the industry and new rules and regulations for mutual funds and investment managers. This regulatory scrutiny may limit our ability to engage in certain activities that might be beneficial to our shareholders. Further, adverse results of regulatory investigations of mutual fund, investment advisory and financial services firms could tarnish the reputation of the financial services industry generally and mutual funds and investment advisers more specifically, causing investors to avoid further fund investments or redeem their account balances. Redemptions would decrease our AUM, which would reduce our advisory revenues and net income.

In addition, recently there has been intense public and regulatory interest in 401(k) plan fees and expenses. Lawsuits have been brought against plan sponsors and service providers charging that they breached their fiduciary duties related to such fees and expenses, and the U.S. Department of Labor has imposed substantial additional fee disclosure requirements. These developments may adversely affect our business.

Further, as a result of the recent economic downturn, acts of serious fraud in the investment management industry and perceived lapses in regulatory oversight, U.S. and non-U.S. governmental and regulatory authorities may increase regulatory oversight of our business. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations, as well as by U.S. courts. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

The investment management industry is intensely competitive.

The investment management industry is intensely competitive, with competition based on a variety of factors, including investment performance, investment management fee rates, continuity of investment professionals and client relationships, the quality of services provided to clients, corporate positioning and business reputation, continuity of selling arrangements with intermediaries and differentiated products. A number of factors, including the following, serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources, more comprehensive name recognition and more personnel than we do;

•	potential competitors have a relatively low cost of entering the investment management industry;

•	the recent trend toward consolidation in the investment management industry, and the securities business in general, has served to increase the size and strength of a number of our competitors;

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some investors may prefer to invest with an investment manager that is not publicly traded based on the perception that a publicly traded asset manager may focus on the manager’s own growth to the detriment of investment performance for clients;

•	some competitors may invest according to different investment styles or in alternative asset classes that the markets may perceive as more attractive than the portfolios we offer;

•	some competitors may have more attractive investment returns due to current market conditions;

•	some competitors may operate in a different regulatory environment than we do, which may give them certain competitive advantages in the investment products and portfolio structures that they offer;

•	other industry participants, hedge funds and alternative asset managers may seek to recruit our investment professionals; and

•	some competitors charge lower fees for their investment services than we do.

If we are unable to compete effectively, our revenues could be reduced and our business could be adversely affected.

The investment management industry faces substantial litigation risks, which could adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

We depend to a large extent on our network of relationships and on our reputation to attract and retain client assets. If a client is not satisfied with our services, its dissatisfaction may be more damaging to our business than client dissatisfaction would be to other types of businesses. We make investment decisions on behalf of our clients that could result in substantial losses to them. If our clients suffer significant losses, or are otherwise dissatisfied with our services, we could be subject to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, breach of contract, unjust enrichment and/or fraud. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time, even after an action has been commenced. We may incur significant legal expenses in defending against litigation whether or not we engaged in conduct as a result of which we might be subject to legal liability. Substantial legal liability or significant regulatory action against us could adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

Catastrophic and unpredictable events could have an adverse effect on our business.

A terrorist attack, war, power failure, cyber-attack, natural disaster or other catastrophic or unpredictable event could adversely affect our future revenues, expenses and earnings by:

•	decreasing investment valuations in, and returns on, the assets that we manage;

•	causing disruptions in national or global economies that decrease investor confidence and make investment products generally less attractive;

•	interrupting our normal business operations;

•	sustaining employee casualties, including loss of our key members of our senior management team or our investment team;

•	requiring substantial expenditures and expenses to repair, replace and restore normal business operations; and

•	reducing investor confidence.

We have a disaster recovery plan to address certain contingencies, but we cannot be assured that this plan will be sufficient in responding or ameliorating the effects of all disaster scenarios. If our employees or vendors we rely upon for support in a catastrophic event are unable to respond adequately or in a timely manner, we may lose clients resulting in a decrease in AUM which may have an adverse effect on revenues and net income.

Risks Related to Our Structure and the Reorganization

Control of a majority of the combined voting power of our capital stock by William Manning, and ownership of approximately 86.9% of Manning & Napier Group’s ownership interests by our existing owners, including William Manning, may give rise to conflicts of interest; failure to properly address these or other conflicts of interests could harm our reputation, business and results of operations.

Immediately after the consummation of this offering, William Manning will hold a majority of the combined voting power of our capital stock through his ownership of 100% of our outstanding Class B common stock. Accordingly, William Manning, acting alone, will have the ability to approve or disapprove substantially all transactions and other matters submitted to a vote of shareholders, including those relating to the tax receivable agreement, the exchange agreement and other material corporate transactions, such as a merger, consolidation, dissolution or sale of all or substantially all of our assets, the issuance or redemption of certain additional equity interests, and the election of directors. These voting and class approval rights may enable William Manning to consummate transactions that may not be in the best interests of holders of our Class A common stock or, conversely, prevent the consummation of transactions that may be in the best interests of holders of our Class A common stock. In addition, although he will have voting control of Manning & Napier, all of William Manning’s economic interests in us will be in the form of his indirect interests in Manning & Napier Group, the payments he may receive from Manning & Napier under the tax receivable agreement, and the proceeds he may receive as a result of M&N Group Holdings and MNCC exchanging the interests attributable to him in Manning & Napier Group for cash or, at our election, shares of our Class A common stock and, in the case of exchanges for shares of our Class A common stock, from selling such Class A common stock. As a result, William Manning’s economic interests may conflict with the interests of Manning & Napier and its public stockholders.

Immediately after the reorganization transactions and the consummation of this offering, our existing owners, including William Manning, will indirectly hold, through their ownership of M&N Group Holdings and MNCC, approximately 86.9% of the ownership interests in Manning & Napier Group which, as discussed elsewhere in this prospectus, is our sole source of revenue. M&N Group Holdings and MNCC are entities controlled by William Manning, who, through his ownership of M&N Group Holdings and MNCC will, immediately following the reorganization transactions and the consummation of this offering, indirectly own a total of 66.13% of the ownership interests in Manning & Napier Group. All of the other owners of interests in M&N Group Holdings and MNCC are current employees of ours, including our executive officers. Further, such employees have the right to cause M&N Group Holdings and MNCC to exchange their indirect interests in Manning & Napier Group for cash or shares of our Class A common stock. If they exercise this right in sufficient amounts, receive shares of our Class A common stock and do not resell such shares, it is possible that after the cancellation of our Class B common stock (as described under “Description of Capital Stock–Class B Common Stock”), these employees may control us. The interests of these existing owners may conflict with our interests and the interests of the holders of our Class A common stock. Decisions of our existing owners with respect to Manning & Napier Group, including those relating to the tax receivable agreement, the exchange agreement and the structuring of future transactions, may take into consideration these existing owners’ tax or other considerations even where no similar benefit would accrue to us or the holders of our Class A common stock.

In addition, as we expand the scope of our business and our client base, we may have conflicts between our interests, those of the holders of our Class A common stock and those of our clients and fund investors. The SEC and other regulators have increased their scrutiny of potential conflicts of interest, and we have implemented procedures and controls that we believe are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and if we fail, or appear to fail, to deal appropriately with conflicts of interest, we could face reputational damage, litigation or regulatory proceedings or penalties, any of which may adversely affect our results of operations.

We will recognize substantial non-cash compensation expense through 2014, which is likely to cause our net income to be negative for 2011 and 2012.

Upon the consummation of this offering, certain of the Manning & Napier Companies will adopt new vesting terms related to the current ownership interests of our employees, including our named executive officers, other than William Manning. As a result, we will be required to recognize substantial non-cash compensation expense in each year through 2014. In addition, prior to the effectiveness of the registration statement of which this prospectus forms a part, each of Patrick Cunningham and James Mikolaichik will be granted Class B units of Manning & Napier Group. As a result, we will recognize non-cash compensation charges through 2012 and 2014, respectively. Further, additional ownership interests in M&N Group Holdings were granted to William Manning in connection with the reorganization transactions pursuant to the amended and restated limited liability company agreement of M&N Group Holdings, as part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate the reorganization. As a result, we will recognize a one-time non-cash compensation expense equal to approximately $213.0 million in 2011. These expenses will significantly reduce our reported GAAP net income for 2011-2014, and it is likely that our net income for 2011 and 2012 will be negative as a result. See “Our Structure and Reorganization—Equity Ownership Interests.”

Because we are a “controlled company” within the meaning of the New York Stock Exchange listing rules, our board of directors is not required to consist of a majority of independent directors, and you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange. William Manning will have a controlling influence over our board, and the interests of William Manning may conflict with the interests of our other stockholders.

Because William Manning will hold a majority of the combined voting power of our capital stock through his ownership of 100% of our outstanding Class B common stock, we will be considered a “controlled company” for the purposes of the New York Stock Exchange, or NYSE, listing requirements. As such, we are permitted to, and may, opt out of the corporate governance requirements that our board of directors, our compensation committee and our nominating and corporate governance committee meet the standard of independence established by the NYSE. As a result, our board of directors and compensation committee may have more directors who do not meet the independence standards than they would if those standards were to apply. In particular, so long as we are a “controlled company,” we will be exempt from the NYSE rule that requires that a board be comprised of a majority of “independent directors.” Further, William Manning will have a controlling influence over our board, as William Manning will have sufficient voting power to elect the entire board, and our certificate of incorporation permits stockholders to remove directors at any time with or without cause. In addition, although we have established a nominating and corporate governance committee, we may opt out of the NYSE’s requirement that such committee contain independent directors. You will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE, and circumstances may occur in which the interests of William Manning could conflict with the interests of our other stockholders.

Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our structure and applicable provisions of Delaware law.

Following completion of this offering, we intend to declare cash dividends on our Class A common stock as described in “Dividend Policy.” However, our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, because of our structure, we will be dependent upon the ability of our subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay dividends to our stockholders. We expect to cause Manning & Napier Group to make distributions to its members, including us, in an amount sufficient for us to pay dividends. However, its ability to make such distributions will be subject to its and its subsidiaries’ operating results, cash requirements and financial condition, the applicable laws of the State of Delaware, which may limit the amount of funds available for distribution, and its compliance with covenants and financial ratios related to any indebtedness it has or may incur in the future. As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our Class A common stock. Any change in the level of our dividends or the suspension of the payment thereof could adversely affect the market price of our Class A common stock.

We will depend on distributions from Manning & Napier Group to pay taxes and expenses, including payments under the tax receivable agreement, but Manning & Napier Group’s ability to make such distributions will be subject to various limitations and restrictions.

Upon the consummation of this offering, we intend to use approximately $41.6 million of the net proceeds we receive from this offering to purchase Class A units of Manning & Napier Group from Manning & Napier Group, approximately $140.9 million of such net proceeds to purchase Class A units of Manning & Napier Group held by M&N Group Holdings, and the remaining portion of the net proceeds, or approximately $3.5 million, will be used by us for general corporate purposes. Accordingly, upon the consummation of this offering, we will have no material assets other than our ownership of Class A units of Manning & Napier Group and will have no independent means of generating revenue. Manning & Napier Group will be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to U.S. federal income tax. Instead, taxable income will be allocated to holders of its units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Manning & Napier Group. Under the terms of its amended and restated limited liability company operating agreement, Manning & Napier Group will be obligated to make tax distributions to holders of its units, including us. In addition to tax expenses, we also will incur expenses related to our operations, including expenses under the tax receivable agreement, which we expect will be significant. We intend, as its managing member, to cause Manning & Napier Group to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including any payments due under the tax receivable agreement. However, Manning & Napier Group’s ability to make such distributions will be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would violate any contract or agreement to which Manning & Napier Group is then a party or any applicable law or that would have the effect of rendering Manning & Napier Group insolvent. If we do not have sufficient funds to pay tax or other liabilities to fund our operations, we may have to borrow funds, which could adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.

We will be required to pay holders of units of Manning & Napier Group for certain tax benefits we may claim as a result of the tax basis step up we realize in connection with the future purchases or exchanges of those units for shares of our Class A common stock, and the amounts we may pay could be significant.

Our existing owners will indirectly hold a substantial majority of the ownership interests in Manning & Napier Group after the reorganization transactions and the consummation of this offering. Any future purchases or exchanges of their units of Manning & Napier Group for cash or, at our election, shares of our Class A common stock are expected to produce favorable tax attributes for us. When we acquire such units from existing holders, both the existing basis and the anticipated basis adjustments are likely to increase, for tax purposes, depreciation and amortization deductions allocable to us from Manning & Napier Group and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain, or increase loss, on future dispositions of certain capital assets to the extent the increased tax basis is allocated to those capital assets.

Upon the consummation of this offering, we will enter into a tax receivable agreement with M&N Group Holdings and MNCC, the other holders of Class A units of Manning & Napier Group, pursuant to which we will be required to pay to such holder of such Class A units 85% of the applicable cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize, or are deemed to realize in certain circumstances, in periods after this offering as a result of any step-up in tax basis in Manning & Napier Group’s assets resulting from (i) our purchase of such Class A units from M&N Group Holdings with a portion of the net proceeds of this offering, (ii) our purchases or exchanges of such Class A units from M&N Group Holdings and MNCC, respectively, for cash or, at our election, shares of our Class A common stock and (iii) payments under the tax receivable agreement, including any tax benefits related to imputed interest deemed to be paid by us as a result of such agreement.

We expect that the payments we will be required to make under the tax receivable agreement will be substantial. Assuming no material changes in the relevant tax law, that the purchase or exchange of Class A units would result in depreciable or amortizable basis and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect that the reduction in tax payments for us associated with the purchase or exchange of all of the Class A units held by M&N Group Holdings and MNCC would aggregate approximately $72.8 million over a 15-year period based on an assumed price of $16.00 per share of our Class A common stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus). Under such scenario, we would be required to pay the holders of such Class A units 85% of such amount, or $61.9 million, over the same 15-year period. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of our Class A common stock and the prevailing tax rates at the time of purchase or exchange and will be dependent on us generating sufficient future taxable income to realize the benefit. In general, increases in the market value of our shares or in prevailing tax rates will increase the amounts we pay under the tax receivable agreement. See “Our Structure and Reorganization—Offering Transactions—Tax Receivable Agreement.”

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•

the timing of exchanges by the holders of units of Manning & Napier Group, the number of units purchased or exchanged, or the price of our Class A common stock, as the case may be, at the time of the purchase or exchange;

•	the amount and timing of the taxable income we generate in the future and the tax rate then applicable; and

•	the portion of our payments under the tax receivable agreement constituting imputed interest and whether the purchases or exchanges result in depreciable or amortizable basis.

There is a possibility that not all of the 85% of the applicable cash savings will be paid to the selling or exchanging holder of Class A units at the time described above. If we determine that all or a portion of such applicable tax savings is in doubt, we will pay to the holders of such Class A units the amount attributable to the portion of the applicable tax savings that we determine is not in doubt and pay the remainder at such time as we determine the actual tax savings or that the amount is no longer in doubt.

Payments under the tax receivable agreement, if any, will be made pro rata among all tax receivable agreement holders entitled to payments on an annual basis to the extent we have sufficient taxable income to utilize the increased depreciation and amortization charges. The availability of sufficient taxable income to utilize the increased depreciation and amortization expense will not be determined until such time as the financial results for the year in question are known and tax estimates prepared, which typically occurs within 90 days after the end of the applicable taxable year.

In certain cases, payments under the tax receivable agreement to holders of Manning & Napier Group units may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, we elect an early termination of the tax receivable agreement, our, or our successor’s, obligations under the tax receivable agreement with respect to all Class A units of Manning & Napier Group, whether or not such units have been purchased or exchanged before or after such transaction, would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As a result, (i) we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and (ii) if we elect to terminate the tax receivable agreement early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which payment may be made significantly in advance of the actual realization of such future benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivable agreement. If we were to elect to terminate the tax receivable agreement immediately after this offering, based on an assumed price of $16.00 per share of our Class A common stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus), we estimate that we would be required to pay $57.3 million in the aggregate under the tax receivable agreement. See “Our Structure and Reorganization—Offering Transactions—Tax Receivable Agreement.”

If we were deemed an investment company under the 1940 Act as a result of our ownership of Manning & Napier Group, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

We do not believe that we are an “investment company” under the 1940 Act. Because we, as the sole managing member of Manning & Napier Group, control the management of and operate Manning & Napier Group, we believe that our interest in Manning & Napier Group is not an “investment security” as such term is used in the 1940 Act. If we were to cease participation in the management of Manning & Napier Group or not be deemed to control Manning & Napier Group, our interest in Manning & Napier Group could be deemed an “investment security” for purposes of the 1940 Act. A person may be an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items). Upon the consummation of this offering, our sole asset will be our equity investment in Manning & Napier Group. A determination that such investment is an investment security could cause us to be deemed an investment company under the 1940 Act and to become subject to the registration and other requirements of the 1940 Act. In addition, we do not believe that we are an investment company under Section 3(b)(1) of the 1940 Act because we are not primarily engaged in a business that causes us to fall within the definition of “investment company.” The 1940 Act and the rules thereunder contain detailed prescriptions for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We and Manning & Napier Group intend to conduct our operations so that we will not be deemed an investment company. However, if we nevertheless were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business, financial condition and results of operations.

Risks Related to our Class A Common Stock and this Offering

There is no existing market for our Class A common stock, and we do not know if one will develop, to provide you with adequate liquidity.

Prior to this offering, there has not been a public market for our Class A common stock and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the national securities exchange on which we list, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price for our Class A common stock will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Accordingly, you may not be able to resell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering and you may suffer a loss on your investment.

The market price and trading volume of our Class A common stock may be volatile, and your investment in our Class A common stock could suffer a decline in value.

The stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Class A common stock. If the market price of our Class A common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of our Class A common stock, include:

•	actual or anticipated variations in our quarterly operating results;

•	failure to meet the market’s earnings expectations;

•	publication of research reports about us or the investment management industry, or the failure of securities analysts to cover our Class A common stock after this offering;

•	departures of any members of our senior management team or additions or departures of other key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	changes in market valuations of similar companies;

•	actual or anticipated poor performance in one or more of the portfolios we offer;

•

changes or proposed changes in laws or regulations, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;

•	adverse publicity about the investment management industry generally, or particular scandals, specifically;

•	litigation and governmental investigations;

•	consummation by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	actions by stockholders;

•	exchange of units of Manning & Napier Group for shares of our Class A common stock or the expectation that such conversions or exchanges may occur; and

•	general market and economic conditions.

Immediately following the consummation of this offering, William Manning and our other employee-owners will directly and indirectly own interests in M&N Group Holdings and directly own interests in MNCC, and they will have the right to exchange and cause M&N Group Holdings and MNCC to exchange, as applicable, such interests for cash or an aggregate of 76,400,000 shares of our Class A common stock pursuant to the terms of an exchange agreement; future sales of such shares in the public market, or the perception that such sales may occur, could lower our stock price.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock available for sale after completion of this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also may make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

After the consummation of this offering, we will have 12,500,000 shares of Class A common stock outstanding. We will enter into an exchange agreement with M&N Group Holdings, MNCC, and the other direct holders of the units of Manning & Napier Group that are not owned by us at the time of this offering, and subject to certain restrictions set forth therein and as described elsewhere in this prospectus, certain of our employee-owners and M&N Group Holdings and MNCC, on behalf of William Manning and our other employee-members that are direct or indirect members of M&N Group Holdings and MNCC, will be entitled to exchange such units for an aggregate of up to 76,400,000 shares of our Class A common stock, subject to customary adjustments. In addition, the holders of any units of Manning & Napier Group issued subsequent to this offering will also become parties to the exchange agreement and, pursuant to the terms of the exchange agreement, we may also purchase or exchange such units for shares of our Class A common stock. We will also enter into a registration rights agreement pursuant to which the shares of Class A common stock issued upon such exchanges will be eligible for resale, subject to certain limitations set forth therein. See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement.”

We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.

The disparity in the voting rights among the classes of our capital stock may have a potential adverse effect on the price of our Class A common stock.

Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally, while the holder of our Class B common stock will control a majority of the vote on all matters submitted to a vote of all stockholders. The difference in voting rights could adversely affect the value of our Class A common stock if, for example, investors view, or any potential future purchaser of our company views, the superior voting rights of the Class B common stock to have value or to delay or deter a change of control.

You will suffer immediate and substantial dilution and may experience additional dilution in the future, including as a result of the issuance of Class A units of Manning & Napier Group in connection with future acquisitions.

We expect that the initial public offering price per share of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering, as well as after giving effect to the potential exchange of all outstanding units of Manning & Napier Group for shares of our Class A common stock. As a result, you will pay a price per share that substantially exceeds the per share book value of our assets after subtracting our liabilities. At an offering price of $16.00 (the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus), you will incur immediate and substantial dilution in an amount of $15.05 per share of our Class A common stock.

In addition, we may issue shares of our Class A common stock or units of Manning & Napier Group in connection with future acquisitions or grants under the 2011 Plan. If we grant exchange rights with respect to the issuance of the units of Manning & Napier Group that allow its holder to exchange such units for shares of our Class A common stock, you will incur dilution in the percentage of the issued and outstanding shares of Class A common stock that you own at such time.

Manning & Napier Group will have broad discretion in the use of the net proceeds it receives from us from this offering and may not use them in a manner in which our stockholders would consider appropriate.

We intend to use approximately $41.6 million of the net proceeds from the sale of our Class A common stock in this offering to purchase Class A units of Manning & Napier Group from Manning & Napier Group, which in turn expects to use such net proceeds for general corporate purposes and strategic growth opportunities, including potential acquisitions and product seeding. We intend to use approximately $140.9 million of the net proceeds from this offering to purchase Class A units of Manning & Napier Group held by M&N Group Holdings, which in turn expects to transfer such net proceeds to its members. The remaining net proceeds from this offering, or approximately $3.5 million, will be used by us for general corporate purposes.

Manning & Napier Group has not yet determined the amount of the net proceeds it receives that will be used for any specific purpose. Its management will have broad discretion in the application of the net proceeds, including for any of the purposes described under the heading “Use of Proceeds” included elsewhere in this prospectus. Our stockholders may not agree with the manner in which management of Manning & Napier Group chooses to allocate and spend the net proceeds. The failure by such management to apply these funds effectively could have an adverse effect on our business. Pending their use, Manning & Napier Group may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Fulfilling our public company financial reporting and other regulatory obligations will be expensive and time consuming, may strain our resources and if we fail to comply with such obligations, our business, operating results and stock price could be adversely affected.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and will be required to implement specific corporate governance practices and adhere to a variety of reporting requirements under the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and the related rules and regulations of the SEC, as well as the rules of the national securities exchange on which we list.

In accordance with Section 404 of Sarbanes-Oxley, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports on Form 10-K we will file with the SEC. In addition, we will be required to have our independent registered public accounting firm provide an opinion regarding the effectiveness of our internal controls. We expect that after the consummation of this offering, we will become an accelerated or large accelerated filer, and accordingly our annual reports, beginning with our annual report for the fiscal year ending December 31, 2012, must also contain a statement that our independent registered public accounting firm has issued an attestation report on the effectiveness of our internal control over financial reporting.

In order to achieve timely compliance with Section 404 of Sarbanes-Oxley, we have begun a process to evaluate our internal control over financial reporting. Our efforts to comply with Section 404 have resulted in, and are likely to continue to result in, significant costs, the commitment of time and operational resources and the diversion of management’s attention. If our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control over financial reporting, market perception of our financial condition and the trading price of our stock may be adversely affected and customer perception of our business may suffer.

Further, the Exchange Act will require us to file annual, quarterly and current reports with respect to our business and financial condition. Compliance with these requirements will place significant additional demands on our legal, accounting and finance staff and on our accounting, financial and information systems and will increase our legal and accounting compliance costs as well as our compensation expense as we will be required to hire additional accounting, tax, finance and legal staff with the requisite technical knowledge.

As a public company we will also need to enhance our investor relations, legal and corporate communications functions. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could have an adverse effect on our business, financial condition and results of operations.

Our corporate documents and Delaware law will contain provisions that could discourage, delay or prevent a change in control of our company.

Our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that may make the acquisition of our company more difficult. These provisions:

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of our Class A common stock;

•	prohibit stockholder action by written consent and instead require all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter, or repeal our amended and restated bylaws;

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	establish a dual class structure of our voting stock, granting the holder of our Class B common stock majority voting rights.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit the holders of our Class A common stock.

Any issuance of preferred stock could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Upon completion of this offering, our board of directors will have the authority to issue preferred stock and to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium over the market price, and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our Class A common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors.

Prospective investors are cautioned not to place undue reliance on forward-looking statements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by those cautionary statements. Any forward-looking statements which we make in this prospectus speak only as of the dates of such statements, and we undertake no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Forward-looking statements include, but are not limited to, statements about:

•	our anticipated future results of operations and operating cash flows;

•	our business plans and investment policies;

•	our competitive position and the effects of competition on our business;

•	potential growth opportunities available to us;

•	the recruitment and retention of our employees;

•	our expected levels of compensation for our employees and the effect of compensation on our ability to attract and retain employees;

•	our potential operating performance, achievements, efficiency and cost reduction efforts;

•	our expected tax rate;

•	our intention to pay dividends;

•	our expectation with respect to the economy, capital markets, the market for asset management services and other industry trends;

•	the benefits to our business resulting from the effects of the reorganization; and

•	the impact of future legislation and regulation, and changes in existing legislation and regulation, on our business.

OUR STRUCTURE AND REORGANIZATION

Structure Prior to the Reorganization Transactions

Prior to the reorganization transactions and this offering, we were a group of privately-held, affiliated companies comprising the Manning & Napier Companies. Five of these companies, Manning & Napier Advisors, Inc., Manning & Napier Advisory Advantage Corporation, Manning & Napier Investor Services, Inc., Manning & Napier Capital Company, LLC and Manning & Napier Alternative Opportunities, Inc., were majority owned by William Manning, our Chairman and controlling stockholder, with a minority interest held by 47 of our employees. Two of these companies, Manning & Napier Information Services, LLC and Perspective Partners LLC, through Manning & Napier Associates, LLC, were majority owned by William Manning, directly and indirectly through Manning Ventures, Inc., with a minority interest held by B. Reuben Auspitz, our Vice-Chairman.

The following diagram depicts our organizational structure prior to the reorganization transactions.

(1)	Represents Manning & Napier Advisors, Inc., Manning & Napier Advisory Advantage Corporation, Manning & Napier Investor Services, Inc. and Manning & Napier Alternative Opportunities, Inc.
(2)	Exeter Advisors, Inc. is a wholly-owned subsidiary of Manning & Napier Advisory Advantage Corporation.

Prior to this offering, we had a mandatory redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. The Manning & Napier Companies recognized a liability for shares subject to mandatory redemption of $170.3 million and $211.5 million as of December 31, 2010 and September 30, 2011, respectively, which represents the amount that would have been paid if settlement had occurred on the respective reporting date. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as a non-cash interest expense in our financial statements. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering, and we will no longer reflect non-cash interest expense or the liability related to such obligation in our financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Reorganization Transactions and Post-IPO Structure

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we entered into a series of transactions to reorganize our capital structure, as described and depicted below.

Step One: Each of Manning & Napier Advisors, Inc., Manning & Napier Advisory Advantage Corporation, Exeter Advisors, Inc. and Manning & Napier Alternative Opportunities, Inc. contributed all of its assets and liabilities to a corresponding newly formed limited liability company subsidiary in exchange for 100% of the equity interests of such new subsidiary. In addition, (i) Manning & Napier Advisors, Inc. changed its name to MNA Advisors, Inc., (ii) Manning & Napier Advisory Advantage Corporation changed its name to M&N Advisory Advantage Corporation, (iii) Exeter Advisors, Inc. changed its name to EXA Advisors, Inc. and (iv) Manning & Napier Alternative Opportunities, Inc. changed its name to M&N Alternative Opportunities, Inc.

Step Two: EAI distributed 100% of its new subsidiary’s equity interests to AAC, its parent. Each of MNA, AAC and MNAO then contributed 100% of its new subsidiary’s equity interests and, in the case of AAC, 100% of the equity interests distributed from EAI, to M&N Group Holdings, in exchange for Class A units of M&N Group Holdings representing approximately 99.93% of the outstanding membership interests in M&N Group Holdings. In addition, William Manning was granted Class B units of M&N Group Holdings pursuant to the amended and restated limited liability company agreement of M&N Group Holdings as part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate the reorganization. The Class B units of M&N Group Holdings granted to William Manning will vest upon the consummation of this offering. William Manning will not have any rights as a member under the amended and restated limited liability company agreement of M&N Group Holdings until such Class B units vest, including, without limitation, rights with respect to voting, allocations and distributions of M&N Group Holdings.

(1)	Represents MNA Advisors, Inc., M&N Advisory Advantage Corporation and M&N Alternative Opportunities, Inc. EXA Advisors, Inc. is a wholly-owned subsidiary of M&N Advisory Advantage Corporation.

(2)	Each S-Corp is majority owned by William Manning, with a minority interest held by 47 of our employees.

(3)	In connection with the reorganization transactions, M&N Group Holdings granted Class B units to Richard Goldberg for strategic consulting services Mr. Goldberg has and will perform for the Manning & Napier Companies, representing less than 0.1% of the outstanding membership interests in M&N Group Holdings.

(4)	Represents Manning & Napier Advisors, LLC, Manning & Napier Advisory Advantage Company, LLC, Exeter Advisors I, LLC and Manning & Napier Alternative Opportunities, LLC.

Step Three: Immediately following such contributions, (i) M&N Group Holdings contributed 100% of its equity interests in each of Manning & Napier Advisors, LLC, Manning & Napier Advisory Advantage Company, LLC, Exeter Advisors I, LLC and Manning & Napier Alternative Opportunities, LLC to Manning & Napier Group in exchange for Class A units of Manning & Napier Group representing approximately 99.2% of the outstanding membership interests of Manning & Napier Group, (ii) MNCC contributed all of its assets and liabilities, including 100% of its equity interests in Exeter Trust Company, to Manning & Napier Group in exchange for Class A units of Manning & Napier Group representing approximately 0.8% of the outstanding membership interests of Manning & Napier Group, and (iii) Manning & Napier, Inc. contributed cash to Manning & Napier Group in exchange for Class A units of Manning & Napier Group representing less than 0.1% of the outstanding membership interests of Manning & Napier Group.

(1)	Represents MNA Advisors, Inc., M&N Advisory Advantage Corporation and M&N Alternative Opportunities, Inc. EXA Advisors, Inc. is a wholly-owned subsidiary of M&N Advisory Advantage Corporation.
(2)	Each S-Corp and Manning & Napier Capital Company, LLC is majority owned by William Manning, with a minority interest held by 47 of our employees.
(3)	In connection with the reorganization transactions, M&N Group Holdings granted Class B units to (i) William Manning as part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate the reorganization and (ii) Richard Goldberg for strategic consulting services Mr. Goldberg has and will perform for the Manning & Napier Companies. The Class B units of M&N Group Holdings granted to William Manning will vest upon the consummation of this offering. William Manning will not have any rights as a member under the amended and restated limited liability company agreement of M&N Group Holdings until such Class B units vest, including, without limitation, rights with respect to voting, allocations and distributions of M&N Group Holdings.
(4)	Represents Manning & Napier Advisors, LLC, Manning & Napier Advisory Advantage Company, LLC, Exeter Advisors I, LLC, Manning & Napier Alternative Opportunities, LLC and Exeter Trust Company.

Following the consummation of the reorganization transactions and prior to the effectiveness of the registration statement of which this prospectus forms a part, (i) the shareholders of MNBD contributed 100% of the outstanding common stock of MNBD to MNCC, and immediately following such contribution, MNCC contributed 100% of its equity interests in MNBD to Manning & Napier Group in exchange for Class A units of Manning & Napier Group representing approximately 1.2% of the outstanding membership interests of Manning & Napier Group and (ii) Manning & Napier Associates contributed 100% of its equity interests in MNIS and PPI to M&N Group Holdings in exchange for Class A units of M&N Group Holdings representing approximately 7.2% of the outstanding membership interests of M&N Group Holdings, and immediately following such contribution M&N Group Holdings contributed 100% of its equity interests in MNIS and PPI to Manning & Napier Group in exchange for Class A units of Manning & Napier Group representing approximately 0.7% of the outstanding membership interests of Manning & Napier Group. In addition, prior to the consummation of this offering, we will issue shares of our Class B common stock to William Manning pursuant to our amended and restated certificate of incorporation.

We will use approximately $41.6 million of the net proceeds from this offering to purchase Class A units of Manning & Napier Group from Manning & Napier Group, approximately $140.9 million of the net proceeds from this offering to purchase Class A units of Manning & Napier Group held by M&N Group Holdings, and the remaining net proceeds from this offering, or approximately $3.5 million, will be used by us for general corporate purposes. The diagram below depicts our organizational structure after the reorganization transactions and the consummation of this offering.

(1)	Represents MNA Advisors, Inc., M&N Advisory Advantage Corporation and M&N Alternative Opportunities, Inc. EXA Advisors, Inc. is a wholly-owned subsidiary of M&N Advisory Advantage Corporation.

(2)	Each S-Corp and Manning & Napier Capital Company, LLC is majority owned by William Manning, with a minority interest held by 47 of our employees.

(3)	Manning & Napier Associates, LLC is majority owned by William Manning, directly and indirectly through Manning Ventures, Inc., with a minority interest held by B. Reuben Auspitz.

(4)	In connection with the reorganization transactions, M&N Group Holdings granted Class B units to (i) William Manning as part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate the reorganization and (ii) Richard Goldberg for strategic consulting services Mr. Goldberg has and will perform for the Manning & Napier Companies. The Class B units of M&N Group Holdings granted to William Manning will vest upon the consummation of this offering, and William Manning will have full rights as a member under the amended and restated limited liability company agreement of M&N Group Holdings at such time. The Class B units of M&N Group Holdings granted to Richard Goldberg represent approximately 0.4% of the outstanding Class B units and approximately 0.1% of the outstanding voting and economic rights of M&N Group Holdings as of the consummation of this offering.

(5)	Prior to the effectiveness of the registration statement of which this prospectus forms a part, Manning & Napier Group granted Class B units to each of Patrick Cunningham and James Mikolaichik. The Class B units of Manning & Napier Group granted to Patrick Cunningham represent less than 0.1% of the outstanding voting and economic rights of Manning & Napier Group as of the consummation of this offering. The Class B units of Manning & Napier Group granted to James Mikolaichik do not have any voting or economic rights of Manning & Napier Group as of the consummation of this offering.

(6)	Manning & Napier, Inc. is the sole managing member of Manning & Napier Group, LLC.

(7)	Represents Manning & Napier Advisors, LLC, Manning & Napier Advisory Advantage Company, LLC, Exeter Advisors I, LLC, Manning & Napier Alternative Opportunities, LLC, Perspective Partners LLC, Manning & Napier Information Services, LLC, Manning & Napier Investor Services, Inc. and Exeter Trust Company. As a result of the reorganization transactions, Manning & Napier Investor Services, Inc., which until such time was a sub-chapter “S” corporation for tax purposes, became a sub-chapter “C” corporation for tax purposes and is accordingly subject to corporate-level taxation on its earnings.

Manning & Napier, Inc.

We were incorporated in Delaware on June 22, 2011. Prior to the consummation of this offering, we will amend and restate our certificate of incorporation to authorize two classes of common stock, Class A common stock and Class B common stock. We will maintain two classes of common stock in order to separate a portion of the voting rights of Manning & Napier, Inc.’s common stock from economic ownership of Manning & Napier, Inc. for up to six years following this offering. Accordingly, the holder of our Class B common stock will retain control of a majority of the vote on all matters submitted to a vote of stockholders. Our common stock will have the terms described below and, in more detail, under “Description of Capital Stock.”

Class A Common Stock

We will issue shares of Class A common stock to the public pursuant to this offering. Each share of Class A common stock will entitle its holder to one vote and economic rights in us, including rights to dividends and distributions upon liquidation.

Class B Common Stock

Prior to the consummation of this offering, we will issue 1,000 shares of our Class B common stock to William Manning. The holder of our Class B common stock will control a majority of the vote on all matters submitted to a vote of stockholders, but William Manning will not have any economic rights in us by virtue of his ownership of Class B common stock, whether rights to dividends, distributions or otherwise upon liquidation.

Manning & Napier Group, LLC

Upon the consummation of this offering, we will conduct all of our business activities through our principal operating subsidiary, Manning & Napier Group, and its subsidiaries. In connection with the reorganization transactions, the limited liability company agreement of Manning & Napier Group will be amended and restated to reclassify the limited liability company interests held by the members as Class A units and authorize the issuance of Class B units. The Class B units will be issued to persons as incentive compensation from time to time for no consideration or de minimis consideration, as such interests are intended to constitute “profits interests.” The amended and restated limited liability company agreement will appoint Manning & Napier, Inc. as its sole managing member. In connection with the reorganization transactions, any of our remaining retained earnings will be distributed to our employee-owners prior to the effectiveness of the registration statement of which this prospectus forms a part.

Holders of Class A units and Class B units will have certain voting rights as described under “—Offering Transactions—Amended and Restated Limited Liability Company Agreement of Manning & Napier Group—Voting.” Net profits and net losses and distributions of profits of Manning & Napier Group generally will be allocated and made to its members pro rata in accordance with the number of units of Manning & Napier Group they hold. One exception is the net profits and net losses Manning & Napier Group may be deemed to realize upon the occurrence of one or more “revaluation” events identified in the amended and restated limited liability company agreement of Manning & Napier Group. For tax capital accounting rule purposes, Manning & Napier Group generally will be deemed to realize such net profits and net losses by reference to the changes in the value of its assets over time. Such net profits and net losses generally will be allocated among the members in a manner that will, as nearly as possible, cause their capital account balances to be in the same proportion as their respective percentage ownership of the units. For example, Manning & Napier may be deemed to realize net profits upon the vesting of a Class B unit which then may be allocated to that Class B unit.

Distributions from Manning & Napier Group generally will be made to its members pro rata based on the number of units they hold. Distributions to members upon a liquidation of Manning & Napier Group or a capital transaction, such as a sale of all or substantially all of its assets or any financing or refinancing of all or substantially all of its assets or debt, generally will be made to its members pro rata in proportion to their capital account balances, subject to the claims of creditors. The balance of each member’s capital account as a percentage of the aggregate capital account balances of all members generally will correspond to that member’s respective percentage interest in the profits of Manning & Napier Group.

Upon the consummation of this offering, Manning & Napier intends to use approximately $182.5 million of the net proceeds it receives from this offering to purchase Class A units of Manning & Napier Group from Manning & Napier Group and M&N Group Holdings. The purchase price for each Class A unit will be equal to the price per share of our Class A common stock in this offering. As a result of the reorganization transactions described above, the consummation of this offering and the application of a portion of the net proceeds therefrom to purchase Class A units:

•

we will hold 11,406,250 Class A units, representing approximately 13.0%, of Manning & Napier Group, or 13,187,500 Class A units, representing approximately 14.7%, if the underwriters exercise in full their option to purchase additional shares;

•	we will be the sole managing member of Manning & Napier Group and, as such, we will solely and exclusively manage the business, property and affairs of Manning & Napier Group;

•

M&N Group Holdings will hold 75,270,713 Class A units, representing approximately 85.7%, of Manning & Napier Group, and the same number of Class A units, representing approximately 84.0%, if the underwriters exercise in full their option to purchase additional shares;

•

MNCC will hold 1,088,721 Class A units, representing approximately 1.2% of Manning & Napier Group, and the same number of Class A units, representing approximately 1.2%, if the underwriters exercise in full their option to purchase additional shares;

•

through their ownership of our Class A common stock, public stockholders will collectively have approximately 49.8 % of the voting power in Manning & Napier, and the same percentage of the voting power if the underwriters exercise in full their option to purchase additional shares;

•	through his ownership of 100% of our outstanding Class B common stock, William Manning will hold a majority of the combined voting power in Manning & Napier; and

•	through his indirect ownership of Class A and Class B units of M&N Group Holdings and MNCC, William Manning will indirectly hold approximately 66.1% of the interests in Manning & Napier Group.

Subject to certain restrictions set forth in the exchange agreement and described elsewhere in this prospectus, the holders of units of Manning & Napier Group will have the right to exchange such units for either cash or, at our election, shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications and other similar transactions, to be determined by us in our sole discretion. As such unitholders exchange their units, we will receive a number of units, as applicable, of Manning & Napier Group either equal to the number of shares of our Class A common stock that they receive or in consideration of the cash purchase price. See “—Offering Transactions—Exchange Agreement.”

Under the terms of its amended and restated limited liability company agreement, Manning & Napier Group will be obligated to distribute to us, the holders of its Class A units and the holders of its Class B units cash payments for the purposes of funding tax obligations in respect of the taxable income and net capital gain that is allocated to us, the other holders of Class A units and the holders of Class B units, respectively, as members of Manning & Napier Group. The amounts available to Manning & Napier Group for distributions to us for the payment of dividends will be determined after Manning & Napier Group has made distributions for purposes of funding any such tax obligations. The determination to pay dividends, if any, to the holders of our Class A common stock out of any distributions we receive from Manning & Napier Group with respect to our Class A units will be made by our board of directors. If our board of directors exercises its discretion not to authorize the payment of dividends to the holders of our Class A common stock, the holders of our Class A common stock would not receive dividend distributions relating to our share of the income earned by Manning & Napier Group, even if Manning & Napier Group makes such distributions to us. See “Dividend Policy.”

Equity Ownership Interests

In connection with the reorganization transactions, additional ownership interests in M&N Group Holdings were granted to William Manning pursuant to the amended and restated limited liability company agreement of M&N Group Holdings, as part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate the reorganization. In addition, upon the consummation of this offering, certain of the Manning & Napier Companies will adopt new vesting terms related to the current ownership interests of our employees, including our named executive officers other than William Manning. Such individuals will be entitled to 15% of their pre-reorganization ownership interests upon the consummation of this offering, and an additional 5% of such ownership interests will vest as of each of the first, second and third anniversaries of the consummation of this offering, provided such individuals are employed by us as of such date (employment-based vesting). The remaining ownership interests will be subject to performance-based vesting on or after each of the first, second and third anniversaries of this offering (subject to an initial two-year lockup period and other selling restrictions), to be determined by a vesting committee of MNA (performance-based vesting). Such new vesting terms will not result in dilution to the number of outstanding shares of our Class A common stock.

Notwithstanding these vesting requirements, in the event William Manning sells any portion of his interests in the Manning & Napier Companies following the consummation of this offering, our other employee-owners will have the right to sell a pro rata amount of such individuals’ indirect ownership interest in Manning & Napier Group, and if any individual does not at such time have fully vested ownership interests sufficient to allow such participation, an amount of their ownership interests will vest to the extent necessary to allow them to participate in the pro rata sale. In addition, the aggregate sales in any calendar year by our employees, other than William Manning, of their respective interests will be limited to a number of shares equal to 1.5% (or such higher percentage as determined by the board of directors of MNA in its sole discretion) of the number of shares that would be outstanding immediately after this offering if M&N Group Holdings, MNCC and any other holder of units of Manning & Napier Group exchanged 100% of their respective units for shares of our Class A common stock. The 1.5% limit would be equal to 1,333,500 shares of our Class A common stock per year, or approximately 10.7% of the number of shares of our Class A common stock that will be outstanding immediately following this offering. This 1.5% limit will not apply to ownership interests entitled to vest as a result of sales by William Manning as described above. Upon William Manning’s death and the dissolution of MNA, this 1.5% limit will be increased to allow our employees to pay any income taxes resulting from such dissolution.

As a result of such vesting requirements, we will recognize non-cash compensation charges which will be fully realized by the end of 2014. We will also recognize an additional one-time non-cash compensation charge equal to approximately $213.0 million related to the additional ownership interests that were granted to William Manning in connection with the reorganization transactions which is included within the table below. Assuming the satisfaction of all vesting conditions, including any performance-based vesting, related to the interests of the minority shareholders of the Manning & Napier Companies, we estimate these non-cash compensation charges over the next four calendar years to be as follows:

(in millions)
2011 anticipated expense from effective date through year-end	$229.2
2012	$114.4
2013	$114.2
2014	$99.9

Offering Transactions

Exchange Agreement

Upon the consummation of this offering, we will enter into an exchange agreement with M&N Group Holdings, MNCC and the other direct holders of all of the units of Manning & Napier Group that are not held by us at the time of this offering, which in the aggregate is equivalent to approximately 85.9% of our Class A common stock on a fully diluted as-exchanged basis.

Subject to certain restrictions set forth in the exchange agreement:

•

with respect to the 57,320,319 Class A units of Manning & Napier Group held by M&N Group Holdings that are attributable to the interests of William Manning in M&N Group Holdings, commencing on the first anniversary of this offering, M&N Group Holdings may exchange up to 15% of such units (equivalent to 8,598,048 shares of our Class A common stock, or 68.7% of the number of shares of our Class A common stock that will be outstanding immediately following this offering) per year on behalf of William Manning; provided, that with respect to the exchanges permitted as of the first anniversary of the consummation of this offering, the 15% limit will be reduced by the 4,445,000 units attributable to his interests that will be purchased by us from M&N Group Holdings with proceeds from this offering; and

•

with respect to the 17,950,394 Class A units of Manning & Napier Group held by M&N Group Holdings that are attributable to the interests of the other holders of M&N Group Holdings, all of whom are our employees, including our named executive officers other than William Manning:

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commencing on the first anniversary of the consummation of this offering, M&N Group Holdings may exchange up to 5% of such Class A units (equivalent to 897,520 shares of our Class A common stock, or 7.1% of the number of shares of our Class A common stock that will be outstanding immediately following this offering) on behalf of such holders; and

-

commencing on the second anniversary of the consummation of this offering, M&N Group Holdings may exchange the remaining Class A units, subject to the vesting requirements and selling restrictions as set forth above;

•

with respect to the 749,963 Class A units of Manning & Napier Group held by MNCC attributable to the interests of William Manning in MNCC, commencing on the second anniversary of this offering, MNCC may exchange up to 15% of such units (equivalent to 112,494 shares of our Class A common stock, or 0.9% of the number of shares of our Class A common stock that will be outstanding immediately following this offering) per year on behalf of William Manning; and

•

with respect to the 338,758 Class A units of Manning & Napier Group held by MNCC attributable to the interests of the other members of MNCC, all of whom are our employees, including our named executive officers, other than William Manning, commencing on the second anniversary of the consummation of this offering, MNCC may exchange such Class A units, subject to the vesting requirements and selling restrictions as set forth above, on behalf of such holders.

For any units of Manning & Napier Group exchanged following the consummation of this offering, we will (i) pay an amount of cash equal to the number of units exchanged multiplied by the value of one share of our Class A common stock, or, at our election, (ii) issue shares of our Class A common stock on a one-for-one basis, subject, in each case, to customary adjustments for stock splits, stock dividends and reclassifications and other similar transactions. As we receive units of Manning & Napier Group that are exchanged, our ownership of Manning & Napier Group will increase. The decision whether to pay cash or issue shares will be made by the independent members of our board of directors.

In addition, we intend to award equity-based incentives to certain employees pursuant to the 2011 Plan to align their interests with our stockholders. The 2011 Plan will provide for the grant of units of Manning & Napier Group as well as the grant of certain stock-based awards based on our Class A common stock. See “Executive Compensation—2011 Equity Compensation Plan.”

From time to time following the consummation of this offering, the holders of units of Manning & Napier Group granted pursuant to the 2011 Plan or otherwise, if any, shall become parties to the exchange agreement. Following the second anniversary after the consummation of this offering and the satisfaction of any vesting conditions set forth in the applicable agreements granting such holders such units or as otherwise determined by the compensation committee, such holders may exchange up to 25% of such units on each anniversary of the consummation of this offering for (i) an amount of cash equal to the number of units exchanged multiplied by the value of one share of our Class A common stock, or, at our election, (ii) shares of our Class A common stock on a one-for-one basis, subject, in each case, to customary adjustments for stock splits, stock dividends and reclassifications and other similar transactions. As we receive units of Manning & Napier Group that are exchanged, our ownership of Manning & Napier Group will increase.

Pursuant to the exchange agreement, a holder may not exchange units if we determine that such exchange would be prohibited by law or regulation. In addition, we may impose additional restrictions on exchange that we determine to be necessary or advisable so that Manning & Napier Group is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

Registration Rights Agreement

In connection with this offering, we will enter into a registration rights agreement with the holders of units of Manning & Napier Group, pursuant to which the shares of our Class A common stock issued upon exchange of their units, if any, will be eligible for resale, subject to the resale timing and manner limitations described below.

Pursuant to the registration rights agreement, we will commit to file, following the first anniversary of the consummation of this offering, a shelf registration statement registering shares of our Class A common stock that may be issued upon the exchange of units of Manning & Napier Group pursuant to the exchange agreement. We also will commit to use our reasonable best efforts to cause the SEC to declare the shelf registration statement effective as soon as reasonably practicable thereafter and to keep such shelf registration statement continuously effective until the earlier of two years after such shelf registration statement has been declared effective and the date on which all securities included in such shelf registration statement have been sold in accordance with the plan and method of distribution set forth therein.

We have agreed in the registration rights agreement to indemnify the participating holders, solely in their capacity as selling stockholders, against any losses or damages resulting from or relating to any untrue statement, or omission, of any material fact contained in any registration statement, prospectus or any amendments or supplements thereto pursuant to which they may sell the shares of our Class A common stock that they receive upon exchange of their units, except to the extent such liability arose from information furnished by the selling stockholder used in a shelf registration statement, and the participating holders have agreed to indemnify us against all losses caused by their misstatements or omissions of a material fact relating to them. No selling stockholder shall be liable to the Company for an amount in excess of the amount received by such selling stockholder in the offering giving rise to such liability.

We will pay all expenses incident to our performance of, or compliance with, any registration or marketing of securities pursuant to the registration rights agreement. The selling stockholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares of our Class A common stock pursuant to the registration rights agreement.

Amended and Restated Limited Liability Company Agreement of Manning & Napier Group, LLC

As a result of the reorganization, we will conduct all of our business activities through our principal operating subsidiary, Manning & Napier Group, and its subsidiaries. The operations of Manning & Napier Group, and the rights and obligations of its members, including us, will be set forth in an amended and restated limited liability company agreement of Manning & Napier Group, a form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. The following is a description of the material terms of this agreement.

Governance. We will serve as sole managing member of Manning & Napier Group. As such, we will control its business and affairs and will be responsible for the management of its business.

Economic Rights of Members. Manning & Napier Group will have Class A units and Class B units. Net profits and net losses and distributions of profits of Manning & Napier Group generally will be allocated and made to its members pro rata in accordance with the number of Class A units and Class B units of Manning & Napier Group they hold. One exception is the net profits and net losses Manning & Napier Group may be deemed to realize upon the occurrence of one or more “revaluation” events identified in the amended and restated limited liability company agreement of Manning & Napier Group. For tax capital accounting rule purposes, Manning & Napier Group generally will be deemed to realize such net profits and net losses by reference to the changes in the value of its assets over time. Such net profits and net losses generally will be allocated among the members in a manner that will, as nearly as possible, cause their capital account balances to be in the same proportion as their respective percentage ownership of the units. For example, Manning & Napier may be deemed to realize net profits upon the granting of a Class B Unit which then may be allocated to that Class B Unit. Distributions from Manning & Napier Group generally will be made to its members pro rata based on the number of units they hold.

Voting. Each Class A unit and Class B unit will entitle its holder to one vote for each such Class A unit and Class B unit, respectively.

Transfer Restrictions. Except to certain permitted transferees, including the members of M&N Group Holdings, and in connection with the exchange agreement and this offering, no member of Manning & Napier Group may transfer all or any portion of its units, whether vested or unvested, without the prior written consent of the managing member, which may be withheld in our sole discretion.

Indemnification and Exculpation. Manning & Napier Group will indemnify us, as its sole managing member, and our directors and officers against any losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that are imposed on, incurred by or asserted against us or our directors and officers as a result of or arising out of the amended and restated limited liability company agreement, Manning & Napier Group, its assets, business or affairs or our activities, in our capacity as the managing member, or the activities of our directors and officers serving in their capacity as such, or otherwise on behalf of Manning & Napier Group to the extent within the scope of the authority reasonably believed to be conferred on us or such directors and officers. Notwithstanding the foregoing, neither we nor our directors or officers will be indemnified for any loss or other amount to the extent such loss or other amount arises out of (i) our failure, or the failure of our directors or officers, as applicable, to act in good faith and in a manner believed to be in the best interests of Manning & Napier Group or (ii) our, or our directors’ or officers’, as applicable, gross negligence or willful misconduct.

Manning & Napier Group will also advance the expenses (including reasonable legal fees and expenses) incurred by the indemnified parties in advance of a final disposition of such matters so long as the indemnified party undertakes to repay the expenses if it is determined that the party is not entitled to indemnification.

We, as the managing member, and our directors and officers will not be liable to Manning & Napier Group for any losses or other amounts imposed on, incurred by or asserted against Manning & Napier Group or any other indemnified party as a result of or arising out of any of our activities, in our capacity as the managing member, or the activities of our directors and officers serving in their capacity as such, to the extent within the scope of the authority reasonably believed to be conferred on us or such directors and officers, except to the extent such losses or other amounts arise out of (i) our failure, or the failure of our directors or officers, as applicable, to act in good faith and in a manner believed to be in the best interests of Manning & Napier Group or (ii) our, or our directors’ or officers’, as applicable, gross negligence or willful misconduct.

Amendments. The amended and restated limited liability company agreement may be amended with the written consent of the managing member and M&N Group Holdings; provided, the managing member may, without the consent of any of the other members, amend the amended and restated limited liability company agreement to (i) satisfy any requirements, conditions, guidelines or opinions imposed by any governmental agency or by statute if the managing member deems such amendment to be in the best interests of Manning & Napier Group, (ii) ensure that Manning & Napier Group will not be treated as a “publicly traded partnership” under the Code or comply with any requirements of the Code, the regulations promulgated thereunder and the rulings of the IRS with respect to the tax treatment of Manning & Napier Group as a partnership for federal income tax purposes, or (iii) change the name of Manning & Napier Group. Notwithstanding the foregoing, no amendment that would affect any member in a manner that is disproportionate to the manner in which other members holding the same series or class of units is affected may be made without the consent of the members holding a majority of the class or series of units that would be disproportionately affected by such amendment.

Tax Receivable Agreement

Pursuant to the exchange agreement described above, following the consummation of this offering we may be required to acquire Class A units of Manning & Napier Group from their holders in exchange for cash or, at our option, shares of our Class A common stock. In addition, we intend to use approximately $140.9 million of the net proceeds we receive in this offering to purchase Class A units of Manning & Napier Group held by M&N Group Holdings. Manning & Napier Group intends to have an election under Section 754 of the Code in effect for taxable years in which purchases or exchanges of the Class A units of Manning & Napier Group will occur. Pursuant to the Section 754 election, each future purchase or exchange of such Class A units is expected to result in the purchaser of such units receiving an increase in the tax basis of tangible and intangible assets of Manning & Napier Group. When we acquire Class A units of Manning & Napier Group from existing members, we expect that the anticipated basis adjustments will increase, for tax purposes, the tax basis in the Manning & Napier Group’s assets attributable to the Class A units we acquire. The higher tax basis will increase depreciation and amortization deductions allocable to us from Manning & Napier Group and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain, or increase loss, on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

Upon the consummation of this offering, we will enter into a tax receivable agreement with M&N Group Holdings and MNCC, the other holders of Class A units of Manning & Napier Group, pursuant to which we will be required to pay to M&N Group Holdings and any other future holders of units of Manning & Napier Group 85% of the applicable cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize, or are deemed to realize in certain circumstances, in periods after this offering as a result of any step-up in tax basis in Manning & Napier Group’s assets resulting from (i) our purchase of such Class A units from M&N Group Holdings with a portion of the net proceeds of this offering, (ii) our purchases or exchanges of such Class A units from M&N Group Holdings and MNCC respectively, for cash or, at our election, shares of our Class A common stock and (iii) payments under the tax receivable agreement, including any tax benefits related to imputed interest deemed to be paid by us as a result of such agreement.

There is a possibility that not all of the 85% of the applicable cash savings will be paid to the selling or exchanging holder of Class A units at the time described above. If we determine that all or a portion of such applicable tax savings is in doubt, we will pay to the holders of such Class A units the amount attributable to the portion of the applicable tax savings that we determine is not in doubt and pay the remainder at such time as we reasonably determine the actual tax savings or that the amount is no longer in doubt.

For purposes of the tax receivable agreement, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the tax receivable agreement, unless certain assumptions apply, as discussed herein. The term of the tax receivable agreement with respect to a purchase or exchange of Class A units will continue until 60 years after the exchange under the tax receivable agreement, unless we exercise our rights to terminate the tax receivable agreement or payments under the agreement are accelerated in connection with a change of control (as described below). The actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including the timing of purchases and exchanges by the holders of Class A units of Manning & Napier Group, the number of units purchased or exchanged, the price of our Class A common stock at the time of the purchase or exchange, the extent to which such purchases or exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest or depreciable or amortizable basis.

We expect that the payments we will be required to make under the tax receivable agreement will be substantial. Assuming no material changes in the relevant tax law, that our purchase or exchange of Class A units would result in depreciable or amortizable basis and that we earn sufficient taxable income to realize all tax benefits, and assuming no uncertain tax positions, that are subject to the tax receivable agreement, we expect that the reduction in tax payments for us associated with the purchase or exchange of all of the Class A units held by M&N Group Holdings and MNCC would aggregate approximately $771.5 million over a 15-year period based on an assumed price of $16.00 per share of our Class A common stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus). Under such scenario, we would be required to pay the holders of such Class A units 85% of such amount, or $655.8 million, over the same 15-year period. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of our Class A common stock and the prevailing tax rates and will be dependent on us generating sufficient future taxable income to realize the benefit. In general, increases in the market value of our shares or in prevailing tax rates will increase the amounts we pay under the tax receivable agreement.

In addition, we will not be reimbursed for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against payments otherwise to be made, if any, to such holder after our determination of such excess. We might not determine that we have paid such excess for a number of years following such payment. As a result, in such circumstances, we could make payments under the tax receivable agreement that are greater than our actual cash tax savings.

The tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, we elect an early termination of the tax receivable agreement, our, or our successor’s, obligations under the tax receivable agreement with respect to all Class A units of Manning & Napier Group, whether or not such units have been purchased or exchanged before or after such transaction, would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As a result, (i) we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and (ii) if we elect to terminate the tax receivable agreement early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits attributable to depreciable and amortizable assets, which payment may be made significantly in advance of the actual realization of such future benefits, and additional payments upon the sale of non-amortizable assets. There is a possibility that not all of the early termination payment will be made to the exchanging holder of Class A units at the time described above. If we determine that all or a portion of such early termination payment is in doubt, we will pay to the holders of such Class A units the amount attributable to the portion of the early termination payment that we determine is not in doubt and pay the remainder at such time as we determine the actual tax savings or that the amount is no longer in doubt. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivable agreement. If we were to elect to terminate the tax receivable agreement immediately after this offering, based on an assumed price of $16.00 per share of our Class A common stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus), we estimate that we would be required to pay $57.3 million in the aggregate under the tax receivable agreement.

Payments under the tax receivable agreement, if any, will be made pro rata among all tax receivable agreement holders entitled to payments on an annual basis to the extent we have sufficient taxable income to utilize the increased depreciation and amortization charges. The availability of sufficient taxable income to utilize the increased depreciation and amortization expense will not be determined until such time as the financial results for the year in question are known and tax estimates prepared, which typically occurs within 90 days after the end of the applicable taxable year. We expect to make payments under the tax receivable agreement, to the extent they are required, within 145 days after the end of the taxable year in which the increased depreciation and amortization expense was utilized. Interest on such payments will begin to accrue at a rate of the 30 day LIBOR plus 100 basis points from the due date (without extensions) of such tax return for each such applicable taxable year of Manning & Napier.

The impact the tax receivable agreement will have on our consolidated financial statements will be the establishment of a liability, which will be increased upon the purchases and exchanges of Class A units of Manning & Napier Group for shares of our Class A common stock representing 85% of the estimated future tax benefits, if any, relating to the increase in tax basis associated with the Class A units we receive as a result of sales or exchanges by unitholders of Manning & Napier Group. The amount and timing of any payments will vary based on a number of factors, including the timing of future purchases or exchanges, the number of units purchased or exchanged, the price of our Class A common stock at the time of any purchase or exchange, the extent to which such purchases or exchanges are taxable, the availability of amortization or depreciation deductions with respect to the intangible assets and the amount and timing of our income; depending upon the outcome of these factors, we may be obligated to make substantial payments pursuant to the tax receivable agreement. In light of the numerous factors affecting our obligation to make such payments, however, the timing and amount of any such actual payments are not certain at this time.

Decisions made by our existing owners in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreement. For example, the earlier disposition of assets following a purchase or exchange transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before a purchase or exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

Because of our structure, our ability to make payments under the tax receivable agreement is dependent on the ability of Manning & Napier Group to make distributions to us. The ability of Manning & Napier Group to make such distributions will be subject to, among other things, the applicable provisions of Delaware law that may limit the amount of funds available for distribution to its members, of which we are one. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.

USE OF PROCEEDS

We estimate that we will receive approximately $186.0 million in net proceeds from this offering, or $214.5 million if the underwriters’ overallotment option is exercised in full, based on an assumed initial public offering price of $16.00 per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated expenses payable by us of approximately $14.0 million.

Manning & Napier intends to use approximately $41.6 million of the net proceeds from this offering to purchase Class A units of Manning & Napier Group from Manning & Napier Group, which in turn expects to use such net proceeds for general corporate purposes and strategic growth opportunities, including potential acquisitions and product seeding. However, as of the date of this prospectus, Manning & Napier Group has no agreement relating to any material acquisition or investment. Approximately one business day following the consummation of this offering, Manning & Napier intends to use approximately $140.9 million of the net proceeds from this offering to purchase Class A units of Manning & Napier Group held by M&N Group Holdings, which in turn expects to transfer such net proceeds to its members. William Manning, our current employees, including certain of our executive officers, and Richard Goldberg, directly and indirectly, collectively own 100% of the outstanding membership interests of M&N Group Holdings. The purchase price for each Class A unit will be equal to the price per share of our Class A common stock in this offering. M&N Group Holdings expects that its members will transfer such net proceeds as follows: approximately $71.1 million will be paid to William Manning; approximately $4.1 million will be paid to Patrick Cunningham; approximately $4.1 million will be paid to Jeffrey S. Coons; approximately $15.2 million will be paid to B. Reuben Auspitz; approximately $4.1 million will be paid to Charles S. Stamey; approximately $1.0 million will be paid to Beth H. Galusha; and the remaining approximately $41.3 million will be paid to the other minority shareholders of the members of M&N Group Holdings. The remaining net proceeds from this offering, or approximately $3.5 million, will be used by us for general corporate purposes.

Manning & Napier Group has not yet determined the amount of the net proceeds it receives that will be used for any specific purpose. Accordingly, its management will have significant flexibility in applying the net proceeds of this offering it receives. Pending the application of the net proceeds from this offering, the net proceeds may be invested in short-term securities or other investment products.

DIVIDEND POLICY

Following this offering, we intend to pay quarterly cash dividends. We expect that our first dividend will be paid in the second quarter of 2012 and will be $0.16 per share of our Class A common stock. We intend to fund our initial dividend, as well as any future dividends, from our portion of distributions made by Manning & Napier Group, from its available cash generated from operations. William Manning, as the holder of our Class B common stock, will not be entitled to any cash dividends in his capacity as a Class B stockholder, but will, in his capacity as an indirect holder of Class A units of Manning & Napier Group, generally participate on a pro rata basis in distributions by Manning & Napier Group. Distributions to members upon a liquidation of Manning & Napier Group or a capital transaction, such as a sale of all or substantially all of its assets or any financing or refinancing of all or substantially all of its assets or debt, generally will be made to its members pro rata in proportion to their capital account balances, subject to the claims of creditors.

The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors. In determining the amount of any future dividends, our board of directors will take into account:

•	the financial results of Manning & Napier Group;

•	our available cash, as well as anticipated cash requirements, including any debt servicing;

•	our capital requirements and the capital requirements of our subsidiaries, including Manning & Napier Group;

•

contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by Manning & Napier Group to us, including the obligation of Manning & Napier Group to make tax distributions to its unitholders, including us;

•	general economic and business conditions; and

•	any other factors that our board of directors may deem relevant.

Upon consummation of this offering, we will have no material assets other than our ownership of Class A units of Manning & Napier Group and, accordingly, will depend on distributions from Manning & Napier Group to fund any dividends we may pay. As managing member of Manning & Napier Group, we will determine the timing and amount of any distributions to be paid to its members. We intend to cause Manning & Napier Group to distribute cash to its members, including us, in an amount sufficient to cover dividends, if any, declared by us. If we do cause Manning & Napier Group to make such distributions, M&N Group Holdings, MNCC and any other holders of units of Manning & Napier Group will be entitled to receive equivalent distributions on a pari passu basis.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, Manning & Napier Group is unable to make distributions to us as a result of its operating results, cash requirements and financial condition, its making certain mandatory distributions to its members relating to their income tax liability, the applicable laws of the State of Delaware, which may limit the amount of funds available for distribution, and its compliance with covenants and financial ratios related to any indebtedness it may incur in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock will not be taxed directly on our earnings. Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax rules. If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s adjusted tax basis in the Class A common stock and thereafter as capital gain.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our total capitalization as of September 30, 2011 on an actual basis and on an as adjusted basis to give effect to the sale of 12,500,000 shares of our Class A common stock in this offering at an assumed initial public offering price of $16.00 per share, the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus, the application of the net proceeds as described in “Use of Proceeds,” and the reorganization transactions.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

	As of September 30, 2011
	Actual	As adjusted (1)
	(unaudited)
	(in thousands)
Cash and cash equivalents	$23,434	$68,550

Shares liability subject to mandatory redemption	211,548	—
Shares subject to conditional redemption	1,726	—

Shareholders’ deficit and partners’ capital
Class A common stock, par value $0.01; 300,000,000 shares authorized and 12,500,000 shares issued and outstanding, as adjusted	—	125
Class B common stock, par value $0.01; 2,000 shares authorized and 1,000 shares issued and outstanding, as adjusted	—	0
Common stock, par value $0.01; 10,000,000 shares authorized, 2,565,322 shares issued and outstanding and 5,224,050 shares issued and outstanding subject to redemption (2)	103	—
Additional paid-in capital	2,590	196,775
Retained earnings (deficit)	(190,367)	(27,916)
Accumulated other comprehensive income	(242)	(242)
Restricted surplus	—	601
Partners’ equity	3,303	—

Total shareholders’ deficit and partners’ capital attributable to the Manning & Napier Companies	(184,613)	169,343

Non-controlling deficit	—	(84,666)

Total shareholders’ deficit and partners’ capital	(184,613)	84,677

Total capitalization	$28,661	$84,677

(1)	A $1.00 increase/(decrease) in the assumed initial public offering price of $16.00 per share, which is the mid-point of the price range listed on the cover page of this prospectus, would increase/(decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital and total capitalization by approximately $12.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase an additional 1,875,000 shares of Class A common stock in this offering is exercised in full, the as adjusted amount of each of additional paid-in capital and total capitalization would increase by approximately $30.0 million, and we would have 14,375,000 shares of our Class A common stock issued and outstanding.

(2)	Number of shares authorized, issued and outstanding represents the capitalization of each of MNA, AAC, MNAO and MNBD, singly and not in the aggregate, prior to the reorganization transactions and this offering. The “Actual” number represents the aggregate capital of MNA, AAC, MNAO and MNBD. After giving effect to the reorganization transactions and this offering, we will not own any of the issued and outstanding common stock of these entities. The only assets of MNA, AAC and MNAO will be 91.2% of the Class A units of M&N Group Holdings. In connection with the reorganization transactions, the shareholders of MNBD will contribute 100% of the outstanding common stock of MNBD to MNCC. Prior to this offering, we had a mandatory redemption obligation specific to MNA, AAC and MNAO and a conditional obligation specific to MNBD upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Pursuant to such mandatory and conditional redemption obligation, 5,224,050 shares of common stock of each of the entities were subject to redemption. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory and conditional redemption obligation will terminate upon the consummation of this offering. See “Our Structure and Reorganization.”

The number of shares of our Class A common stock to be outstanding after the completion of this offering excludes 89,570,938 shares of Class A common stock reserved for issuance upon the exchange of units of Manning & Napier Group held by or that may be granted to M&N Group Holdings, MNCC or any other holders of units of Manning & Napier Group.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of our Class A common stock to be sold in this offering will exceed the net tangible book value per share of our Class A common stock immediately after this offering. Our net tangible book value as of September 30, 2011, as adjusted prior to this offering was $28.7 million, or $0.32 per share of Class A common stock. “Net tangible book value” per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of Class A common stock outstanding. Our as adjusted net tangible book value as of September 30, 2011, assuming the sale of 12,500,000 shares of Class A common stock in this offering at an assumed initial offering price of $16.00 per share (the mid-point of the price range set forth on the cover of this prospectus) and application of estimated net proceeds of $186.0 million from such sale after deducting the underwriting discounts and commissions and estimated offering expenses, would have been approximately $84.7 million, or $0.95 per share. This represents an immediate increase in pro forma net tangible book value of $0.63 per share to our current employees, including William Manning, and an immediate dilution of $15.05 per share to new investors. Immediate dilution is the difference between the purchase price per share paid by a new investor and the net tangible book value of each share immediately after this offering.

The following table illustrates this per share dilution:

Assumed initial public offering price per share		$16.00
Net tangible book value per share as adjusted prior to this offering	$0.32
Increase in net tangible book value per share attributable to cash payments made by new investors	0.63

Pro forma net tangible book value per share after this offering		0.95

Dilution of net tangible book value per share to new investors		$15.05

A $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share (the mid-point of the price range set forth on the cover of this prospectus) would increase (decrease) our net tangible book value (deficit) by $12.5 million, the net tangible book value (deficit) per share after this offering by $0.14 per share and the decrease in net tangible book value (deficit) to new investors in this offering by $0.14 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

The following table summarizes, on the same pro forma basis as of September 30, 2011, the number of shares of our Class A common stock purchased from us and the total consideration and average price per share paid to us on behalf of our existing employee-owners, including William Manning, as well as the total number of shares of our Class A common stock purchased from us, the total consideration paid to us and the price per share paid by new investors purchasing shares in this offering, assuming that all of the outstanding units of Manning & Napier Group other than those held by us are exchanged for shares of our Class A common stock on behalf of our existing employee-owners:

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent
	(shares and amounts in thousands)
Existing employee-owners (1)	76,400	86%	$—	0%	$—
Investors purchasing Class A common stock in this offering	12,500	14	200,000	100	16.00

Total	88,900	100%	$200,000	100%	$16.00

(1)	Does not include the value of the Class A units of Manning & Napier Group that on a pro forma basis would be exchanged for an equal number of shares of our Class A common stock on behalf of our existing employee-owners.

If the underwriters’ overallotment is exercised in full:

•

the pro forma percentage of our shares of Class A common stock held by our existing employee-owners of Class A common stock will decrease to approximately 84% of the total number of pro forma shares of Class A common stock outstanding after this offering; and

•

the pro forma number of our shares of Class A common stock held by investors purchasing Class A common stock in this offering will increase to 14,375,000 shares, or approximately 16% of the total number of pro forma shares of Class A common stock outstanding after this offering.

If the underwriters’ overallotment option is exercised in full, our as adjusted net tangible book value would be approximately $1.26 per share, representing an immediate dilution of approximately $14.74 per share to investors purchasing Class A common stock in this offering.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2010 and for the nine months ended September 30, 2011 present our combined consolidated results of operations giving pro forma effect to the items listed below as if such transactions occurred on January 1, 2010. The unaudited pro forma combined consolidated statement of financial condition as of September 30, 2011 presents our combined consolidated financial condition giving pro forma effect to the items listed below as if such transactions occurred on September 30, 2011. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of the Manning & Napier Companies.

The unaudited pro forma combined consolidated financial information should be read together with “Our Structure and Reorganization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined consolidated financial statements and related notes included elsewhere in this prospectus.

The pro forma adjustments principally give effect to:

•	the reorganization transactions described in “Our Structure and Reorganization;”

•	the issuance of 1,000 shares of Class B common stock to William Manning, our Chairman and controlling stockholder;

•

the elimination of our mandatory and conditional redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Pursuant to such mandatory redemption obligation, 5,224,050 shares of common stock of each of MNA, AAC and MNAO were subject to mandatory redemption. Pursuant to such conditional redemption obligation, 5,224,050 shares of common stock of MNBD were subject to conditional redemption. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory and conditional obligation will terminate upon the consummation of this offering;

•

a one-time non-cash compensation charge in 2011, equal to approximately $213 million, related to the additional ownership interests in M&N Group Holdings granted to William Manning in connection with the reorganization transactions;

•

non-cash compensation charges through 2014, resulting from amendments to the vesting terms related to the current ownership interests of our employees, including our named executive officers, other than William Manning, in certain of the Manning & Napier Companies. These new vesting terms will not result in any dilution to the outstanding shares of our Class A common stock;

•	non-cash compensation charges through 2012 and 2014, resulting from the issuance of Class B units of Manning & Napier Group to each of Patrick Cunningham and James Mikolaichik, respectively;

•	non-cash operating costs resulting from the issuance of Class B units in M&N Group Holdings granted to Richard Goldberg for past and future strategic consulting services;

•	the distribution by the Manning & Napier Companies to their pre-offering equity holders of all of their undistributed economic income immediately prior to the reorganization;

•

the sale of 12,500,000 shares of our Class A common stock by us in this offering at an assumed offering price of $16.00 per share (the mid-point of the price range set forth on the cover of this prospectus);

•

the application of the net proceeds we receive in this offering to purchase Class A units of Manning & Napier Group from Manning & Napier Group and M&N Group Holdings, as described in “Use of Proceeds;” and

•	in the case of the unaudited pro forma combined consolidated statements of income, a provision for corporate income taxes reflecting assumed federal, state and local income taxes.

We have not made any pro forma adjustments to our compensation and related costs, or any of our other expense items, relating to reporting, compliance or investor relations costs, or other incremental costs that we may incur as a public company, including costs relating to compliance with Section 404 of the Sarbanes-Oxley Act.

The unaudited pro forma combined consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations or financial condition of the Manning & Napier Companies that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma combined consolidated financial information should not be relied upon as being indicative of our results of operations or financial condition had the reorganization transactions described under “Our Structure and Reorganization” and the use of the estimated net proceeds from this offering as described under “Use of Proceeds” occurred on the dates assumed. The unaudited pro forma combined consolidated financial information also does not project our results of operations or financial condition for any future period or date.

Unaudited Pro Forma Combined Consolidated

Statement of Income

For the Year Ended December 31, 2010

	Manning & Napier Companies Actual	Reorganization and Other Pro Forma Adjustments		As Adjusted Before Offering	Offering		Manning & Napier, Inc. Pro Forma
	(in thousands, except share and per share amounts)
Revenues
Investment management services revenue	$255,472	—		255,472	—		$255,472

Expenses
Compensation and related costs	78,416	114,353	(1)(2)	192,769	—		192,769
Sub-transfer agent and shareholder service costs	36,830	—		36,830	—		36,830
Other operating costs	25,284	—		25,284	—		25,284

Total operating expenses	140,530	114,353		254,883	—		254,883

Operating income (loss)	114,942	(114,353)		589	—		589

Non-operating income (loss)
Interest expense on shares subject to mandatory redemption	(61,243)	61,243	(3)	—	—		—
Interest expense	(16)	—		(16)	—		(16)
Interest and dividend income	126	—		126	—		126
Net capital gains on investments	1	—		1	—		1

Total non-operating income (loss)	(61,132)	61,243		111	—		111

Income (loss) before provision for income taxes	53,810	(53,110)		700	—		700

Provision for income taxes	712	—		712	5,584	(4)	6,296

Net income (loss) attributable to the controlling and the noncontrolling interests	$53,098	(53,110)		(12)	(5,584)		$(5,596)
Less: Net income (loss) attributable to the noncontrolling interests	—	—		—	93	(5)	93

Net income (loss) attributable to Manning & Napier, Inc.	$53,098	(53,110)		(12)	(5,677)		$(5,689)

Net income (loss) available to Class A common stock per basic and diluted share							(0.46)

Weighted average basic and diluted shares of Class A common stock outstanding							12,500,000 (6)

The accompanying notes are an integral part of this unaudited pro forma combined consolidated financial statement.

Unaudited Pro Forma Combined Consolidated

Statement of Income

For the Nine Months Ended September 30, 2011

	Manning & Napier Companies Actual	Reorganization and Other Pro Forma Adjustments		As Adjusted Before Offering	Offering		Manning & Napier, Inc. Pro Forma
	(in thousands, except share and per share amounts)
Revenues
Investment management services revenue	$249,634	—		249,634	—		$249,634

Expenses
Compensation and related costs	70,845	85,684	(1)(2)	156,529	—		156,529
Sub-transfer agent and shareholder service costs	36,859	—		36,859	—		36,859
Other operating costs	25,225	—		25,225	—		25,225

Total operating expenses	132,929	85,684		218,613	—		218,613

Operating income (loss)	116,705	(85,684)		31,021			31,021

Non-operating income (loss)
Interest expense on shares subject to mandatory redemption	(42,722)	42,722	(3)	—	—		—
Interest expense	(28)	—		(28)	—		(28)
Interest and dividend income	44	—		44	—		44
Net capital gains on investments	29	—		29	—		29

Total non-operating income (loss)	(42,677)	42,722		45	—		45

Income (loss) before provision for income taxes	74,028	(42,962)		31,066	—		31,066

Provision for income taxes	792	—		792	5,864	(4)	6,656

Net income (loss) attributable to the controlling and the noncontrolling interests	$73,236	(42,962)		30,274	(5,864)		$24,410
Less: Net income (loss) attributable to the noncontrolling interests	—	—		—	26,350	(5)	26,350

Net income (loss) attributable to Manning & Napier, Inc.	$73,236	(42,962)		30,274	(32,214)		$(1,940)

Net income (loss) available to Class A common stock per basic and diluted share							(0.16)

Weighted average basic and diluted shares of Class A common stock outstanding							12,500,000 (6)

The accompanying notes are an integral part of this unaudited pro forma combined consolidated financial statement.

(1)	Upon the consummation of this offering, certain of the Manning & Napier Companies will modify the vesting terms related to the current ownership interests of our employees, including our named executive officers, other than William Manning. Such individuals will be entitled to 15% of their ownership interests upon the consummation of this offering, and 15% of their ownership interests over the subsequent three years. The remaining ownership interests will be subject to performance-based vesting over such three year period (subject to an initial two-year lockup period and other selling restrictions), to be determined by a vesting committee of MNA. Such new vesting terms will not result in dilution to the number of outstanding shares of our Class A common stock. As a result of such vesting requirements, we will recognize non-cash compensation charges through 2014.

(2)	Prior to the effectiveness of the registration statement of which this prospectus forms a part, each of Patrick Cunningham and James Mikolaichik were granted Class B units of Manning & Napier Group. As a result, we will recognize non-cash compensation charges through 2012 and 2014, respectively.

(3)	Prior to this offering, we had a mandatory obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as non-cash interest expense. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer reflect non-cash interest expense or the liability related to such obligation.

(4)	As flow through entities, the Manning & Napier Companies were not historically subject to income taxes. An adjustment has been made to include assumed taxes at an effective tax rate of 899.4% and 21.4% for the twelve months ended December 31, 2010 and nine months ended September 30, 2011, respectively, reflecting assumed federal, state and local income taxes. The difference in the effective tax rate as compared to the U.S. federal income tax rate of 35% for the twelve months ended December 31, 2010 is primarily driven by non-cash compensation charges for which we will not receive a benefit.

(5)	As described in “Our Structure and Reorganization,” we will be the sole managing member of Manning & Napier Group. We will own approximately 13.0% of the economic interests in Manning & Napier Group, but will control the management of Manning & Napier Group. The following table illustrates the allocation of net income (loss) and the provision for income taxes between controlling and non-controlling interests for the twelve months ended December 31, 2010 and nine months ended September 30, 2011:

	Year Ended December 31, 2010			Nine Months Ended September 31, 2011
	Non-controlling Interests	Controlling Interests	Total	Non-controlling Interests	Controlling Interests	Total
	(in thousands)
Income (loss) before provision for income taxes allocable to:	$609	$91	$700	$27,030	$4,036	$31,066
Provision for income taxes allocable to:	516	5,780	6,296	680	5,976	6,656

Net income (loss) allocable to:	$93	$(5,689)	$(5,596)	$26,350	$(1,940)	$24,410

(6)	Represents the issuance of an aggregate of 12,500,000 shares of our Class A common stock in connection with this offering. Our shares of Class B common stock do not share in our earnings and are therefore not included in the weighted average shares outstanding or net income (loss) available per share.

Unaudited Pro Forma Combined Consolidated

Statement of Financial Condition

As of September 30, 2011

	Manning & Napier Companies Actual	Reorganization and Other Pro Forma Adjustments		As Adjusted Before Offering	Offering		Manning & Napier, Inc. Pro Forma
	(in thousands, except share and per share amounts)
Assets
Cash and cash equivalents	$23,434	$—		$23,434	$45,116	(1)	$68,550
Accounts receivable	18,919	—		18,919	—		18,919
Accounts receivable—Manning & Napier Fund, Inc.	12,661	—		12,661	—		12,661
Marketable securities, at fair value	3,841	—		3,841	—		3,841
Property and equipment, net	3,013	—		3,013	—		3,013
Prepaid expenses and other assets	4,276	—		4,276	—		4,276
Deferred tax asset	—	—		—	72,800	(2)	72,800

Total assets	$66,144	$—		$66,144	$117,916		$184,060

Liabilities
Accounts payable	1,276	—		1,276	—		1,276
Accrued expenses and other liabilities	24,719	—		24,719	—		24,719
Deferred revenue	11,382	—		11,382	—		11,382
Stock purchase note payable	106	—		106	—		106
Shares liability subject to mandatory redemption	211,548	(211,548	)(3)	—	—		—
Amounts payable under tax receivable agreement	—	—		—	61,900	(2)	61,900

Total liabilities	249,031	(211,548)		37,483	61,900		99,383

Commitments and contingencies

Shares subject to conditional redemption	1,726	(1,726	)(3)	—	—		—

Shareholders’ deficit and partners’ capital
Class A common stock, par value $0.01, 300,000,000 shares authorized; and 12,500,000 shares issued and outstanding, as adjusted	—	—		—	125	(1)	125
Class B common stock, par value $0.01, 2,000 shares authorized; and 1,000 shares issued and outstanding, as adjusted	—	—		—	0	(1)	0
Common stock, $0.01 par value, 10,000,000 shares authorized; 2,565,322 shares issued and outstanding and 5,224,050 shares issued and outstanding subject to redemption (4)	103	(103	)(3)	—	—		—
Additional paid in capital	2,590	(2,590	)(3)	—	196,775	(1)(2)	196,775
Retained earnings (deficit)	(190,367)	(24,533	)(3)(6)	(214,900)	186,984	(5)	(27,916)
Accumulated other comprehensive income	(242)	—		(242)	—		(242)
Retained surplus	—	601		601	—		601
Partners’ equity (deficit)	3,303	239,899	(3)(6)	243,202	(243,202	)(5)	—

Noncontrolling deficit in the equity of Manning & Napier Group LLC	—	—		—	(84,666	)(5)	(84,666)

Total liabilities, shares subject to conditional redemption and shareholders’ deficit and partners’ capital	$66,144	$—		$66,144	$117,916		$184,060

The accompanying notes are an integral part of this unaudited pro forma combined consolidated financial statement.

(1)	Represents the net effect of an increase in cash and cash equivalents due to the net proceeds received by Manning & Napier, Inc. and Manning & Napier Group in this offering, which we expect will be approximately $45.1 million (reflecting a reduction of approximately $140.9 million of the net proceeds from this offering to purchase Class A units of Manning & Napier Group held by M&N Group Holdings and approximately $14.0 million relating to the costs of this offering). This also gives effect to the issuance of Class B common stock to William Manning, with a value of $0.01 million.

(2)	Reflects adjustments to give effect to the tax receivable agreement (as described in “Our Structure and Reorganization—Offering Transactions—Tax Receivable Agreement”) based on the following assumptions:

•

we will record an increase of $72.8 million in deferred tax assets net of uncertain tax positions of $3.9 million, for estimated income tax effects of the increase in the tax basis of the purchased interests, based on an effective income tax rate of 38.25% (which includes a provision for U.S. federal, state and local income taxes);

•

we will record $61.9 million, representing 85% of the estimated realizable tax benefit resulting from (i) the tax basis in the tangible and intangible assets of Manning & Napier Group on the date of this offering, (ii) the increase in the tax basis of the purchased interests as noted above, (iii) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement as an increase to the liability due to existing owners under the tax receivable agreement and (iv) uncertain tax positions noted above; and

•

we will record an increase to additional paid-in capital of $10.9 million, which is an amount equal to the difference between the increase in deferred tax assets and the increase in amounts payable under the tax receivable agreement.

(3)	Represents an adjustment to stockholders’ equity reflecting (i) any remaining undistributed economic income to be distributed through retained earnings to the pre-offering members of M&N Group Holdings, (ii) the termination upon the consummation of this offering of the mandatory and conditional redemption obligation upon the death of William Manning, (iii) the elimination of partners’ equity of $3.3 million, of which $0.6 million will remain in restricted surplus due to Exeter Trust Company’s regulatory surplus requirements, (iv) the elimination of historical retained deficit of $190.4 million and (v) the elimination of historical common stock and additional paid in capital.

(4)	Number of shares authorized, issued and outstanding represents the capitalization of each of MNA, AAC, MNAO and MNBD, singly and not in the aggregate, prior to the reorganization transactions and this offering. The “Actual” number represents the aggregate capital of MNA, AAC, MNAO and MNBD. After giving effect to the reorganization transactions and this offering, we will not own any of the issued and outstanding common stock of these entities. The only assets of MNA, AAC and MNAO will be approximately 91.2% of the Class A units of M&N Group Holdings. In connection with the reorganization transactions, the shareholders of MNBD will contribute 100% of the outstanding common stock of MNBD to MNCC. Prior to this offering, we had a mandatory redemption obligation specific to MNA, AAC and MNAO and a conditional obligation specific to MNBD upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Pursuant to such mandatory and conditional redemption obligation, 5,224,050 shares of common stock of each of the entities were subject to redemption. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory and conditional redemption obligation will terminate upon the consummation of this offering. See “Our Structure and Reorganization.”

(5)	As described in “Our Structure and Reorganization,” we will be the sole managing member of Manning & Napier Group. We will have an approximately 13.0% economic interest in Manning & Napier Group, but will control the management of Manning & Napier Group. As a result, we will consolidate the financial results of Manning & Napier Group and will record a non-controlling interest on our balance sheet.

(6)	In connection with the reorganization, 13,312,500 Class B units in M&N Group Holdings were issued to William Manning pursuant to the amended and restated limited liability company agreement of M&N Group Holdings, as part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate the reorganization. Subject to certain restrictions set forth in the exchange agreement and described elsewhere in this prospectus, Mr. Manning will have the right to exchange such Class B units for either the market value in cash or, at our election, shares of our Class A common stock on a one-for-one basis. See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement.” In addition, Class B units of M&N Group Holdings were issued to Richard Goldberg in connection with the reorganization transactions for strategic consulting services he has performed and will perform for the Manning & Napier Companies.

SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected historical combined consolidated financial and other data of the Manning & Napier Companies as of the dates and for the periods indicated. The selected combined consolidated statements of income data for the years ended December 31, 2008, 2009 and 2010, and the combined consolidated statements of financial condition data as of December 31, 2009 and 2010 have been derived from the Manning & Napier Companies’ audited combined consolidated financial statements included elsewhere in this prospectus. The selected combined consolidated statements of income data for the years ended December 31, 2006 and 2007 and the combined consolidated statements of financial condition data as of December 31, 2006, 2007 and 2008 have been derived from the Manning & Napier Companies’ unaudited combined consolidated financial statements not included in this prospectus.

The selected combined consolidated statements of income data for the nine months ended September 30, 2010 and 2011 and the selected combined consolidated statements of financial condition as of September 30, 2011 have been derived from the Manning & Napier Companies unaudited combined consolidated financial statements included elsewhere in this prospectus. The selected combined consolidated statements of financial condition as of September 30, 2010 have been derived from the Manning & Napier Companies unaudited combined consolidated financial statements not included elsewhere in this prospectus. These unaudited combined consolidated financial statements have been prepared on substantially the same basis as our audited combined consolidated financial statements and include all adjustments that we consider necessary for a fair statement of our combined consolidated statements of income and financial condition for the periods and as of the date presented therein. Our results for the nine months ended September 30, 2011 are not necessarily indicative of our results for a full fiscal year.

You should read the following selected historical combined consolidated financial data together with “Our Structure and Reorganization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(unaudited)					(unaudited)
	(in millions)
Statements of income data:
Operating revenues
Investment management services revenue	$95.9	$133.3	$145.6	$162.7	$255.5	$182.0	$249.6

Total operating revenues	95.9	133.3	145.6	162.7	255.5	182.0	249.6

Operating expenses
Compensation and related costs	37.9	46.8	46.3	55.6	78.4	55.1	70.8
Sub-transfer agent and shareholder service costs	5.6	9.9	13.1	19.9	36.8	26.3	36.9
Other operating costs	13.2	17.3	20.7	22.3	25.3	18.2	25.2

Total operating expenses	56.7	74.0	80.1	97.8	140.5	99.6	132.9

Total operating income	39.2	59.3	65.5	64.9	115.0	82.4	116.7

Non-operating income (loss)
Interest expense on shares subject to mandatory redemption (1)	(14.5)	(25.0)	(6.7)	(10.0)	(61.2)	(47.7)	(42.7)
Interest expense	—	—	(0.1)	—	(0.1)	—	—
Interest and dividend income	1.1	1.2	0.6	0.1	0.1	—	—
Net capital gains (losses) on investments	(0.1)	—	0.1	(0.2)	—	—	—

Total non-operating income (loss)	(13.5)	(23.8)	(6.1)	(10.1)	(61.2)	(47.7)	(42.7)

Income before provision for income taxes	25.7	35.5	59.4	54.8	53.8	34.7	74.0
Provision for income taxes	0.5	0.6	0.4	0.4	0.7	0.6	0.8

Net income	$25.2	$34.9	$59.0	$54.4	$53.1	$34.1	$73.2

(1)	Within interest expense, we have recognized expenses related to a mandatory redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as non-cash interest expense. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer reflect in our financial statements non-cash interest expense or the liability related to such obligation.

	As of December 31,					As of September 30,
	2006	2007	2008	2009	2010	2010	2011
	(unaudited)	(unaudited)	(unaudited)			(unaudited)
	(in millions)
Statements of financial condition data:
Total assets	$44.5	$49.3	$41.1	$53.4	$68.3	$56.0	$66.1
Shares liability subject to mandatory redemption (1)	67.5	92.4	99.1	109.1	170.3	156.7	211.5
Total liabilities	96.7	120.3	120.8	136.7	212.1	187.0	249.0

(1)	Prior to this offering, we had a mandatory redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as non-cash interest expense. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer reflect in our financial statements non-cash interest expense or the liability related to such obligation.

	Year Ended December 31,					Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(in millions)
Selected unaudited operating data:
Assets under management (1)	$14,674.1	$18,795.7	$16,231.4	$28,271.3	$38,841.7	$35,020.8	$38,768.8
Adjusted EBITDA (2)	39.7	60.1	66.7	65.8	116.4	83.5	117.5
Economic income (2)	40.2	60.5	66.1	64.8	115.0	82.4	116.7

(1)	Reflects the amount of money we managed for our clients as of the last day of the period.

(2)	Our management uses non-GAAP financial measures to evaluate the profitability and efficiency of our business model. See page 67 of this prospectus for a reconciliation of these non-GAAP financial measures. Our non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

Our management uses Adjusted EBITDA and economic income as financial measures to evaluate the profitability and efficiency of our business model. Adjusted EBITDA and economic income are not presented in accordance with GAAP. Adjusted EBITDA includes adjustments for provision for income taxes, interest income and expense and depreciation and amortization. Economic income excludes from income before provision for income taxes the non-cash interest expense associated with the liability for shares subject to mandatory redemption.

	Year Ended December 31,					Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(unaudited)					(unaudited)
	(dollar amounts in millions)
Reconciliation of non-GAAP financial measures:
Net income	$25.2	$34.9	$59.0	$54.4	$53.1	$34.1	$73.2
Provision for income taxes	0.5	0.6	0.4	0.4	0.7	0.6	0.8

Income before provision for income taxes	25.7	35.5	59.4	54.8	53.8	34.7	74.0
Interest expense on shares subject to mandatory redemption (1)	14.5	25.0	6.7	10.0	61.2	47.7	42.7

Economic income (2)	40.2	60.5	66.1	64.8	115.0	82.4	116.7

Interest expense	—	—	0.1	—	0.1	—	—
Interest income	(1.1)	(1.2)	(0.6)	(0.1)	(0.1)	—	—
Depreciation and amortization	0.6	0.8	1.1	1.1	1.4	1.1	0.8

Adjusted EBITDA	39.7	60.1	66.7	65.8	116.4	83.5	117.5

Revenue	$95.9	$133.3	$145.6	$162.7	$255.5	$182.0	$249.6
Net income margin percentage	26.3%	26.2%	40.5%	33.4%	20.8%	18.7%	29.3%
Economic income margin percentage	41.9%	45.4%	45.4%	39.8%	45.0%	45.3%	46.8%
Adjusted EBITDA margin percentage	41.4%	45.1%	45.8%	40.4%	45.6%	45.9%	47.1%

(1)	Within interest expense, we have recognized expenses related to a mandatory redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as non-cash interest expense. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer reflect in our financial statements non-cash interest expense or the liability related to such obligation.

(2)	The executives and other shareholders of the Manning & Napier Companies set forth below were allocated economic income for the periods indicated based on their pro rata ownership of the Manning & Napier Companies as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(unaudited) (in millions)
William Manning	$27.0	$40.9	$44.1	$42.7	$76.2	$54.5	$77.2
Patrick Cunningham	0.9	1.3	1.4	1.3	2.3	1.6	2.3
Jeffrey S. Coons	0.9	1.3	1.4	1.3	2.3	1.6	2.3
B. Reuben Auspitz	3.0	4.5	4.9	4.7	8.3	6.0	8.4
Charles H. Stamey	0.9	1.3	1.4	1.3	2.3	1.6	2.3
Beth H. Galusha	0.2	0.3	0.3	0.3	0.6	0.4	0.6
Other shareholders	7.3	10.9	12.6	13.2	23.2	16.7	23.6

Economic income	$40.2	$60.5	$66.1	$64.8	$115.0	$82.4	$116.7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Historical Combined Consolidated Financial and Other Data” and the historical combined consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See the section entitled “Forward Looking Statements.” Our actual results and the timing of selected events could differ materially from those discussed in these forward-looking statements as a result of certain factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

Business

We are an independent investment management firm that provides a broad range of investment solutions through separately managed accounts, mutual funds and collective investment trust funds. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle portfolios, that use a mix of stocks and bonds. We serve a diversified client base of high net worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, and endowments and foundations. Our operations are based principally in the United States, with our headquarters located in Fairport, New York.

Our Distribution Channels

We derive substantially all of our revenues from investment management fees earned from providing advisory services to separately managed accounts and mutual funds and collective investment trusts—including those offered by the Manning & Napier Fund, Inc., or the Fund, and Exeter Trust Company—which are distributed through four primary channels:

•	Direct Channel. Our Direct Channel revenue is derived from direct relationships between high net worth individuals or institutional clients and our representatives.

•

Platform/Sub-Advisor Channel. Our Platform/Sub-Advisor Channel revenue is derived from investment programs or platforms, such as mutual fund wrap programs, for which we serve as an advisor or sub-advisor.

•

Intermediary Channel. Our Intermediary Channel revenue is derived from third-party intermediaries or financial advisors, such as those affiliated with national brokerage firms or independent broker dealers, that have the primary relationships with clients.

•	Other Retail Channel. Our Other Retail Channel revenue is derived from the Fund complex without involvement from our representatives or support teams.

Our AUM was $38.8 billion as of September 30, 2011. The composition of our AUM as of December 31, 2010, by channel and portfolios, is set forth in the table below.

	As of December 31, 2010
	Blended Asset	Equity	Fixed Income	Total
Total AUM	(dollar amounts in millions)
Direct Channel	$11,479.5	$8,887.5	$1,068.2	$21,435.2
Platform/Sub-advisor Channel	874.6	8,263.8	22.1	9,160.5
Intermediary Channel	4,187.0	1,536.0	214.0	5,937.0
Other Retail Channel	739.4	1,569.6	—	2,309.0

Total	$17,280.5	$20,256.9	$1,304.3	$38,841.7

Percentage of total AUM
Direct Channel	30%	23%	3%	56%
Platform/Sub-advisor Channel	2%	21%	0%	23%
Intermediary Channel	11%	4%	0%	15%
Other Retail Channel	2%	4%	0%	6%

Total	45%	52%	3%	100%

Percentage of portfolio by channel
Direct Channel	66%	44%	82%	56%
Platform/Sub-advisor Channel	5%	41%	2%	23%
Intermediary Channel	24%	8%	16%	15%
Other Retail Channel	5%	7%	0%	6%

Total	100%	100%	100%	100%

Percentage of channel by portfolio
Direct Channel	54%	41%	5%	100%
Platform/Sub-advisor Channel	10%	90%	0%	100%
Intermediary Channel	71%	26%	3%	100%
Other Retail Channel	32%	68%	0%	100%

Direct Channel. Our Direct Channel contributed 59% of our total new business production for the year ended December 31, 2010 and 56% of our total AUM as of December 31, 2010. This channel has historically been the largest driver of new business growth and we anticipate it will continue to be going forward, given our focus on forming strong, consultative relationships with our clients.

During 2010, 77% of the channel’s new business represented separate accounts while 23% represented mutual funds and collective investment trusts. As of December 31, 2010, blended asset portfolios represented 54% of the channel’s total AUM, while equity and fixed portfolios represented 41% and 5%, respectively. We anticipate blended asset portfolios will continue to constitute a meaningful portion of the Direct Channel’s new asset flows and total AUM going forward given our relationships with high net worth individuals and middle market institutions. However, relationships with larger institutions have resulted in strong growth in equity portfolios as a percentage of total AUM, which will likely continue given the breadth of our offerings, including domestic, international and global equity portfolios.

Platform/Sub-Advisor Channel. Our Platform/Sub-Advisor Channel contributed 15% of our total new business production for the year ended December 31, 2010 and represented 23% of total AUM as of December 31, 2010. To facilitate our expanding relationships in our Platform/Sub-Advisor Channel, over the last three years we have more than doubled the number of our dealer relationships from 90 to 250. This increase has expanded the number of financial intermediaries offering our mutual funds and collective investment trusts to clients and will afford us the opportunity for continued growth in the Platform/Sub-Advisor Channel as we penetrate these third-party advisory platform relationships in the future. These relationships are an important component in expanding both our 401(k) life cycle business as well as our institutional mutual fund business.

As of December 31, 2010 our mutual funds and collective investment trusts constituted 71% of Platform/Sub-Advisor Channel AUM, of which more than 87% comprised equity and international equity mutual fund portfolios; our separately managed accounts constituted the remaining 29% of Platform/Sub-Advisor Channel AUM, of which 1% comprised active asset allocation blended asset portfolios.

Intermediary Channel. Our Intermediary Channel contributed 12% of our total new business production for the year ended December 31, 2010, and represented 15% of our total AUM as of December 31, 2010. Mutual funds and collective investment trusts represent 32% of our total AUM in this channel, with separate accounts representing the remaining 68% of channel AUM. We anticipate greater new asset flows in our mutual funds going forward given our focus on national brokerage firm advisors and retirement plan advisors.

As of December 31, 2010, 71% of AUM in the Intermediary Channel was represented by blended asset portfolios, with 26% in equity portfolios and 3% in fixed income portfolios. We expect this channel to continue to be focused on blended portfolios given our emphasis on advisors that work with retirement plans. Specifically, we anticipate greater use of our life cycle mutual funds and collective investment trusts by advisors that are attracted to the technology solutions we have developed to assist advisors in performing one-on-one participant education sessions. However, our allocation to equity portfolios within this channel may also increase due to interest from national brokerage firm advisors.

Other Retail Channel. Our Other Retail Channel represented 6% of our total AUM as of December 31, 2010. As this channel represents mutual fund business that is not sourced or serviced by our representatives, it is the smallest channel in terms of total AUM. New asset flows in the Other Retail Channel represented 14% of overall flows during the calendar year ending December 31, 2010, driven by our strong track records and various industry accolades across our mutual fund offerings. As of December 31, 2010, 68% of the channel’s AUM represented equity portfolios, with the remaining 32% representing blended asset portfolios.

Results of Operations

Below is a discussion of our consolidated results of operations for the nine months ended September 30, 2010 and 2011 and the years ended December 31, 2008, 2009 and 2010.

Key Components of Results of Operations

Overview. Changes to our operating results over time are largely driven by net new client asset flows and changes to the market value of our AUM.

An important factor influencing inflows and outflows of our AUM is the investment performance of our various investment approaches. Our variety of stock selection strategies, absolute pricing discipline and active asset allocation management approach generally results in specific absolute and relative return characteristics in different market environments. For example, during a fundamental-driven bull market when prices are rising alongside improving fundamentals, we are likely to experience positive absolute returns and competitive relative returns. However, in a more momentum-driven bull market, when prices become disconnected from underlying fundamentals, we are likely to experience positive absolute returns but lagging relative returns. Similarly, during a valuation-driven bear market, when markets experience a period of price correction following a momentum-driven bull market, we are likely to experience negative absolute returns but strong relative returns. However, in a momentum-driven bear market, which is typically characterized by broad price declines in a highly correlated market, we are likely to experience negative absolute returns and lagging relative returns. Essentially, our approach is likely to do well when markets are driven by fundamentals, but lag when markets are driven primarily by momentum.

Other components of our operating results include:

•	asset-based fee rates and changes in those rates;

•	the composition of our AUM among various portfolios, vehicles and client types; and

•

the rate of increase in our variable and fixed costs, which is affected by the rate of revenue increases, compensation and year-to-year changes in incentive bonuses, changes to base compensation, vendor-related costs and investment spending on new products, consultative staffing and proprietary and third-party technology development.

Assets Under Management. The following two tables presented on pages 71 and 72 reflect the components of our AUM for our investment vehicles and our portfolios for the periods indicated.

The first table presents AUM for our separately managed accounts and our mutual funds and collective investment trusts for the periods indicated. This table reflects the shift in the periods indicated from AUM comprised primarily of our separately managed accounts to a more balanced AUM comprised of both our separately managed accounts and our mutual funds and collective investment trusts. The table reflects that the shift in the periods indicated has occurred due to the strong growth of our mutual funds and collective investment trusts.

The second table on page 72 presents AUM for our blended asset, equity and fixed income portfolios. This table reflects the shift in the periods indicated from AUM comprised primarily of blended portfolios to a more balanced AUM comprised primarily of blended and equity portfolios. The table reflects that the shift in the periods indicated has occurred due to the growth of the mutual funds and collective investment trusts within our equity portfolio.

For each of the applicable periods, we computed average AUM by averaging 13 data points including beginning of the year AUM and AUM for the end of each of the 12 months during such period.

	Separately managed accounts	Mutual funds and collective investment trusts	Total	Separately managed accounts	Mutual funds and collective investment trusts	Total
	(in millions)
Assets under management—By investment vehicle
As of December 31, 2008	$11,718.8	$4,512.6	$16,231.4	72.2%	27.8%	100.0%
Separately managed accounts gross client inflows	4,093.7	—	4,093.7
Separately managed accounts gross client outflows	(1,935.1)	—	(1,935.1)
Mutual funds and collective investment trusts net client flows	—	4,540.3	4,540.3
Market appreciation	3,356.8	1,984.2	5,341.0

As of December 31, 2009	17,234.2	11,037.1	28,271.3	61.0%	39.0%	100.0%
Gross client inflows	5,237.7	7,310.7	12,548.4
Gross client outflows	(2,213.5)	(3,870.4)	(6,083.9)
Market appreciation	2,676.7	1,429.2	4,105.9

As of December 31, 2010	22,935.1	15,906.6	38,841.7	59.0%	41.0%	100.0%
Gross client inflows	3,678.4	7,426.1	11,104.5
Gross client outflows	(2,598.6)	(3,294.9)	(5,893.5)
Market appreciation (depreciation)	(2,463.2)	(2,820.7)	(5,283.9)

As of September 30, 2011	$21,551.7	$17,217.1	$38,768.8	55.6%	44.4%	100.0%

	Separately managed accounts	Mutual funds and collective investment trusts	Total
Annual growth rates
December 31, 2009 vs. December 31, 2008	47.1%	144.6%	74.2%
December 31, 2010 vs. December 31, 2009	33.1%	44.1%	37.4%
September 30, 2011 vs. December 31, 2010	(6.0%)	8.2%	(0.2%)
Compound annual growth rate—December 31, 2008 through September 30, 2011	24.8%	62.7%	37.2%

	Separately managed accounts	Mutual funds and collective investment trusts	Total
	(in millions)
Average assets under management
For the year ended December 31, 2008	$13,869.6	$4,378.1	$18,247.7
For the year ended December 31, 2009	13,614.5	6,970.2	20,584.7
For the year ended December 31, 2010	19,268.2	13,070.5	32,338.7
For the nine months ended September 30, 2011	24,111.0	18,326.2	42,437.1

	Blended	Equity	Fixed Income	Total	Blended	Equity	Fixed Income	Total
	(in millions)
Assets under management—By portfolio
As of December 31, 2008	$10,142.9	$4,812.6	$1,275.9	$16,231.4	62.5%	29.6%	7.9%	100.0%

Separately managed accounts gross client inflows	1,003.2	2,801.2	289.3	4,093.7
Separately managed accounts gross client outflows	(955.8)	(618.0)	(361.3)	(1,935.1)
Mutual funds and collective investment trusts net client flows	1,267.0	3,273.3	—	4,540.3
Market appreciation	2,492.1	2,745.5	103.4	5,341.0

As of December 31, 2009	13,949.4	13,014.6	1,307.3	28,271.3	49.4%	46.0%	4.6%	100.0%

Gross client inflows	4,131.2	8,270.5	146.7	12,548.4
Gross client outflows	(2,517.5)	(3,370.2)	(196.2)	(6,083.9)
Market appreciation	1,717.4	2,342.0	46.5	4,105.9

As of December 31, 2010	17,280.5	20,256.9	1,304.3	38,841.7	44.5%	52.1%	3.4%	100.0%

Gross client inflows	3,423.6	7,580.5	100.4	11,104.5
Gross client outflows	(2,400.1)	(3,310.1)	(183.3)	(5,893.5)
Market appreciation (depreciation)	(1,120.9)	(4,170.9)	7.9	(5,283.9)

As of September 30, 2011	$17,183.1	$20,356.4	$1,229.3	$38,768.8	44.3%	52.5%	3.2%	100.0%

	Blended	Equity	Fixed Income	Total
Annual growth rates
December 31, 2009 vs. December 31, 2008	37.5%	170.4%	2.5%	74.2%
December 31, 2010 vs. December 31, 2009	23.9%	55.6%	(0.2%)	37.4%
September 30, 2011 vs. December 31, 2010	(0.6%)	0.5%	(5.8%)	(0.2%)
Compound annual growth rate - December 31, 2008 through September 30, 2011	21.1%	68.9%	(1.3%)	37.2%

	Blended	Equity	Fixed Income	Total
	(in millions)
Average assets under management
For the year ended December 31, 2008	$12,044.5	$5,029.7	$1,173.5	$18,247.7
For the year ended December 31, 2009	11,358.4	7,969.9	1,256.4	20,584.7
For the year ended December 31, 2010	15,193.7	15,805.3	1,339.7	32,338.7
For the nine months ended September 30, 2011	18,261.0	22,915.5	1,260.6	42,437.1

Revenue. Our revenues primarily consist of investment management fees earned from managing our clients’ AUM. We earn our investment management fees as a percentage of our clients’ AUM either as of a specified date or on a daily basis. Our investment management fees fluctuate based on the average fee rate for our investment management products, which are affected by the composition of our AUM among various portfolios and investment vehicles. We currently do not have revenues from performance fee based products.

MNA, our affiliate, serves as the investment advisor to the Fund and Exeter Trust Company. The Fund is currently a family of 28 open-end mutual funds that offer no-load share classes designed to meet the needs of a range of institutional and other investors. Exeter Trust Company is an affiliated New Hampshire-chartered trust company that sponsors a family of collective investment trusts for qualified retirement plans, including 401(k) plans. These mutual funds and collective investment trusts comprised $17.2 billion, or 44%, of our AUM as of September 30, 2011, and investment management fees from these mutual funds and collective investment trusts were $126.1 million, or 51%, of our revenues for the nine months ended September 30, 2011.

MNA also serves as the investment advisor to all of our separately managed accounts, managing $21.6 billion, or 56%, of our AUM as of September 30, 2011, including assets managed as a sub-advisor to pooled investment vehicles and assets in client accounts invested in the Fund. Investment management fees from separately managed accounts represented $112.6 million, or 45%, of our revenues for the nine months ended September 30, 2011.

Operating Expenses. Our largest operating expenses are employee compensation and sub-transfer agent/shareholder service fees, discussed further below, with a significant portion of these expenses varying in a direct relationship to our AUM and revenues. We review our operating expenses in relation to the investment market environment and changes in our revenues. However, we are generally willing to make expenditures as necessary even in the face of declining rates of growth in revenues in order to support our investment products, our client service levels, strategic initiatives and our long-term value.

•

Compensation and related costs. Employee compensation and related costs represent our largest expense, including employee salaries and benefits, incentive compensation to investment and sales professionals and stock-based compensation. These costs are affected by changes in the employee headcount and mix of existing job descriptions, competitive factors and new product and service initiatives requiring the addition of new skill sets and/or expanded or upgraded staffing. In connection with the reorganization transactions, certain of the Manning & Napier Companies will adopt new vesting terms related to the current ownership interests of our employees, including our named executive officers other than William Manning. In addition, prior to the effectiveness of the registration statement of which this prospectus forms a part, each of Patrick Cunningham and James Mikolaichik were granted Class B units of Manning & Napier Group. As a result, we will recognize non-cash compensation charges through 2012 and 2014, respectively. Further, additional ownership interests were granted to William Manning in connection with the reorganization transactions. As a result, we will recognize non-cash compensation expenses through 2014. We will also recognize an additional one-time non-cash compensation charge in 2011 related to the additional ownership interests that were granted to William Manning.

•

Sub-transfer agent/shareholder service fees. Sub-transfer agent/shareholder service fees represent amounts paid to various platforms that distribute our mutual fund and collective investment trust products. These expenses increase as the AUM in our mutual fund and collective investment trust products increase.

•

Other operating expenses. Other operating expenses include costs for custodial services, professional fees, including accounting and legal fees, occupancy and facility costs, as well as other costs related to travel and entertainment expenses, insurance, market data service expenses and all other miscellaneous costs associated with managing the day-to-day operations of our business. Following this offering, we expect to incur additional expenses as a result of becoming a public company, including expenses related to additional staffing, director fees, director and officer insurance, Sarbanes-Oxley compliance and other SEC reporting and compliance requirements, professional fees and other expenses. These expenses will increase our operating expenses and reduce net income.

Non-Operating Income (Loss). Non-operating income (loss) includes interest expense, interest and dividend income, and realized gains (losses) on sales of marketable securities. Within interest expense, we have recognized expenses related to the agreement with William Manning, our Chairman and controlling stockholder.

Prior to this offering, we had a mandatory redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as non-cash interest expense. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer reflect non-cash interest expense or the liability related to such agreement.

Provision for Income Taxes. Historically, we have not had a significant provision for income taxes due to the fact that the combined entity is generally made up of S-corporations and limited liability companies. However, following this offering, we anticipate an increase in the provision for income taxes due to the future requirement to include provisions for federal and state income taxes as a result of Manning & Napier’s C-corporation status, offset by the benefits of the tax receivable agreement. See “Unaudited Pro Forma Combined Consolidated Financial Information.”

Critical Accounting Policies and Estimates

The combined consolidated financial statements are prepared in accordance with GAAP and related rules and regulations of the SEC. The preparation of combined consolidated financial statements in conformity with GAAP requires management to make estimates or assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Accordingly, actual results could differ from these estimates or assumptions and may have a material effect on the combined consolidated financial statements.

Accounting policies are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial condition. Our management has identified the following significant accounting policies that are critical to understanding our business and prospects for future performance, as these policies affect the reported amounts of revenue and other significant areas that involve management’s judgment and estimates:

•	Shares subject to redemption; and

•	Revenue recognition.

These policies and our procedures related to these policies are described in detail below. In addition, please refer to the notes to our combined consolidated financial statements included elsewhere in this prospectus for further discussion of our accounting policies.

Shares Subject to Redemption

Prior to this offering, we entered into an agreement with William Manning, pursuant to which we had a mandatory redemption obligation upon his death to pay his pro rata share of net revenue (as defined in such agreement) for the four quarters immediately preceding Mr. Manning’s death. In accordance with the requirements of accounting for certain financial instruments with characteristics of both liabilities and equity, we have recognized a liability for these shares subject to mandatory redemption in our financial statements included elsewhere in this prospectus.

For one of our entities, MNBD, our redemption obligation upon William Manning’s death to pay his pro rata share of net revenue has an element of conditionality. In accordance with the requirements of accounting for contracts in our own equity, we have recognized the shares subject to conditional redemption related to MNBD as temporary equity.

As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, this mandatory and, with respect to MNBD, conditional redemption obligation will terminate upon the consummation of this offering.

Revenue Recognition

The majority of our revenues are based on fees charged to manage customers’ portfolios. Investment management fees are generally computed as a percentage of AUM and recognized as earned. Fees for providing investment advisory services are computed and billed in accordance with the provisions of the applicable investment management agreements. For our separately managed accounts, clients generally pay investment management fees in advance for a semi-annual bill cycle. In these cases, we defer the revenue and recognize it over a six month period. In some cases, clients will pay investment management fees quarterly in arrears. For these cases, we estimate revenues based on the prior bill cycle and record an adjustment when the actual bill is calculated at the end of the quarter. Revenue is also earned for providing custodial services, sub-advisor services to mutual funds and collective investment trusts and other services.

For mutual funds and collective investment trust vehicles, our fees are calculated and earned daily based on AUM.

Because the majority of our revenues are earned based on AUM that has been determined using fair value methods and since market appreciation/depreciation has a significant impact on our revenue, we have presented our AUM using the GAAP framework for measuring fair value. That framework provides a three-level fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs based on company assumptions (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1—includes quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2—includes inputs other than quoted prices that are observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3—includes one or more significant unobservable inputs.

The table below summarizes the approximate amount of AUM for the periods indicated for which fair value is measured based on Level 1, Level 2 and Level 3.

	Level 1	Level 2	Level 3	Total
	(in millions)
December 31, 2010 AUM	$20,496	$18,346	$—	$38,842
September 30, 2011 AUM	19,665	19,098	6	38,769

As substantially all our AUM is valued by independent pricing services based upon observable market prices or inputs, we believe market risk is the most significant risk underlying valuation of our AUM, as discussed under the heading “Risk Factors” and “—Quantitative and Qualitative Disclosure About Market Risk.”

All other revenue earned by us is recognized on a GAAP accounting basis as earned per the terms of the specific contract.

Use of Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our combined consolidated financial statements presented on a GAAP basis with non-GAAP financial measures of earnings. Our management uses Adjusted EBITDA, economic income and economic net income as financial measures to evaluate the profitability and efficiency of our business model. Adjusted EBITDA, economic income and economic net income are not presented in accordance with GAAP. Economic income excludes from income before provision for income taxes:

•	the non-cash interest expense associated with the liability for shares subject to mandatory redemption; and

•	the reorganization-related share-based compensation, which results in non-cash compensation expense reported over the vesting period.

Historically, Adjusted EBITDA has included adjustments for provision for income taxes, interest income and expense and depreciation and amortization. Economic net income is a non-GAAP measure of after-tax operating performance and equals our economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding Class A units and Class B units of Manning & Napier Group into our Class A common stock on a one-to-one basis. Therefore, all income (loss) of Manning & Napier Group allocated to the Class A units and Class B units of Manning & Napier Group is treated as if it were allocated to Manning & Napier.

We use non-GAAP financial measures to assess the strength of the underlying operations of our business. We believe these adjustments, and the non-GAAP financial measures derived from them, provide information to better analyze our operations between periods and over time. We believe non-GAAP financial measures within the combined consolidated statements of income data included elsewhere in this prospectus specific to the accounting for certain financial instruments with characteristics of both liabilities and equity are useful because the resulting expenses will not be recognized upon completion of this offering. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

Assets Under Management

The following table reflects changes in our AUM for the nine months ended September 30, 2011 and 2010:

	Nine Months Ended September 30,		Period-to-Period
	2011	2010	$	%
	(unaudited)
	(dollars in millions)
Separately managed accounts
Beginning assets under management	$22,935.1	$17,234.2	$5,700.9	33%
Gross client inflows	3,678.4	4,280.1	(601.7)	(14%)
Gross client outflows	(2,598.6)	(1,633.0)	(965.6)	59%
Market appreciation (depreciation)	(2,463.2)	1,162.0	(3,625.2)	(312%)

Ending assets under management	$21,551.7	$21,043.3	$508.4	2%

Mutual funds and collective investment trusts
Beginning assets under management	$15,906.6	$11,037.1	$4,869.5	44%
Gross client inflows	7,426.1	5,488.1	1,938.0	35%
Gross client outflows	(3,294.9)	(3,023.9)	(271.0)	9%
Market appreciation (depreciation)	(2,820.7)	476.2	(3,296.9)	(692%)

Ending assets under management	$17,217.1	$13,977.5	$3,239.6	23%

Total assets under management
Beginning assets under management	$38,841.7	$28,271.3	$10,570.4	37%
Gross client inflows	11,104.5	9,768.2	1,336.3	14%
Gross client outflows	(5,893.5)	(4,656.9)	(1,236.6)	27%
Market appreciation (depreciation)	(5,283.9)	1,638.2	(6,922.1)	423%

Ending assets under management	$38,768.8	$35,020.8	$3,748.0	11%

Our total AUM increased by $3.7 billion, or 11%, to $38.8 billion as of September 30, 2011 from $35.0 billion as of September 30, 2010. As of September 30, 2011, the composition of our AUM was 44% in mutual funds and collective investment trusts and 56% in separate accounts as compared to 40% in mutual funds and collective investment trusts and 60% in separate accounts as of September 30, 2010. Separate account and mutual funds and collective investment trusts AUM increased by 2% and 23%, respectively, as of September 30, 2011 compared to September 30, 2010. Our total AUM as of September 30, 2011 compared to December 31, 2010 has remained generally unchanged at $38.8 billion, with net new client flows of $5.2 billion resulting from inflows from new and existing financial intermediary relationships offset by market depreciation. Of the $5.2 billion net new client flows, $4.1 billion, or 80%, was derived from mutual fund and collective investment trusts and 20% was derived from separately managed accounts.

Our market depreciation during the nine months ended September 30, 2011 constituted a 13.6% rate of decrease in our total AUM. The investment loss was 10.7% in separately managed accounts and 17.7% in mutual funds and collective investment trusts, reflecting primarily a difference in the mix of portfolios in the two investment vehicles.

The rates of change in AUM during the nine months ended September 30, 2011 were generally modest across all of our portfolios. While our equity portfolios experienced growth of 1%, our blended asset and fixed income portfolios decreased by 1% and 6%, respectively.

The following table sets forth our results of operations for the nine months ended September 30, 2011 and 2010:

	Nine Months Ended September 30,		Period-to-Period
	2011	2010	$	%
	(unaudited)
	(dollar amounts in thousands)
Statements of income data:
Operating revenues
Investment management services revenue	$249,634	$182,009	$67,625	37%
Operating expenses
Compensation and related costs	70,845	55,118	15,727	29%
Sub-transfer agent and shareholder service costs	36,859	26,293	10,566	40%
Other operating costs	25,225	18,206	7,019	39%

Total operating expenses	132,929	99,617	33,312	33%

Total operating income	116,705	82,392	34,313	42%

Non-operating income (loss)
Interest expense on shares subject to mandatory redemption	(42,722)	(47,653)	4,931	(10%)
Interest expense	(28)	(9)	(19)	211%
Interest and dividend income	44	31	13	42%
Net capital gains (losses) on investments	29	—	29	0%

Total non-operating income (loss)	(42,677)	(47,631)	(4,954)	(10%)

Income before provision for income taxes	74,028	34,761	39,267	113%
Provision for income taxes	792	648	144	22%

Net income	$73,236	$34,113	$39,123	115%

Revenues

Our investment management services revenue increased by $67.6 million, or 37%, to $249.6 million for the nine months ended September 30, 2011 from $182.0 million for the nine months ended September 30, 2010. This increase was driven primarily by a $11.6 billion, or 38%, increase in our average AUM to $42.4 billion for the nine months ended September 30, 2011 from $30.8 billion for the nine months ended September 30, 2010.

Our average separately managed account fee decreased slightly to 62 basis points for the nine months ended September 30, 2011 from 63 basis points for the nine months ended September 30, 2010. This is a result of lower fee tiers in our separately managed accounts resulting from higher average separately managed account sizes triggered by new separately managed account clients. For the nine months ended September 30, 2011 and 2010, separately managed account standard fees ranged from 15 basis points to 125 basis points, which was consistent with prior periods. For the nine months ended September 30, 2011, the concentration of investments in our assets was 48% blended assets, 47% equity and 5% fixed income, compared to 48% blended assets, 46% equity and 6% fixed income for the nine months ended September 30, 2010.

Our average fee on mutual fund and collective investment trust products decreased slightly to 92 basis points for the nine months ended September 30, 2011 from 93 basis points for the nine months ended September 30, 2010. The management fees earned on our mutual funds and collective investment trusts ranged from 45 basis points to 100 basis points for both the nine months ended September 30, 2011 and 2010, consistent with prior periods.

Operating Expenses

Our operating expenses increased by $33.4 million, or 33%, to $133.0 million for the nine months ended September 30, 2011 from $99.6 million for the nine months ended September 30, 2010. This increase was driven primarily by increases in compensation and sub-transfer agent and shareholder service fees.

Compensation and related costs increased by $15.7 million, or 29%, to $70.8 million for the nine months ended September 30, 2011 from $55.1 million for the nine months ended September 30, 2010. These increases were driven in large part by higher incentive compensation due to analyst bonuses and sales representative commissions, as well as increases in overall firm-wide headcount of 12%, to 450 as of September 30, 2011 from 402 as of September 30, 2010. As a percentage of revenue, compensation and related costs decreased to 28% for the nine months ended September 30, 2011 from 30% for the nine months ended September 30, 2010. Compensation and related costs as a percentage of revenue decreased to 28% for the nine months ended September 30, 2011 from 30% in the prior year because of the impact of the market depreciation on the analyst bonuses included in compensation and related costs.

Sub-transfer agent and shareholder service fees increased by $10.6 million, or 40%, to $36.9 million for the nine months ended September 30, 2011 from $26.3 million for the nine months ended September 30, 2010. The increase was generally attributable to a 47% increase in mutual funds and collective investment trusts average AUM for the nine months ended September 30, 2011 compared to September 30, 2010. As a percentage of mutual fund and collective investment trust revenue, sub-transfer agent and shareholder service fees decreased slightly to 29% for the nine months ended September 30, 2011 from 30% for the nine months ended September 30, 2010.

Non-Operating Income (Loss)

Non-operating loss decreased by $5.0 million, or 10%, to $42.7 million for the nine months ended September 30, 2011 from $47.7 million for the nine months ended September 30, 2010. The decrease was primarily due to the decrease in non-cash interest expense on shares subject to mandatory redemption. Non-cash interest expense on shares subject to mandatory redemption decreased because the period-to-period change in the liability from December 31, 2010 to September 30, 2011 was less than the period-to-period change in the liability from December 31, 2009 to September 30, 2010. This liability is calculated based on the last four quarters of net revenue pursuant to the terms of an agreement with William Manning described elsewhere in this prospectus, and we have recognized non-cash interest expense related to the period-to-period change in the amount of the liability for shares subject to mandatory redemption.

Provision for Income Taxes

Provision for income taxes increased by $0.2 million, or 22%, to $0.8 million for the nine months ended September 30, 2011 from $0.6 million for the nine months ended September 30, 2010. The increase was primarily due to a 42% increase in operating income for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Assets Under Management

The following table reflects changes in our AUM for the years ended December 31, 2010 and 2009:

	Year Ended December 31,		Period-to-Period
	2010	2009	$	%
	(dollar amounts in millions)
Separately managed accounts
Beginning assets under management	$17,234.2	$11,718.8	$5,515.4	47%
Gross client inflows	5,237.7	4,093.7	1,144.0	28%
Gross client outflows	(2,213.5)	(1,935.1)	(278.4)	14%
Market appreciation	2,676.7	3,356.8	(680.1)	(20%)

Ending assets under management	$22,935.1	$17,234.2	$5,700.9	33%

Mutual funds and collective investment trusts
Beginning assets under management	$11,037.1	$4,512.6	$6,524.5	145%
Net client flows	3,440.3	4,540.3	(1,100.0)	(24%)
Market appreciation	1,429.2	1,984.2	(555.0)	(28%)

Ending assets under management	$15,906.6	$11,037.1	$4,869.5	44%

Total assets under management
Beginning assets under management	$28,271.3	$16,231.4	$12,039.9	74%
Gross separately managed accounts client inflows	5,237.7	4,093.7	1,144.0	28%
Gross separately managed accounts client outflows	(2,213.5)	(1,935.1)	(278.4)	14%
Net mutual funds and collective investment trusts client flows	3,440.3	4,540.3	(1,100.0)	(24%)
Market appreciation	4,105.9	5,341.0	(1,235.1)	(23%)

Ending assets under management	$38,841.7	$28,271.3	$10,570.4	37%

Our total AUM increased by $10.6 billion, or 37%, to $38.8 billion as of December 31, 2010 from $28.3 billion as of December 31, 2009. As of December 31, 2010, the composition of our AUM was 41% in mutual funds and collective investment trusts and 59% in separate accounts as compared to 39% in mutual funds and collective investment trusts and 61% in separate accounts as of December 31, 2009. Of the total $10.6 billion increase in AUM, 61% was driven by net new client flows of $6.5 billion, primarily due to inflows from new and existing financial intermediary relationships. Of the $6.5 billion net new client flows, $3.4 billion, or 54%, was derived from mutual funds and collective investment trusts and 46% from separately managed accounts; 39% of the increase in our total AUM in 2010 came from investment gains.

Our market appreciation during the year ended December 31, 2010 constituted a 14.5% rate of increase in our total AUM compared to the year ended December 31, 2009. The investment gain was 15.5% in separately managed accounts and 12.9% in mutual funds and collective investment trusts, reflecting primarily a difference in the mix of portfolios in the two investment vehicles.

The rates of increase in AUM during the year ended December 31, 2010 were most rapid, in excess of 50%, for our equity portfolios. The blended asset portfolios also experienced strong growth of 24%. Equity portfolios contributed 68% of our total increase in AUM as of December 31, 2010 compared to December 31, 2009, while blended asset portfolios contributed 32% of our total increase in AUM as of December 31, 2010 compared to December 31, 2009.

The following table sets forth our results of operations for the years ended December 31, 2010 and 2009:

	Year Ended December 31,		Period-to-Period
	2010	2009	Amount	%
	(dollar amounts in thousands)
Statements of income data:
Operating revenues
Investment management services revenue	$255,472	$162,660	$92,812	57%

Operating expenses
Compensation and related costs	78,416	55,643	22,773	41%
Sub-transfer agent and shareholder service costs	36,830	19,853	16,977	86%
Other operating costs	25,284	22,252	3,032	14%

Total operating expenses	140,530	97,748	42,782	44%

Total operating income	114,942	64,912	50,030	77%

Non-operating income (loss)
Interest expense on shares subject to mandatory redemption	(61,243)	(9,991)	(51,252)	513%
Interest expense	(16)	(125)	109	(87%)
Interest and dividend income	126	140	(14)	(10%)
Net capital gains (losses) on investments	1	(151)	152	(101%)

Total non-operating income (loss)	(61,132)	(10,127)	(51,005)	504%

Income before provision for income taxes	53,810	54,785	(975)	(2%)
Provision for income taxes	712	360	352	98%

Net income	$53,098	$54,425	$(1,327)	(2%)

Revenues

Our investment management services revenue increased by $92.8 million, or 57%, to $255.5 million as of December 31, 2010 from $162.7 million as of December 31, 2009. This increase was attributable to an $11.7 billion, or 57%, increase in our average AUM to $32.3 billion for the year ended December 31, 2010 from $20.6 billion for the year ended December 31, 2009.

Our average separately managed account fee decreased to 63 basis points for the year ended December 31, 2010 from 65 basis points for the year ended December 31, 2009. This is a result of lower fee tiers in our separately managed accounts resulting from higher average separately managed account sizes triggered by market appreciation and new separately managed account clients. For the years ended December 31, 2010 and 2009, separately managed account standard fees ranged from 15 basis points to 125 basis points, which was consistent with prior periods. For the year ended December 31, 2010, the concentration of investments in our assets was 46% blended assets, 48% equity and 6% fixed income, compared to 55% blended assets, 38% equity and 7% fixed income for the year ended December 31, 2009.

Our average fee on mutual fund and collective investment trust products remained consistent at approximately 93 basis points for the years ended December 31, 2010 and 2009. The management fees earned on our mutual funds and collective investment trusts ranged from 45 basis points to 100 basis points for both the years ended December 31, 2010 and 2009, consistent with prior periods.

Operating Expenses

Total operating expenses increased by $42.8 million, or 44%, to $140.5 million for the year ended December 31, 2010 from $97.7 million for the year ended December 31, 2009. This increase was driven primarily by increases in compensation and sub-transfer agent and shareholder service fees.

Compensation and related costs increased by $22.8 million, or 41%, to $78.4 million for the year ended December 31, 2010 from $55.6 million for the year ended December 31, 2009. The 41% increase was driven in large part by higher incentive compensation due to analyst bonuses and sales representative commissions, as well as from increases in overall firm-wide headcount of 7.2%, to 404 as of December 31, 2010 from 377 as of December 31, 2009. As a percentage of revenue, however, compensation and related costs decreased to 31% for the year ended December 31, 2010 from 34% for the year ended December 31, 2009 because we continued to increase headcount during 2009 despite the fact that the pace of revenue growth slowed as a result of the economic downturn at the end of 2008.

Sub-transfer agent and shareholder service fees increased by $16.9 million, or 86%, to $36.8 million for the year ended December 31, 2010 from $19.9 million for the year ended December 31, 2009. The increase was generally attributable to an 88% increase in mutual funds and collective investment trusts average AUM for the year ended December 31, 2010 compared to December 31, 2009. As a percentage of mutual fund and collective investment trust revenue, sub-transfer agent and shareholder service fees remained stable at 30% for the years ended December 31, 2010 and 2009.

Non-Operating Income (Loss)

Non-operating loss increased by $51.0 million, or 504%, to $61.1 million for the year ended December 31, 2010 from $10.1 million for the year ended December 31, 2009. The increase was primarily due to the increase in non-cash interest expense on the shares subject to mandatory redemption. Non-cash interest expense on shares subject to mandatory redemption increased because the period-to-period change in the liability from December 31, 2009 to December 31, 2010 was greater than the period-to-period change in the liability from December 31, 2008 to December 31, 2009. This liability is calculated based on the last four quarters of net revenue pursuant to the terms of an agreement with William Manning described elsewhere in this prospectus, and we have recognized non-cash interest expense related to the period-to-period change in the amount of the liability for shares subject to mandatory redemption.

Provision for Income Taxes

Provision for income taxes increased by $0.3 million, or 98%, to $0.7 million for the year ended December 31, 2010 from $0.4 million for the year ended December 31, 2009. The increase was primarily due to a 77% increase in operating income for the year ended December 31, 2010 compared to the year ended December 31, 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Assets Under Management

The following table reflects changes in our AUM for the years ending December 31, 2009 and 2008:

	Year Ended December 31,		Period-to-Period
	2009	2008	$	%
	(dollar amounts in millions)
Separately managed accounts
Beginning assets under management	$11,718.8	$14,837.7	$(3,118.9)	(21%)
Gross client inflows	4,093.7	2,510.2	1,583.5	63%
Gross client outflows	(1,935.1)	(1,610.2)	(324.9)	20%
Market appreciation (depreciation)	3,356.8	(4,018.9)	7,375.7	(184%)

Ending assets under management	$17,234.2	$11,718.8	$5,515.4	47%

Mutual funds and collective investment trusts
Beginning assets under management	$4,512.6	$3,958.0	$554.6	14%
Net new client flows	4,540.3	2,199.7	2,340.6	106%
Market appreciation (depreciation)	1,984.2	(1,645.1)	3,629.3	(221%)

Ending assets under management	$11,037.1	$4,512.6	$6,524.5	145%

Total assets under management
Beginning assets under management	$16,231.4	$18,795.7	$(2,564.3)	(14%)
Gross separately managed accounts inflows	4,093.7	2,510.2	1,583.5	63%
Gross separately managed accounts outflows	(1,935.1)	(1,610.2)	(324.9)	20%
Net mutual funds and collective investment trusts client flows	4,540.3	2,199.7	2,340.6	106%
Market appreciation (depreciation)	5,341.0	(5,664.0)	11,005.0	(194%)

Ending assets under management	$28,271.3	$16,231.4	$12,039.9	74%

Our total AUM increased by $12.1 billion, or 74%, to $28.3 billion as of December 31, 2009 from $16.2 billion as of December 31, 2008. As of December 31, 2009, the composition of our AUM was 39% in mutual funds and collective investment trusts and 61% in separate accounts as compared to 28% in mutual funds and collective investment trusts and 72% in separate accounts as of December 31, 2008. Of the total $12.1 billion increase in AUM, 56% of such increase was driven by net new client flows of $6.7 billion, primarily due to inflows from new and existing financial intermediary relationships. Of the $6.7 billion net new client flows, $4.5 billion, or 68%, was derived from mutual fund and collective investment trusts and 32% from separately managed accounts; 44% of the increase in our total AUM in 2009 came from investment gains.

Our market appreciation during the year ended December 31, 2009 constituted a 32.9% rate of increase in our total AUM compared to the year ended December 31, 2008. The investment gain was 28.6% in separately managed accounts and 44.0% in mutual funds and collective investment trusts, reflecting primarily a difference in the mix of portfolios in the two investment vehicles.

The rates of increase in AUM during the year ended December 31, 2009 were most rapid, in excess of 100%, for our equity portfolios. The blended asset portfolios also experienced strong growth of 38%. Equity portfolios contributed 68% of the our total increase in AUM as of December 31, 2009 compared to December 31, 2008, while blended asset portfolios contributed 32% of our total increase in AUM as of December 31, 2009 compared to December 31, 2008.

The following table sets forth our results of operations for the year ended December 31, 2009 and 2008:

	Year Ended December 31,		Period-to-Period
	2009	2008	Amount	%
	(dollar amounts in thousands)
Statements of income data:
Operating revenues
Investment management services revenue	$162,660	$145,622	$17,038	12%
Operating expenses
Compensation and related costs	55,643	46,295	9,348	20%
Sub-transfer agent and shareholder service costs	19,853	13,114	6,739	51%
Other operating costs	22,252	20,690	1,562	8%

Total operating expenses	97,748	80,099	17,649	22%

Total operating income	64,912	65,523	(611)	(1)%

Non-operating income (loss)
Interest expense on shares subject to mandatory redemption	(9,991)	(6,707)	(3,284)	49%
Interest expense	(125)	(174)	49	(28%)
Interest and dividend income	140	602	(462)	(77%)
Net capital gains (losses) on investments	(151)	122	(273)	(224%)

Total non-operating income (loss)	(10,127)	(6,157)	(3,970)	64%

Income before provision for income taxes	54,785	59,366	(4,581)	(8%)
Provision for income taxes	360	374	(14)	(4%)

Net income	$54,425	$58,992	$(4,567)	(8%)

Revenues

Our investment management services revenue increased by $17.1 million, or 12%, to $162.7 million as of December 31, 2009 from $145.6 million as of December 31, 2008. This increase was driven primarily from a $2.3 billion, or 13%, increase in our average AUM to $20.6 billion for the year ended December 31, 2009 from $18.2 billion for the year ended December 31, 2008.

Our average separately managed account fee decreased to 65 basis points for the year ended December 31, 2009 from 70 basis points for the year ended December 31, 2008. This is a result of lower fee tiers in our separately managed accounts resulting from higher average separately managed account sizes triggered by market appreciation and new separately managed account clients. For the years ended December 31, 2009 and 2008, separately managed account standard fees ranged from 15 basis points to 125 basis points, which was consistent with prior periods. For the year ended December 31, 2009, the concentration of investments in our assets was 55% blended assets, 38% equity and 7% fixed income, compared to 65% blended assets, 24% equity and 11% fixed income for the year ended December 31, 2008.

Our average fee on mutual fund and collective investment trust products remained consistent at approximately 93 basis points for the years ended December 31, 2009 and 2008. The management fees earned on our mutual fund and collective investment trusts ranged from 45 basis points to 100 basis points for both the years ended December 31, 2009 and 2008, consistent with prior periods.

Operating Expenses

Our operating expenses increased by $17.6 million, or 22%, to $97.7 million for the year ending December 31, 2009 from $80.1 million for the year ended December 31, 2008. This increase was driven primarily by increases in compensation and sub-transfer agent and shareholder service fees.

Compensation and related costs increased by $9.3 million, or 20%, to $55.6 million for the year ended December 31, 2009 from $46.3 million for the year ended December 31, 2008. The 20% increase was driven in large part by higher incentive compensation due to analyst bonuses and sales representative commissions, as well as increases in overall firm-wide headcount of 7%, to 377 as of December 31, 2009 from 353 as of December 31, 2008. As a percentage of revenue, compensation and related costs increased to 34% for the year ended December 31, 2009 from 32% for the year ended December 31, 2008 because we continued to increase headcount during 2009 despite the fact that the pace of revenue growth slowed as a result of the economic downturn at the end of 2008.

Sub-transfer agent and shareholder service fees increased by $6.8 million, or 51%, to $19.9 million for the year ended December 31, 2009 from $13.1 million for the year ended December 31, 2008. The increase was generally attributable to a 59% increase in mutual funds and collective investment trusts average AUM for the year ended December 31, 2009 compared to the year ended December 31, 2008. As a percentage of mutual fund and collective investment trust revenue, sub-transfer agent and shareholder service fees decreased to 30% for the year ended December 31, 2009 from 32% for the year ended December 31, 2008. This decrease was because sub-transfer agent and shareholder services fees are paid based on average assets, while management fees are earned daily.

Non-Operating Income (Loss)

Non-operating loss increased by $3.9 million, or 64%, to $10.1 million for the year ended December 31, 2009 from $6.2 million for the year ended December 31, 2008. The increase was primarily due to the increase in non-cash interest expense on the shares subject to mandatory redemption. Non-cash interest expense on shares subject to mandatory redemption increased because the period-to-period change in the liability from December 31, 2008 to December 31, 2009 was greater than the period-to-period change in the liability from December 31, 2007 to December 31, 2008. This liability is calculated based on the last four quarters of net revenue pursuant to the terms of an agreement with William Manning described elsewhere in this prospectus, and we have recognized non-cash interest expense related to the period-to-period change in the amount of the liability for shares subject to mandatory redemption.

Provision for Income Taxes

Provision for income taxes remained stable at $0.4 million for the year ended December 31, 2009 from the year ended December 31, 2008.

Quarterly Results

The following tables set forth selected unaudited combined consolidated quarterly results of operations data and selected consolidated operating data for the eight quarters ended September 30, 2011. This unaudited information has been prepared on substantially the same basis as our audited combined consolidated financial statements and includes all adjustments consisting only of normal recurring adjustments, necessary to a fair statement of the consolidated results of operations and selected combined consolidated operating data for the periods presented therein. The unaudited combined consolidated quarterly data should be read together with the combined consolidated financial statements and related notes included elsewhere in this prospectus. The results for any quarter are not necessarily indicative of results for any future period and you should not rely on them as such. Changes to our operating results from one period to another are primarily caused by changes in the value of our AUM, which increase or decrease with the net inflows or outflows of cash into our various investment strategies and with the investment performance of these strategies.

	Three Months Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
	(unaudited) (in thousands)
Statements of income data:
Investment management services revenue	$85,789	$85,805	$78,040	$73,463	$63,249	$61,550	$57,210	$53,299

Operating expenses
Compensation and related costs	20,890	27,061	22,894	23,298	19,740	18,603	16,775	16,784
Sub-transfer agent and shareholder service costs	12,496	12,668	11,695	10,537	9,212	8,583	8,498	7,412
Other operating costs	9,300	9,700	6,225	7,078	6,205	6,212	5,789	6,291

Total operating expenses	42,686	49,429	40,814	40,913	35,157	33,398	31,062	30,487

Total operating income	43,103	36,376	37,226	32,550	28,092	28,152	26,148	22,812

Non-operating income (loss)
Interest (expense) income on shares subject to mandatory redemption	(13,339)	(16,095)	(13,288)	(13,590)	(13,534)	(17,900)	(16,219)	(12,390)
Interest expense	(9)	(10)	(9)	(7)	(2)	(3)	(4)	(28)
Interest and dividend income	16	14	14	95	17	3	11	26
Net capital gains (losses) on investments	185	(159)	3	1	—	(3)	3	(119)

Total non-operating income (loss)	(13,147)	(16,250)	(13,280)	(13,501)	(13,519)	(17,903)	(16,209)	(12,511)
Income before provision for income taxes	29,956	20,126	23,946	19,049	14,573	10,249	9,939	10,301
Provision for income taxes	253	253	286	64	229	208	211	104

Net income	$29,703	$19,873	$23,660	$18,985	$14,344	$10,041	$9,728	$10,197

Other operating data:

Adjusted EBITDA	$43,557	$36,512	$37,493	$32,917	$28,467	$28,517	$26,464	$22,991
Economic income	43,295	36,221	37,234	32,639	28,107	28,149	26,158	22,691

Our management uses Adjusted EBITDA and economic income as financial measures to evaluate the profitability and efficiency of our business model. We believe these non-GAAP financial measures are useful since management does not consider these non-cash expenses when evaluating financial results.

The following table reconciles our adjusted margins with GAAP margins for the periods presented:

	Three Months Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
	(unaudited) (dollar amounts in thousands)
Net income	$29,703	$19,873	$23,660	$18,985	$14,344	$10,041	$9,728	$10,197
Provision for income taxes	253	253	286	64	229	208	211	104

Income before provision for income taxes	29,956	20,126	23,946	19,049	14,573	10,249	9,939	10,301
Interest expense (income) on shares subject to mandatory redemption	13,339	16,095	13,288	13,590	13,534	17,900	16,219	12,390

Economic income	43,295	36,221	37,234	32,639	28,107	28,149	26,158	22,691
Interest expense	9	10	9	7	2	3	4	28
Interest income	(16)	(14)	(14)	(95)	(17)	(3)	(11)	(26)
Depreciation and amortization	269	295	264	366	375	368	313	298

Adjusted EBITDA	43,557	36,512	37,493	32,917	28,467	28,517	26,464	22,991
Revenue	$85,789	$85,805	$78,040	$73,463	$63,249	$61,550	$57,210	$53,299
Net income margin percentage	34.6%	23.2%	30.3%	25.8%	22.7%	16.3%	17.0%	19.0%
Economic income margin percentage	50.5%	42.2%	47.7%	44.4%	44.4%	45.7%	45.7%	42.6%
Adjusted EBITDA margin percentage	50.8%	42.6%	48.0%	44.8%	45.0%	46.3%	46.3%	43.1%

Liquidity and Capital Resources

Historically, our cash and liquidity needs have been met primarily through cash generated by our operations. We expect that our cash and liquidity needs in the 12 months following the consummation of this offering will be met primarily through cash generated by our operations and a portion of the net proceeds that we receive from this offering. The following table set forth certain key financial data relating to our liquidity and capital resources as of September 30, 2011 and 2010 and December 31, 2010, 2009 and 2008:

	As of September 30,		As of December 31,
	2011	2010	2010	2009	2008
	(unaudited)
	(in thousands)
Cash and cash equivalents	$23,434	$24,662	$27,543	$24,802	$23,309
Accounts receivable	$31,580	$24,212	$30,799	$21,374	$11,463

Historically, the Manning & Napier Companies have distributed substantially all of their economic income to their equityholders. In connection with the reorganization, prior to the effectiveness of the registration statement of which this prospectus forms a part, the Manning & Napier Companies intend to distribute to their pre-offering equityholders all of their undistributed economic income in the ordinary course of business.

Upon the consummation of this offering, we will enter into a tax receivable agreement with M&N Group Holdings and MNCC, the other holders of Class A units of Manning & Napier Group, under which we will be required to pay to the holders of such Class A units 85% of the applicable cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize, or are deemed to realize in certain circumstances, in periods after this offering as a result of any step-up in tax basis in Manning & Napier Group’s assets resulting from (i) our purchase of such Class A units from M&N Group Holdings with a portion of the net proceeds of this offering, (ii) our purchases or exchanges of such Class A units from M&N Group Holdings and MNCC, respectively, for cash or shares of our

Class A common stock and (iii) payments under the tax receivable agreement, including any tax benefits related to imputed interest deemed to be paid by us as a result of such agreement. See “Our Structure and Reorganization—Offering Transactions—Tax Receivable Agreement.”

The impact the tax receivable agreement will have on our consolidated financial statements will be the establishment of a liability, which will be increased upon the purchases and exchanges of Class A units of Manning & Napier Group for shares of our Class A common stock representing 85% of the estimated future tax benefits, if any, relating to the increase in tax basis associated with the Class A units we receive as a result of purchases and exchanges by unitholders of Manning & Napier Group. The amount and timing of any payments will vary based on a number of factors, including the timing of future purchases and exchanges, the number of units purchased or exchanged, the price of our Class A common stock at the time of any purchase or exchange, the extent to which such purchases or exchanges are taxable, the availability of amortization or depreciation deductions with respect to the intangible assets and the amount and timing of our income; depending upon the outcome of these factors, we may be obligated to make substantial payments pursuant to the tax receivable agreement. In light of the numerous factors affecting our obligation to make such payments, however, the timing and amount of any such actual payments are not certain at this time. See “Unaudited Pro Forma Combined Consolidated Financial Information.”

Cash Flows

The following table sets forth our cash flows for the nine months ended September 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008. Operating activities consist of net income subject to adjustments for changes in operating assets and liabilities, change in shares liability subject to mandatory redemption, depreciation, and equity-based compensation expense. Investing activities consist primarily of acquiring and selling property and equipment and the purchase and sale of available-for-sale securities. Financing activities consist primarily of distributions, contributions, and payments on notes payable.

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(unaudited)
	(in thousands)
Net cash provided by operating activities	$110,851	$83,072	$119,972	$62,779	$63,684
Net cash used in investing activities	(504)	(1,017)	(2,489)	(975)	(3,027)
Net cash used in financing activities	(114,456)	(82,196)	(114,742)	(60,311)	(69,028)

Net change in cash flows (1)	$(4,109)	$(141)	$2,741	$1,493	$(8,371)

(1)	The 2008 net cash outflow was primarily due to cash distributions exceeding the net cash provided by operating activities and a decrease in cash provided by deferred revenues. Financing activities in 2008 included $71.5 million of S-corporation distributions being paid out during the year, compared to $63.7 million of net cash provided by operating activities. The reason for this discrepancy is that approximately $16.1 million of 2007 earnings were distributed in January 2008. By contrast, only $9.0 million of 2008 earnings were distributed in January 2009. The decrease in cash provided by deferred revenues resulted from the decrease in separately managed account market values from which deferred revenues were earned, caused by the economic downturn at the end of 2008 compared to the end of 2007.

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

Operating Activities

Operating activities provided $110.9 million and $83.1 million of net cash for the nine months ended September 30, 2011 and 2010, respectively. This increase in net cash flows from operating activities was driven primarily by an increase in net income of $39.1 million for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010, by a reduction in non-cash interest expense associated with the change in the mandatory redemption liability of $4.9 million for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010. These increases in cash provided by operating activities were offset by cash outflows from accrued expenses and other liabilities of $9.0 million for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010. In addition, there was an increase in our average AUM to $38.8 billion for the nine months ended September 30, 2011 from $35.0 billion for the nine months ended September 30, 2010, which had a corresponding positive impact on our investment management fee revenue.

Investing Activities

Investing activities used $0.5 million and $1.0 million of net cash for the nine months ended September 30, 2011 and 2010, respectively. This decrease in net cash used in investing activities was primarily due to the decrease in the purchase of fixed assets of $0.3 million for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010.

Financing Activities

Financing activities used $114.5 million and $82.2 million of net cash for the nine months ended September 30, 2011 and 2010, respectively. This increase in net cash used in financing activities was primarily the result of an increase in distributions of $32.4 million for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating Activities

Operating activities provided $120.0 million and $62.8 million of net cash for the years ended December 31, 2010 and 2009, respectively. This increase in net cash flows from operating activities was driven primarily by an increase in the non-cash interest expense associated with the mandatory redemption liability of $51.3 million for the year ended December 31, 2010 compared to the year ended December 31, 2009, offset by a decrease in net income of $1.3 million for the year ended December 31, 2010 compared to the year ended December 31, 2009. In addition, an increase in accrued expenses and other liabilities of $7.4 million further contributed to the increase in net cash flows from operating activities for the year ended December 31, 2010 compared to the year ended December 31, 2009. Our average AUM increased to $32.3 billion for year ended December 31, 2010 from $20.6 billion for the year ended December 31, 2009, which had a corresponding positive impact on our investment management fee revenue.

Investing Activities

Investing activities used $2.5 million and $1.0 million of net cash for the years ended December 31, 2010 and 2009, respectively. This increase in net cash used in investing activities was primarily due to the increase in the purchase of investment securities of $1.4 million for the year ended December 31, 2010 compared to the year ended December 31, 2009, offset by an increase in proceeds from the maturity of investments of $0.5 million for the year ended December 31, 2010 compared to the year ended December 31, 2009.

Financing Activities

Financing activities used $114.7 million and $60.3 million of net cash for the years ended December 31, 2010 and 2009, respectively. This increase in net cash used in financing activities was primarily the result of an increase in distributions of $55.6 million for the year ended December 31, 2010 compared to the year ended December 31, 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Operating Activities

Operating activities provided $62.8 million and $63.7 million of net cash for the years ended December 31, 2009 and 2008, respectively. This decrease in net cash flows from operating activities was driven primarily by changes in accounts receivable of $11.2 million for the year ended December 31, 2009, offset by changes in accrued expenses and other liabilities of $7.5 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. In addition, there was an increase in our average AUM from $18.2 billion for the year ended December 31, 2008 to $20.6 billion for year ended December 31, 2009, which had a corresponding positive impact on our investment management fee revenue.

Investing Activities

Investing activities used $1.0 million and $3.0 million of net cash for the years ended December 31, 2009 and 2008, respectively. This decrease in net cash used in investing activities was primarily due to the decrease in the purchase of investment securities of $1.5 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 and the decrease in the purchase of fixed assets of $1.1 million for the year ended December 31, 2009 compared to the year ended December 31, 2008.

Financing Activities

Financing activities used $60.3 million and $69.0 million of net cash for the years ended December 31, 2009 and 2008, respectively. This decrease in net cash used in financing activities was primarily the result of a decrease in distributions of $7.4 million for the year ended December 31, 2009 compared to the year ended December 31, 2008.

Certain Contractual Obligations

The following table sets forth our contractual obligations as of September 30, 2011:

	Payment Due By Period
Contractual Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(in thousands)
Shares liability subject to mandatory redemption (1)	$—	$—	$—	$211,548	$211,548
Shares subject to conditional redemption (2)	—	—	—	1,726	1,726
Operating lease obligations	3,160	6,350	2,947	—	12,457
Capital lease obligations	71	126	23	—	220

Total	$3,231	$6,476	$2,970	$213,274	$225,952

(1)	Prior to this offering, we had a mandatory redemption obligation upon the death of William Manning, to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter. In accordance with the requirements of accounting for certain financial instruments with characteristics of both liabilities and equity, we have recognized a liability for shares subject to mandatory redemption in our financial statements included elsewhere in this prospectus. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer reflect any liability or non-cash interest expense related to such obligation.

(2)	Prior to this offering, we had a conditional redemption obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death if certain conditions occurred. This conditional obligation solely relates to MNBD. In accordance with the requirements of accounting for contracts in our equity, we have recognized the shares subject to conditional redemption as temporary equity in our financial statements included elsewhere in this prospectus. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such conditional redemption will terminate upon the consummation of this offering and we will no longer reflect any temporary equity related to such conditional obligation.

Upon the consummation of this offering, we will enter into a tax receivable agreement with M&N Group Holdings and MNCC, the other holders of Class A units of Manning & Napier Group, under which we will be required to pay to the holders of such Class A units 85% of the applicable cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize, or are deemed to realize in certain circumstances, in periods after this offering as a result of any step-up in tax basis in Manning & Napier Group’s assets resulting from (i) our purchase of such Class A units from M&N Group Holdings with a portion of the net proceeds of this offering, (ii) our purchases or exchanges of such Class A units from M&N Group Holdings and MNCC, respectively, for cash or shares of our Class A common stock and (iii) payments under the tax receivable agreement, including any tax benefits related to imputed interest deemed to be paid by us as a result of such agreement. See “Our Structure and Reorganization—Offering Transactions—Tax Receivable Agreement.”

The impact the tax receivable agreement will have on our consolidated financial statements will be the establishment of a liability, which will be increased upon the purchases or exchanges of Class A units of Manning & Napier Group for shares of our Class A common stock representing 85% of the estimated future tax benefits, if any, relating to the increase in tax basis associated with the Class A units we receive as a result of purchases or exchanges by unitholders of Manning & Napier Group. The amount and timing of any payments will vary based on a number of factors, including the timing of future purchases or exchanges, the number of units purchased or exchanged, the price of our Class A common stock at the time of any purchase or exchange, the extent to which such purchases or exchanges are taxable, the availability of amortization or depreciation deductions with respect to the intangible assets and the amount and timing of our income; depending upon the outcome of these factors, we may be obligated to make substantial payments pursuant to the tax receivable agreement. In light of the numerous factors affecting our obligation to make such payments, however, the timing and amount of any such actual payments are not certain at this time.

Off Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2011.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Our exposure to market risk is directly related to the role of our operating company as an investment adviser for the mutual funds and separate accounts it manages. Substantially all of our revenues are derived from investment management agreements with these funds and accounts. Under these agreements, the investment management fees we receive are based on the value of our AUM and our fee rates. Accordingly, our revenues and net income may decline as a result of our AUM decreasing due to depreciation of our investment portfolios. In addition, such a decline could cause our clients to withdraw their funds in favor of investments offering higher returns or lower risk, which would cause our revenues to decline further.

The value of our AUM was $38.8 billion as of September 30, 2011. Assuming a 10% increase or decrease in the value of our AUM and the change being proportionally distributed over all our products, the value would increase or decrease by $3.9 billion, which would cause an annualized increase or decrease in revenues of approximately $30.4 million at our current weighted average fee rate of 0.78%.

We have not adopted a corporate-level risk management policy regarding client assets, nor have we attempted to hedge at the corporate level the market risks that would affect the value of our overall AUM and related revenues. Some of these risks (e.g., sector risks and currency risks) are inherent in certain strategies, and clients may invest in particular strategies to gain exposure to these risks.

We also are subject to market risk from a decline in the prices of marketable securities that we own. These securities consist primarily of short-term investments, equity securities and investment in mutual funds, including the Fund for which MNA provides sub-advisor services. The value of these marketable securities was $3.8 million as of September 30, 2011. Management regularly monitors the value of these investments; however, given their nature and relative size, we have not adopted a specific risk management policy to manage the associated market risk. Assuming a 10% increase or decrease in the values of these marketable securities, the fair value would increase or decrease by $0.4 million at September 30, 2011. Due to the nature of our business, we believe that we do not face any material risk from inflation.

Exchange Rate Risk

A substantial portion of the accounts that we advise, or sub-advise, hold investments that are denominated in currencies other than the U.S. dollar. Movements in the rate of exchange between the U.S. dollar and the underlying foreign currency affect the values of assets held in accounts we manage, thereby affecting the amount of revenues we earn. The value of the assets we manage was $38.8 billion as of September 30, 2011. As of September 30, 2011, approximately 27% of our AUM across our investment strategies was invested in securities denominated in currencies other than the U.S. dollar. To the extent our AUM are denominated in currencies other than the U.S. dollar, the value of those AUM would decrease, with an increase in the value of the U.S. dollar, or increase, with a decrease in the value of the U.S. dollar.

We monitor our exposure to exchange rate risk and make decisions on how to manage such risk accordingly; however, we have not adopted a corporate-level risk management policy to manage exchange rate risk. Assuming that 27% of our AUM is invested in securities denominated in currencies other than the U.S. dollar and excluding the impact of any hedging arrangements, a 10% increase or decrease in the value of the U.S. dollar would decrease or increase the fair value of our AUM by $1.1 billion, which would cause an annualized increase or decrease in revenues of approximately $8.3 million at our current weighted average fee rate of 0.78%.

Interest Rate Risk

We typically invest our excess cash balances in money market mutual funds that invest primarily in U.S. Treasury or agency-backed money market instruments. These funds attempt to maintain a stable net asset value but interest rate changes may affect the fair value of such investments and, if significant, could result in a loss of investment principal. Interest rate changes affect the income we earn from our excess cash balances.

Recently Issued Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This standard eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. These amendments are effective for annual periods beginning after December 15, 2011. We do not expect the amendments to have a material impact on our combined consolidated financial statements and related disclosures.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards, or IFRS. The amendments in this update change the wording used to describe the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements.

These amendments are effective for annual periods beginning after December 15, 2011. We do not expect the amendments to have a material impact on the financial statements and related disclosures.

In February 2010, the FASB issued ASU 2010-10, Consolidation (Topic 810): Amendments for Certain Investment Funds. The amendments to the consolidation requirements of Topic 810 are deferred for a reporting entity’s interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. ASU 2010-10 became effective for us on January 1, 2010 and there was no impact on our combined consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures About Fair Value Measurements, which requires entities to make new disclosures about recurring or nonrecurring fair-value measurements and provides clarification of existing disclosure requirements. This amendment requires separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. This amendment is effective for fiscal years beginning after December 15, 2010. The adoption did not have a material impact on our combined consolidated financial statements.

BUSINESS

Overview

We are an independent investment management firm that provides a broad range of investment solutions through separately managed accounts, mutual funds and collective investment trust funds. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle funds, that use a mix of stocks and bonds. We serve a diversified client base of high net worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. As illustrated in the chart below, since 1999, we have achieved strong growth in discretionary AUM. From December 31, 1999 through September 30, 2011, our AUM has increased from $6.9 billion to $38.8 billion, representing a compound annual growth rate of 15.8% during a period that included two significant bear markets. Our growth in AUM resulted in an increase in our revenues from $50.2 million for the year ended December 31, 1999 to $255.5 million for the year ended December 31, 2010. Our revenues for the nine months ended September 30, 2011 were $249.6 million, an increase from $182.0 million for the nine months ending September 30, 2010. We believe this growth is the result of our consultative, total-solutions approach to working with clients and our investment process that has yielded strong investment results well in excess of primary market indices.

Note: Reflects our AUM over the periods indicated. Data as of December 31 of each respective year, unless otherwise indicated.

Since our inception, we have taken the view that an active approach to portfolio management is the best way to manage risk for clients as market conditions change. Across our variety of equity, fixed income and blended asset portfolios, the goal of our investment process is to provide competitive absolute returns over full market cycles. We employ a disciplined process that seeks to avoid areas of speculation and invest in what we view as under-valued market segments, under the principle that today’s market prices drive future potential investment returns. Our active, unconstrained approach provides us with a dedicated mechanism to maintain pricing discipline in our investment decisions.

Initially, this approach helped us build a strong client base of high net worth individuals, small business owners and middle market institutions, and we maintain these relationships in many targeted geographic regions. This foundation allowed us to expand our business to serve the needs of larger institutions, investment consultants and other intermediaries, which has been a strong driver of recent growth.

We have focused on developing an internal organization of specialists to provide additional consultative services beyond investment management, which we believe helps us build close relationships with our clients through multiple service touch points and a solutions-oriented approach. We have designed solutions that are specific to our clients’ needs, including: 401(k) menu design, investment option and manager selection; family wealth management and trust services; and group health and ancillary benefits advisory services. Taken together with strong long-term investment performance across portfolios, our consultative, total-solutions approach has allowed us to achieve a significantly lower-than-industry average annual separate account cancellation rate through difficult market environments. According to Cerulli Associates, the average annual industry redemption rate, or cancellation rate, for separate accounts was 23.3% for the period 2002 through 2010 and 24.9% over the last five years ending December 31, 2010, as compared to our average annual cancellation rates of 3.9% and 3.6%, respectively, during such periods. In 2009 and 2010, following the global credit crisis and severe global market downturn that began in 2008, our annual separate account cancellation rates were 6.6% and 3.1%, respectively, much lower than the industry averages of 27.0% and 20.8% based on data from Cerulli Associates. We have experienced net positive cash flows in both our separate accounts and our mutual funds for each of the last four years and thus far in 2011.

Our highly articulated investment processes and pricing disciplines have been central to our success and we believe are distinctive within the industry. Our research process is analyst- and team-driven. Our investment process follows a set of disciplines that emphasize fit with our time-tested security selection strategies, absolute pricing discipline, active asset allocation management and incentive compensation that emphasizes absolute dollar returns instead of returns relative to benchmarks. Our mutual funds have earned a number of industry accolades, including a finalist ranking for Morningstar’s international manager of the decade and multiple Lipper awards, and two S&P Capital Silver Awards for the year ended August 31, 2011. As of September 30, 2011, 10 of the 20 funds eligible for Morningstar ratings, representing approximately 71% of our total mutual fund AUM, are rated four or five stars by Morningstar. From January 1, 2000 through September 30, 2011, a period of time that included two significant bear markets, many of our mutual funds and similarly managed separate account portfolios experienced strong cumulative returns well in excess of the returns earned by broad equity market indexes.

Note: Represents cumulative returns, net of fees, for the mutual funds set forth above from January 1, 2000 to September 30, 2011. Percentages in parentheses represent mutual fund equity range.

We have separate account portfolios that are managed under similar investment objectives as the mutual funds illustrated above. The above listed blended asset and equity mutual funds and their similarly managed separate account portfolios represent approximately 72% of our total AUM.

We offer our investment management capabilities primarily through direct sales to high net worth individuals and institutions, as well as through third-party intermediaries, including national brokerage firm advisors, independent financial advisors, and institutional investment consultants. Our AUM as of September 30, 2011 by investment vehicle and portfolios were as follows:

Our AUM as of June 30, 2011 by distribution channel was as follows:

As of September 30, 2011, we had 450 employees, including William Manning, our Chairman and controlling stockholder, and the 47 other employee-owners, most of whom are based in Fairport, New York. Immediately following the completion of this offering and the application of the net proceeds these employee-owners will collectively directly and indirectly own approximately 86.9% of our operating subsidiary, Manning & Napier Group, through which we conduct all of our business. Our culture of employee ownership strongly aligns our interests with those of our clients by delivering strong long-term investment performance and solutions.

Industry Trends

We believe the key market trends described below will continue to drive the growth of our business and increase the value of our service offerings.

Increased Focus on Management of Employee Benefit Plans

Rapidly rising healthcare costs are eroding the ability of many employees to fund adequate retirement savings. Healthcare costs have risen steadily over the past decade and are projected to continue to increase in the future. For example, Hewitt Associates estimates healthcare costs are likely to rise 9% in 2011. According to Towers Watson’s 2010 Health Care Cost Survey, employers pay 28% more for healthcare now than they did five years ago, $7,896 in 2010 versus $6,169 in 2005, and employees pay 40% more, $2,292 in 2010 versus $1,642 in 2005, over the same period. Underscoring the affordability issue, increasing costs hit a milestone in 2010 when the average annual amount spent per employee on healthcare crossed the $10,000 mark when combining the amounts spent by both employers and employees.

Employers are increasingly concerned with the financial hurdles their employees face and are seeking to increase the value of the benefits they provide to employees while also seeking to improve their own bottom line. According to the Deloitte 2010 Annual 401(k) Benchmarking Survey, only 15% of plan sponsors surveyed believe most employees will be prepared for retirement. The 17th Annual Top Five Total Rewards Priorities

Survey conducted by Deloitte Consulting, LLP and the International Society of Certified Employee Benefit Specialists indicates that the cost of providing healthcare to employees remains the top challenge in 2011 for employers. According to Deloitte Consulting LLP, approximately 75% of employers surveyed indicate they plan to make or have already made changes to the design of their health and welfare plans to address these concerns.

At the same time, employees increasingly want assistance investing their 401(k) assets and making other adjustments to their retirement plans to help them retire with sufficient income. Studies have indicated that many 401(k) plan participants historically earned below market returns. According to Dalbar, the average equity mutual fund investor earned a return of only 3.17% from 1990 through 2009, while the S&P 500 Index returned more than 8% over that same period. The Employee Benefit Research Institute indicates in their 2011 Retirement Confidence Survey that 87% of workers are not very confident in their ability to live comfortably throughout their retirement years.

We believe employers will be increasingly interested in working with providers that can take a holistic view of benefit plan design and can help solve problems with both retirement benefit plans and health benefit plans. Accordingly, plan design and effective participant communication strategies, including technology-based solutions that can drive down costs and one-on-one employee communication solutions that can increase participation and planning, will be key to solving these concerns for employers.

Growth of Defined Contribution Plans and Enhanced Role for Life Cycle Funds

We believe the large and growing retirement savings industry increasingly requires investment advice and retirement help for employees. According to Cerulli Associates, total defined contribution assets were approximately $4.3 trillion in 2009 and are estimated to grow to more than $5.7 trillion by 2015 in the United States. In particular, 401(k) assets represent the majority of defined contribution assets and are projected to reach nearly $3.8 trillion by 2014, from $2.3 trillion in 2008. The Society of Professional Asset Managers & Record Keepers estimates in their 2010 Marketplace Update that 15,000 to 18,000 new plans are projected for 2010. The study also highlights a high degree of movement between providers, with over 35,000 plans worth more than $190 billion changing providers in 2009.

As a result of the Pension Protection Act of 2006 and subsequent U.S. Department of Labor guidelines, plan sponsors are now actively seeking automatic retirement savings solutions for their employees. Under the Pension Protection Act of 2006, employers who automatically enroll their employees in what are known as Qualified Default Investment Alternatives, or QDIAs, are safeguarded from fiduciary and legal risk if they adhere to certain regulatory guidelines. The U.S. Department of Labor defines three qualified default investment options as QDIAs: professionally managed accounts, balanced funds and life cycle funds. According to a survey by Aon Hewitt, the percentage of employees that automatically enroll new participants has increased from 17% in 2006 to 57% in 2010. Similarly, automatic contribution escalation, where employees’ contribution rates are automatically increased over time unless the employee affirmatively elects otherwise, increased from 9% in 2005 to 44% in 2009. A 2006 report by the Retirement Security Project estimates that automatic 401(k) enrollment could increase net national saving by about 0.34% of gross domestic product per year.

Demand by U.S. investors for life cycle funds has been driven by investors’ desire to diversify their investments across various asset classes as well as to automatically shift to less risky asset classes as these investors near or enter retirement. Cerulli Associates estimates assets in life cycle funds will increase by 40% per year from 2009 through 2015. As part of the Pension Protection Act of 2006, target-date funds have become a default option of 401(k) plans that have an automatic enrollment feature subject to safe harbor protections for plan sponsors. A study by Hewitt Associates and Financial Engines found that participants that receive help in the form of professionally-managed target-date funds, managed accounts or online advice achieve better returns than participants that do not receive help.

We expect auto-enrollment will be a driver of even greater participant balances in the future, and life cycle portfolios, and target date funds in particular, will continue to see increased demand as more plan sponsors use such funds as the default option within their plan. We believe life cycle and target date fund providers with a documented track record of proven results will garner increasing assets in this space, especially when bundled with broad employee education services.

Focus on Intergenerational Planning

A 2011 U.S. Trust survey of Americans with at least $3 million in investments highlights a gap between the importance such investors place on providing family financial security and the actual estate planning such families are doing. Nearly 40% of such individuals acknowledge they do not have a comprehensive estate plan and only 3% of business owners have a business succession plan as part of their overall estate plan. Intergenerational planning is also a concern, with only 34% of individuals surveyed feeling that their children will be able to manage any inheritance left behind. More than 27% of such individuals have never discussed intergenerational wealth transfer with their financial advisor. We anticipate significant opportunities for investment managers that can position themselves as trusted advisors to high net worth investors.

Heightened Interest in Risk Management

Following the credit crisis and global bear market that began in 2008 and early 2009, investors and financial advisors have become increasingly interested in absolute return strategies, or strategies that seek positive returns over full market cycles. A 2010 survey of financial advisors and brokers by Putnam Investments states that 59% of advisors were likely to recommend absolute return strategies to their clients. The study states that advisors generally see the benefits of absolute return strategies as minimizing portfolio volatility and serving as an asset class diversification strategy. We believe our active and unconstrained investment approach within our blended asset class portfolios is well suited to meet the demand for absolute return strategies using traditional asset classes and is likely to be less expensive than alternative investment-based strategies with similar absolute return goals. Industry consultant Casey, Quirk & Associates predicts that over the next 10 years, managers will increasingly be paid for investment solutions as opposed to investment products, and Pensions & Investments notes that top money management firms are starting to strengthen their solutions units in an effort to provide highly customized investment solutions for their clients, with a goal of forming strategic partnerships, and, as a result, stronger relationships with clients.

Demand for Non-U.S. Investments

With more than 50% of the global market capitalization represented by non-U.S. companies, U.S. investors are increasingly looking to diversify their assets through non-U.S. investments. We believe U.S. investors are under-allocated in global equities relative to global benchmarks, particularly in the defined contribution channel, with only 7% of defined contribution assets invested in non-U.S. equities. In response to increased demand, Cerulli Associates indicates that 65% of managers are allocating over 30% of new products to international strategies and 47% are allocating over 70% of new products to international strategies. According to the Investment Company Institute, flows to foreign stock funds increased more than 210% in 2010 relative to 2009. We believe investors will strive to select managers with experience and proven results to meet their more diversified and global investing requirements as well as those with the flexibility to allocate assets to and within foreign markets, among both developed and emerging countries.

Our Competitive Strengths

We believe our success as an investment manager is based on the competitive strengths described below.

Team-Based Investment Approach

We rely on a team-based investment approach and a robust investment process that has resulted in long-term returns that are well in excess of market benchmarks. Our investment team consists of 41 “bottom-up”

equity research analysts with global industry responsibilities and 28 “top-down” economists, statistical analysts and fixed income analysts. Investment decisions are overseen by our Senior Research Group, which is a team of ten senior analysts who manage our portfolios. We believe this team approach, rather than relying on traditional individual portfolio managers, has provided and will continue to provide consistency to our investment process and results over the long-term.

Track Record of Consistent Investment Excellence through Multiple Market Cycles

We have a track record of superior long-term investment returns across our key portfolios relative to our competitors and the relevant benchmarks. Our Long-Term Growth portfolio, which is our longest-standing portfolio, represents approximately 17% of our total AUM as of September 30, 2011. This portfolio consists of a mix of stocks and bonds and has outperformed the S&P 500 Index by 356.13 percentage points after fees over the period from January 1, 1973 to September 30, 2011. Our Core Non-U.S. Equity portfolio, which represents approximately 32% of our total AUM as of September 30, 2011, has outperformed the MSCI All Country World ex U.S. Index by 120.28 percentage points since its inception on October 1, 1996 through September 30, 2011. Ten of our 20 mutual funds, representing more than $11 billion in AUM, have a Morningstar rating of four or five stars as of September 30, 2011. At the end of 2009, we were a finalist for Morningstar’s Fund Manager of the Decade in the “foreign” category and for Morningstar’s International-Stock Manager of the Year for the World Opportunities Series. Lipper Fund Awards 2010 named Manning & Napier’s World Opportunities Series as the “Best International Multi-Cap Core Fund” over 10 years and their 2011 Fund Awards named our International Series as the “Best International Multi-Cap Core Fund” over three years. S&P Capital named our International Series and Dividend Focus Series Silver Award Winners in their second annual U.S. Mutual Fund Excellence Awards Program for the year ended August 31, 2011. Our track record of long-term absolute relative returns are instrumental in attracting and retaining clients as well as in maintaining good relationships with consultants who recommend our services.

High Client Retention through a Solutions-Oriented Approach

Our average annual separate account cancellation rate was 3.6% over the last five years ending December 31, 2010, as compared to an industry rate of 24.9% according to Cerulli Associates. For many of our clients, we provide an array of services to help them identify their funding and investment requirements and then design solutions that are specific to the client’s needs in areas such as 401(k) menu design, investment option and manager selection, participant education, asset-liability modeling, wealth modeling, family wealth management and trust services, and group health and ancillary benefits advisory services. We believe our long history of providing consultative services to complement our investment process has allowed us to form stronger relationships with our clients and has helped to reduce turnover during challenging market environments.

Strong Record of Net New Business Generation

In the period from December 31, 1999 through September 30, 2011, our AUM grew from $6.9 billion to $38.8 billion, representing a compound annual growth rate of 15.8%. We have experienced positive net cash flows every quarter since the last stock market peak in the fourth quarter of 2007. The financial crisis beginning in 2008 was a period of severe market losses, yet our contraction in AUM during the 2008-2009 market downturn was relatively mild primarily due to continued strong new business flows driven by our absolute return orientation and our low client cancellation rate. In addition, our life cycle funds have had positive net flows every quarter since the beginning of 2007. Our strong organic growth has allowed us to maintain positive revenue momentum during periods of sustained market declines and establish a solid base to build on during periods of economic expansion.

Culture of Product Innovation

We have a company-wide culture of product innovation that is designed to anticipate the needs of the clients we serve. For example, we developed our first life cycle mutual fund in 1993, when there were only seven life cycle funds listed on Morningstar. As of September 30, 2011, there were more than 1,642 life cycle funds listed on Morningstar. More recently, we launched technology driven products and services to assist both employers and employees with their health and wealth planning. Over the next few months, we also expect to launch an emerging markets equity mutual fund and an inflation focused equity mutual fund, and in the ordinary course we evaluate potential products that may be attractive to our clients. Given our culture of innovation, we believe we are well-positioned to take advantage of new opportunities in the marketplace.

Diversified Client Base through Multiple Channels

We distribute our products and services through direct sales as well as by leveraged distribution through financial intermediaries, platforms and investment consultants. Our direct marketing efforts are largely focused on high net worth clients and middle market institutions in targeted geographic regions. In addition, we have strong relationships with many pension and industry consulting firms, which has provided us access to a broad range of institutional clients. In the institutional space, we focus on plans and intermediaries that are seeking a long-term partner for investment management services. Smaller retail investors generally access our investment products through mutual fund platforms. Overall, our client base is well-diversified across both individual and institutional client types, with our largest direct client relationship representing only 2.2% of our total AUM as of September 30, 2011. As of September 30, 2011, the largest relationship we have with a financial intermediary represents 5.3% of our total AUM and the mutual fund platform representing the largest portion of our fund assets represents an additional 5.7% of our total AUM. This broad distribution has made our business less susceptible to losses from any one client or channel and has contributed to the stability of our earnings.

Experienced Management Team and Investment Professionals

In 2003, William Manning turned over management responsibilities to our current executive management team. This team has, on average, 22 years of experience with our company and an average of 28 years of experience in the asset management industry. Patrick Cunningham has been with us since 1992 and was named our chief executive officer in June 2010, and the majority of the members of our Senior Research Group started their investment careers with us. Management’s long-term focus on developing our business in a financially disciplined manner has resulted in our company achieving strong financial results in recent periods, particularly over the past ten years as we have expanded the portfolios we offer and the distribution channels through which we sell products. These long-standing tenures illustrate the continuity and commitment of our team that we believe will be important to our success in the future.

Our Strategy

Our approach for continued success is focused on the strategies described below.

Expand our Direct Channel

We believe our high-touch direct distribution channel has allowed us to build strong relationships with our clients over time. Historically, our Direct Channel has been concentrated around New York, Pennsylvania and Ohio. While we have sales representatives as far west as Chicago and as far south as Florida, we plan to expand our Direct Channel presence geographically, filling in new regions along the east coast and expanding farther west. Our Direct Channel will remain focused on the tenets that have resulted in our past success, which includes identifying geographic regions within which our representatives form key relationships with centers of influence, business owners and other referral networks to build a client base of high net worth individuals and middle market institutions. Our model requires our sales representatives to maintain responsibility for servicing new business they bring to our firm and compensates representatives for both new business generation and strong service records, which has been a contributing factor to our strong client retention over time.

Broaden our Intermediary Channel

We are focused on the attractive 401(k) marketplace, which historically has been characterized by positive cash flows and low cancellation rates. In addition to building relationships directly with plan sponsors, our wholesale staff seeks what we refer to as Ultimate Defined Contribution Advisors, or advisors that work primarily with defined contribution plans. According to Brightwork Partners, LLC, 59% of all 401(k) plans between $10 million and $299 million work with a third-party advisor, which makes this an important area of focus for our wholesale staff. We expect significant future growth opportunities within this channel as we begin to target national brokerage firm advisors, retirement plan advisors and other intermediaries that work with small- to- mid-sized 401(k) plans.

Focus on the Convergence of Health and Wealth Benefits

We have extensive experience working with employers to design retirement plan menus and provide high quality life cycle portfolios to improve participant retirement outcomes. Our strong relationships with employers have led us to better understand the full scope of benefit plan issues that employers are facing in the current environment. Specifically, we see a convergence of health and wealth in terms of both providing benefit plans to employees, and employers’ need for help in taking a holistic approach to benefit planning to both lower the costs of providing healthcare benefits and to help educate employees about the benefits of saving for retirement. We are focused on providing consultative services to employers to address these key concerns through unique plan design alternatives and technology-based tools to help employers and advisors effectively reach large numbers of employees with tailored retirement and health plan guidance. We expect to continue to develop and potentially acquire products and services to help employers best address these key issues regarding retirement and health benefit plans.

Develop New Products in Response to Market Opportunities

Our on-going development of products and consultative services in response to current and prospective client needs historically has been a source of significant growth. We remain committed to understanding the key areas of concern for various client types and developing solutions to meet these needs. For example, we recently launched a global inflation-focused equity portfolio to respond to investor concerns of inflation in light of rising commodity prices and generally easy monetary policies in many developed markets. Furthermore, in response to demand for and market opportunities within non-U.S. equity markets, we are launching portfolios that focus exclusively on emerging market equities and, separately, developed market equities. To address continued growth in life cycle investment portfolios, we plan to introduce a family of ETF-based, target date active asset allocation funds that combine lower management costs with an active management approach to meet key needs of 401(k) plan sponsors. Continued product and service development will likely require building additional resources and areas of expertise, and we are continuing to add resources where solving key problems can strengthen our relationships with clients.

Products and Services

We manage a variety of equity, fixed income and blended asset portfolios, using primarily traditional asset classes such as stocks and bonds. The majority of our portfolios are actively managed and based on fundamental, company-specific research, though we do manage a small number of quantitatively driven or active, top-down products. Our goal is to help our clients meet their investment objectives by providing competitive positive returns over full stock market cycles, including both bull and bear market environments. Four key elements of our investment process keep us focused on that goal:

•

Variety of Security Selection Strategies. Our approach to security selection is active, and we perform fundamental analysis on a company-by-company basis to determine appropriate investments for our clients’ portfolios. We employ three distinct security selection strategies within our active, fundamental-based portfolios—one each for growth, cyclical and mature companies. Every stock in these portfolios must be approved by our Senior Research Group as a fit to one of these strategies. Having three distinct selection strategies that have been refined over four decades allows us to invest in a disciplined manner across a variety of market and economic environments.

•

Absolute Pricing Discipline. The primary focus of our investment process is an absolute, rather than relative, pricing discipline. With respect to stocks, a key aspect of our investment process is to identify what we view to be the “fair market value” before we purchase a stock for our clients’ portfolios. The fair market value is determined through a variety of valuation techniques relevant to the nature of the investment and ultimately represents a price at which we believe we could sell the stock in question to a rational investor who could then earn a reasonable return going forward. Our emphasis on price also means we are likely to be buying more aggressively into market declines, and selling out of such investments in market rallies. We believe this focus on price has provided strong capital preservation in many valuation-based bear markets during our history, and reduces the risk of permanent, down-side price fluctuation from our buy price.

•

Active Asset Allocation Management Approach. A portfolio’s overall exposure to market sectors, countries, and broad asset classes is driven by our bottom-up security selection. The flexibility to invest across sectors, countries and asset classes based on individual company opportunities allows us to focus on companies we view as having greater upside potential than downside risk, and allows us to have a broad enough opportunity set to freely navigate away from areas of excess or speculation without limiting the number of investment opportunities. While this approach may often result in our portfolios having meaningfully different allocations and exposures when compared to market benchmarks, we believe this type of differentiation is necessary to manage risk in many environments.

•

Analyst Compensation Structure. Each security in our clients’ fundamental-based equity and blended asset portfolios is recommended by one of our research analysts and reviewed and approved by our Senior Research Group before being purchased for clients. Each analyst recommending a stock subjects a portion of his or her total compensation to the returns generated by that recommendation. We have aligned the incentives of our analysts with the goals of our clients by structuring our analyst compensation system such that returns that are both negative and below benchmarks produce a negative bonus the analyst has to offset before earning a positive bonus. The analysts earn their largest bonus, which could be multiples of their salary and the largest part of their total compensation, when their stock recommendations earn returns that are both positive and above benchmarks for our clients. This compensation system has kept our analysts focused on absolute return potential of their stock recommendations, which has ultimately enhanced our long-term track record, particularly in valuation-driven bear markets such as those in 1987 and 2000 to 2002.

Our fundamental-based portfolios are all managed by our Senior Research Group, which consists of ten of our senior analysts with an average tenure of nearly 18 years with our firm. Each analyst is the Managing Director of one of our bottom-up global sector groups or one of our top-down investment groups. In total, we have 81 full-time employees in our research department, including 66 equity analysts/economists and six fixed income analysts/economists.

Our fundamental investment process is based on disciplined strategies that have been applied consistently throughout the firm’s history. We examine fundamental risk and reward characteristics of each investment, not based on broad, backward-looking assumptions, but instead based on prevailing valuations and conditions. We then weigh a given investment against the risk/reward characteristics of alternatives and within the context of a client’s investment objectives. Allocations to asset classes or market sectors are a function of both top-down and bottom-up analysis. The top-down, or macro, view considers prevailing economic and market conditions as well as historical relationships. The bottom-up view builds positions security-by-security, according to individual strategy fits and valuations. In this way, allocation changes become a function of fundamentals rather than timing. This total return management style recognizes an active asset allocation approach as a key tool for managing risk.

In our blended asset portfolios, the allocation of assets between stocks and bonds is driven primarily by company-specific analysis of equity opportunities. When our analysts are able to find a greater number of equity opportunities that meet the standards for our pricing disciplines, equity exposure increases in our blended asset class accounts. Likewise, equity exposure in these portfolios decreases when our analysts find fewer individual equity opportunities, which is typically the case when markets become expensive.

Key Portfolio	AUM as of September 30, 2011 (in thousands)	Inception Date	Cumulative Portfolio Return Since Inception	Benchmark Return Since Inception of Portfolio (1)		Cumulative Excess Return Since Inception
Long-Term Growth 40%-70% Equity Exposure	$6,514,229	1/1/1973	3,461.51%	2,827.19	% (2)	634%
Growth with Reduced Volatility 20%-60% Equity Exposure	$2,583,049	1/1/1973	2,789.08%	2,596.56	% (3)	193%
Unrestricted Fixed Income	$477,860	1/1/1984	823.80%	806.65	% (4)	17%
Equity-Oriented	$873,241	1/1/1993	437.76%	271.35	% (5)	166%
Core Equity (Unrestricted) 90%-100% Equity Exposure	$1,618,930	1/1/1995	409.73%	214.41	% (6)	195%
Core Non U.S. Equity	$12,278,061	10/1/1996	207.62%	87.34	% (7)	120%
Core U.S. Equity	$4,720,334	7/1/2000	55.90%	2.26	% (8)	54%

(1)	These benchmarks are based on the average equity exposure of the portfolio as well as the market for the underlying securities.

(2)	Represents 55% from the S&P 500 Index and 45% from the Barclays Capital U.S. Government/Credit Bond Index, or BCGC Index.

(3)	Represents 40% from the S&P 500 Index and 60% from the BCGC Index.

(4)	Represents the Barclays Capital U.S. Aggregate Bond Index, or BCA Index.

(5)	Represents 65% from the Russell 3000 Index, 20% from the Morgan Stanley Capital International All Country World Index (excluding the United States), or the ACWIxUS Index, and 15% from the BCA Index.

(6)	Represents 80% from the Russell 3000 Index and 20% from the ACWIxUS Index.

(7)	Represents the ACWIxUS Index.

(8)	Represents the Russell 3000 Index.

Ancillary Consultative Services

To maintain a focus on problem solving and to diversify our product set beyond investment products, our field representatives utilize the services of our Client Analytics Group. The Client Analytics Group consists of 20 internal consultants whose primary responsibilities include working with prospective and current clients to solve investment and planning-related problems. The group includes several chartered financial analysts, certified financial planners, an accredited investment fiduciary and professionals with law and masters degrees. Services provided by the group include objective-setting analyses such as wealth modeling, cash flow analysis and asset/liability reporting, estate and tax planning, risk analysis based on overall investment objectives, and manager search and selection for 401(k) plans or individual and institutional clients seeking manager diversification.

We have also developed several technology-driven products and services aimed at the middle-market employer marketplace to assist both employers and employees with their health and wealth planning.

Specifically, we have developed technology that assists employers in offering and administering health benefit plans, including a web-based platform to educate employees about high deductible health benefit plans. We are also developing technology that will help employers provide financial guidance to employees in a one-on-one setting to assist in both health and wealth planning.

Sales and Distribution

We distribute our products and services through direct sales to prospective high net worth individuals and middle market institutional clients, as well as through dedicated efforts to sell to financial intermediaries and investment consultants. In identifying prospective new business, we are focused on individuals and institutions that have long-term objectives and needs, and that are looking for a partner in addressing these needs. We believe our problem-solving approach fosters strong relationships, and our focus on communicating our investment process helps to manage long-term expectations and minimize turnover.

We currently have 41 sales and distribution professionals, with an average of nearly 17 years of industry experience. Our sales staff includes 21 direct sales representatives, 14 internal and external wholesale professionals that report to our Managing Director of Intermediary Distribution, and four consultant relations specialists, each of whom report to our Managing Director of Sales, who has been with MNA since 1993. Sales representatives have different areas of focus in terms of client type, product and vehicle, but are highly knowledgeable about the markets, our investment process and our product and service offerings, so as to lessen the need for our research department personnel to assist in bringing new relationships on board. Our sales representatives are responsible for generating new business as well as maintaining existing business. Referrals are a strong source of new business in both our direct and intermediary marketing efforts. To assist in the service responsibilities of the field representatives, we have 39 internal service professionals that are responsible for responding to client requests and questions.

Direct sales representatives market to individuals and institutions in defined territories within the U.S. Marketing to high net worth individuals in a defined geographic territory allows our sales representatives opportunities to gain exposure to middle market institutions. It is not uncommon for us to first form relationships with high net worth individuals that own businesses, sit on boards of endowments or foundations, or are generally well-connected in their communities and to leverage those relationships to obtain institutional business. These clients also often utilize the consultative services of our Client Analytics Group, which generally includes a variety of planning services.

Our wholesale staff works with more than 150 financial intermediaries, including national brokerage firm advisors, independent financial advisors, retirement plan advisors, and unaffiliated registered investment advisors across the U.S. Intermediary distribution includes separate account sales to advisors that work with high net worth individuals, though we expect future growth to be driven by mutual fund sales to defined contribution plans or through approval of our fund strategies on various broker or advisor platform programs. We have four investment professionals dedicated to building relationships with investment consultants and their research teams. The primary responsibilities of these individuals are to educate consultants on our investment products and process and to ensure our products are among those considered for active searches conducted by consultants.

Given our long track record of managing life cycle portfolios and current growth trends within this marketplace, we have a large base of resources dedicated to defined contribution sales, in particular 401(k) distribution. Our sales and service efforts are focused on all the major constituents that influence a plan, from plan sponsors to participants to third-party intermediaries. We have resources dedicated to group participant education meetings and we are introducing web-based software that will allow us to provide one-on-one financial guidance sessions to plan participants. We have resources dedicated to expanding our life cycle funds’ availability and visibility on recordkeeping platforms.

Competition

In order to grow our business, we must be able to compete effectively for our clients’ investment management business. Historically, we have competed to attract assets to our management principally on the basis of:

•	a broad portfolio and service offering that provides solutions for our clients;

•	the disciplined and repeatable nature of our investment process;

•	the quality of the service we provide to our clients and the duration of our relationships with them;

•	the tenure and continuity of our management and investment professionals; and

•	our track record of long-term investment excellence.

Our ability to continue to compete effectively will also depend upon our ability to retain our current investment professionals and employees and to attract highly qualified new investment professionals and employees. We compete in all aspects of our business with a large number of investment management firms, commercial banks, broker-dealers, insurance companies and other financial institutions. For additional information concerning the competitive risks that we face, see “Risk Factors—Risks Related to our Industry—The investment management industry is intensely competitive.”

Employees

As of September 30, 2011, we had 450 employees, including William Manning and the 47 other employee-owners, most of whom are based in Fairport, New York. None of our employees are subject to a collective bargaining agreement. We believe that relations with our employees are good. We strive to attract and retain the best talent in the industry.

Properties

Our corporate headquarters is located in Fairport, New York, and we have regional offices in St. Petersburg, Florida and Dublin, Ohio. We also lease office space in Northfield, Illinois, Wexford, Pennsylvania, Richmond, Virginia and Portsmouth, New Hampshire. MNIS leases office space in Amherst, New York and Tampa, Florida. Manning & Napier Benefits LLC, a subsidiary of MNIS, leases office space in Ellicottville, New York. We do not own any facilities. The table below lists our current leased facilities.

Location	Lease Expiration	Approximate Square Footage
Fairport, New York	June 30, 2015	126,254
St. Petersburg, Florida	October 31, 2016	10,438
Dublin, Ohio	September 30, 2015	8,309
Northfield, Illinois	June 30, 2012	765
Wexford, Pennsylvania	October 31, 2012	170
Richmond, Virginia	November 30, 2011	150
Portsmouth, New Hampshire	March 31, 2012	600
Amherst, New York	July 31, 2013	4,123
Tampa, Florida	October 31, 2012	3,431
Ellicottville, New York	March 31, 2012	564

We believe our properties are in good operating condition and adequately serve our current business operations. We also anticipate suitable additional or alternative space will be available at commercially reasonable terms for future expansion to the extent necessary.

Legal Proceedings

As an investment adviser to a variety of investment products, we are subject to routine reviews and inspections by the SEC and FINRA. From time to time we may also be involved in various legal proceedings arising in the ordinary course of our business. We do not believe that the outcome of any of these reviews, inspections or other legal proceedings will have a material impact on our combined consolidated financial statements; however, litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Currently, there are no legal proceedings pending or to our knowledge threatened against us.

REGULATORY ENVIRONMENT AND COMPLIANCE

Our business is subject to extensive regulation in the United States at the federal level and, to a lesser extent, the state level, as well as by self-regulatory organizations, and outside the United States. Under these laws and regulations, agencies that regulate investment advisers have broad administrative powers, including the power to limit, restrict or prohibit an investment adviser from carrying on its business in the event that it fails to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures and fines.

SEC Regulation

MNA, AAC and Exeter Advisors, Inc., a subsidiary of AAC, are registered with the SEC as investment advisers under the Advisers Act, and the Fund and several of the third-party investment companies we sub-advise are registered under the 1940 Act. The Advisers Act and the 1940 Act, together with the SEC’s regulations and interpretations thereunder, impose substantive and material restrictions and requirements on the operations of advisers and mutual funds. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the 1940 Act, ranging from fines and censures to termination of an adviser’s registration.

As an investment adviser, we have a fiduciary duty to our clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things:

•	trading for proprietary, personal and client accounts;

•	allocations of investment opportunities among clients;

•	use of soft dollars;

•	execution of transactions; and

•	recommendations to clients.

We manage accounts for all of our clients on a discretionary basis, with authority to buy and sell securities for each portfolio, select broker-dealers to execute trades and negotiate brokerage commission rates. In connection with these transactions, we receive soft dollar credits from broker-dealers that have the effect of reducing certain of our expenses. All of our soft dollar arrangements are intended to be within the safe harbor provided by Section 28(e) of the Exchange Act. If our ability to use soft dollars were reduced or eliminated as a result of the implementation of statutory amendments or new regulations, our operating expenses would increase.

As a registered adviser, we are subject to many additional requirements that cover, among other things:

•	disclosure of information about our business to clients;

•	maintenance of formal policies and procedures;

•	maintenance of extensive books and records;

•	restrictions on the types of fees we may charge;

•	custody of client assets;

•	client privacy;

•	advertising; and

•	solicitation of clients.

The SEC has authority to inspect any investment adviser and typically inspects a registered adviser periodically to determine whether the adviser is conducting its activities (i) in accordance with applicable laws, (ii) consistent with disclosures made to clients and (iii) with adequate policies, procedures and systems to ensure compliance.

For the year ended December 31, 2010, 39% of our revenues were derived from our advisory services to investment companies registered under the 1940 Act, including 39% derived from our advisory services to the Fund. The 1940 Act imposes significant requirements and limitations on a registered fund, including with respect to its capital structure, investments and transactions. While we exercise broad discretion over the day-to-day management of the business and affairs of the Fund and the investment portfolios of the Fund and the funds we sub-advise, our own operations are subject to oversight and management by each fund’s board of directors. Under the 1940 Act, a majority of the directors must not be “interested persons” with respect to us (sometimes referred to as the “independent director” requirement). The responsibilities of the board include, among other things, approving our investment management agreement with the fund; approving other service providers; determining the method of valuing assets; and monitoring transactions involving affiliates. Our investment management agreements with these funds may be terminated by the funds on not more than 60 days’ notice, and are subject to annual renewal by the fund’s board after the initial term of one to two years.

The 1940 Act also imposes on the investment adviser to a mutual fund a fiduciary duty with respect to the receipt of the adviser’s investment management fees. That fiduciary duty may be enforced by the SEC, administrative action or litigation by investors in the fund pursuant to a private right of action.

Under the Advisers Act, our investment management agreements may not be assigned without the client’s consent. Under the 1940 Act, investment management agreements with registered funds (such as the mutual funds we manage) terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us.

MNBD, our SEC-registered broker-dealer subsidiary, is subject to the SEC’s Uniform Net Capital Rule, which requires that at least a minimum part of a registered broker-dealer’s assets be kept in relatively liquid form. As of September 30, 2011, MNBD was in compliance with its net capital requirements. As a result of the reorganization transactions, the stockholders of MNBD contributed 100% of the outstanding common stock of MNBD to MNCC, and MNCC in turn contributed 100% of the stock of MNBD to M&N Group Holdings. MNBD submitted an application to FINRA for approval of the change of ownership of MNBD as a result of the reorganization transactions. Pursuant to FINRA rules, MNBD was permitted to effect the change of ownership and continue its broker-dealer activities pending final approval by FINRA of MNBD’s change of ownership application, which approval is expected within 180 days of the date of submission. In the event that FINRA does not approve MNBD’s application for a change in ownership as contemplated under the reorganization transactions, we may be forced to cease broker-dealer activities through MNBD and retain a third party to provide the broker-dealer services historically provided by MNBD. We do not expect that the loss of MNBD as a registered broker-dealer would have a material adverse effect on our business.

ERISA-Related Regulation

We are a fiduciary under ERISA with respect to assets that we manage for benefit plan clients subject to ERISA. ERISA, regulations promulgated thereunder and applicable provisions of the Code impose certain duties on persons who are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan clients and provide monetary penalties for violations of these prohibitions.

The fiduciary duties under ERISA may be enforced by the U.S. Department of Labor by administrative action or litigation and by our benefit plan clients pursuant to a private right of action. In addition, the IRS may assess excise taxes against us if we engage in prohibited transactions on behalf of or with our benefit plan clients.

New Hampshire Banking Department

Exeter Trust Company is a state-chartered non-depository trust company subject to the laws of the State of New Hampshire and the regulations promulgated thereunder by the New Hampshire Bank Commissioner.

Insurance-Related Regulation

Manning & Napier Benefits, LLC is a registered insurance broker in multiple states including the District of Columbia and, as such, is subject to various insurance and health-related rules and regulations.

Non-U.S. Regulation

In addition to the extensive regulation our investment management industry is subject to in the United States, we are also subject to regulation internationally by various Canadian regulatory authorities in the Canadian provinces where we operate pursuant to exemptions from registration. We are authorized to act as a non-resident sub-advisory investment manager to collective investment vehicles in Ireland. Our business is also subject to the rules and regulations of the more than 33 countries in which we currently buy and sell current portfolio investments.

Compliance

Our legal and compliance functions are integrated into one team of 13 professionals as of September 30, 2011. This group is responsible for all legal and regulatory compliance matters. Senior management is involved at various levels in all of these functions.

For information about our regulatory environment, see “Risk Factors—Risks Related to Our Industry—The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight may adversely affect our business.”

MANAGEMENT

Set forth below is a list of the names, ages and positions of our executive officers and directors.

Name	Age	Position(s)
William Manning	75	Chairman
Patrick Cunningham	56	Chief Executive Officer and Director
Jeffrey S. Coons	48	President
James Mikolaichik	40	Chief Financial Officer
Charles H. Stamey	51	Executive Vice President
Richard B. Yates	46	Chief Legal Officer and Secretary
B. Reuben Auspitz	64	Vice-Chairman
Richard Hurwitz*	48	Director
Edward J. Pettinella*	60	Director

*	Messrs. Hurwitz and Pettinella will be joining the Board of Directors upon the closing of this offering.

Biographies of Directors and Executive Officers

William Manning is our co-founder and has served as the Chairman of our board of directors since our organization. In addition, since 2003 Mr. Manning has served as Director of Investment Process at Manning & Napier Advisors, Inc., our affiliate, and, prior to that, was also the President of Manning & Napier Advisors, Inc. In addition, Mr. Manning has previously held officer and director positions with the Fund. Mr. Manning earned a Bachelor’s degree from Dartmouth College in 1958.

Mr. Manning’s qualifications to serve on our board of directors include his operating and leadership experience as an officer and director of Manning & Napier Advisors, Inc. since it was founded including in his role as the primary architect of its research and investment process.

Patrick Cunningham has served as our Chief Executive Officer and as a member of our board of directors since our organization. Mr. Cunningham joined Manning & Napier Advisors, Inc. in 1992, serves as a member of its board of directors and was appointed as its Chief Executive Officer in June 2010. In addition, Mr. Cunningham has served as a member of its executive management team since 2000, and was its co-chair from 2003 through 2010. Mr. Cunningham earned a Bachelor’s degree from Massachusetts Institute of Technology in 1979.

Mr. Cunningham’s qualifications to serve on our board of directors include his extensive experience in business development in the asset management industry.

Jeffrey S. Coons has served as our President since our organization. Dr. Coons has served as the President of Manning & Napier Advisors, Inc. since July 2010, as the Co-Director of Research since 2002 and as a member of its executive management team since 1999. In addition, Dr. Coons is a member of Manning & Napier Advisors, Inc.’s Senior Research Group. Dr. Coons earned a Bachelor’s degree from the University of Rochester in 1985, at which time he joined Manning & Napier Advisors, Inc., and a Ph.D from Temple University in 1996.

James Mikolaichik has served as our Chief Financial Officer since September 2011. Previously, Mr. Mikolaichik served as Executive Vice President and Head of Strategy of Old Mutual Asset Management from 2008 through 2011 and as its Chief Risk Officer from 2004 through 2008. Mr. Mikolaichik also served, in various capacities, at Deloitte & Touche LLP providing consulting, financial advisory, auditing and accounting services from 1993 through 2004. Mr. Mikolaichik earned a Bachelor’s degree from Susquehanna University in 1993 and an M.B.A. from Columbia University in 2001.

Charles H. Stamey has served as our Executive Vice President since our organization. In addition, Mr. Stamey has served as the Managing Director of Sales and Distribution at Manning & Napier Advisors, Inc. since May 2010 and as a member of its executive management team since 2000. Prior to May 2010, Mr. Stamey served as the Managing Director of Client Relations of Manning & Napier Advisors, Inc. Mr. Stamey received his Bachelor’s degree from Mount Vernon University in 1981 and an M.B.A. from The Ohio State University in 1985.

Richard B. Yates has served as our Chief Legal Officer and Secretary since our organization. In addition, Mr. Yates is the Chief Legal Officer of each of Manning & Napier Advisors, Inc. and the Fund and has executive officer and director positions at certain other of our affiliates. Mr. Yates earned a Bachelor’s degree from the University of Rochester in 1987 and a Juris Doctor from Brooklyn Law School in 1992.

B. Reuben Auspitz has served as the Vice-Chairman of our board of directors since our organization. In addition, Mr. Auspitz has been employed by Manning & Napier Advisors, Inc. since 1983 and serves as its Chief Compliance Officer, Executive Vice President and Vice-Chairman. Mr. Auspitz has served on Manning & Napier Advisors, Inc.’s executive management team since 1993 and was its co-chair from 2003 through 2010. Mr. Auspitz is also the Chairman and President of the Fund and has executive officer and director positions at certain other of our affiliates. Mr. Auspitz earned a Bachelor’s degree from Brandeis University in 1969, a Master’s degree from Princeton University in 1973 and was a Watson Foundation Fellow.

Mr. Auspitz’s qualifications to serve on our board of directors include his extensive experience in the investment management, research process and product development in the mutual fund business.

Richard Hurwitz will join our Board of Directors upon the closing of this offering. Mr. Hurwitz has served as the Chief Executive Officer of Pictometry International Corp. since August 2010. Previously, Mr. Hurwitz served as a Managing Partner at Aegis Investment Partners, LLC from 2007 through July 2010, as the Founder and Managing Partner at Village Markets, LLC from 2005 through 2006 and as a Partner at Bancorp Services, LLC from 1996 through 2004. In addition, Mr. Hurwitz served as the Chairman of the Board of Directors of Pictometry International Corp. from 2000 through 2009. Mr. Hurwitz earned a Bachelor’s degree from the University of Rochester in 1985.

Mr. Hurwitz’s qualifications to serve on our board of directors include his extensive experience in business building, general management and capital raising with financial service and technology companies both in the US and abroad.

Edward J. Pettinella will join our Board of Directors upon the closing of this offering. Mr. Pettinella has served as President and Chief Executive Officer of Home Properties, Inc. since January 2004. Previously, Mr. Pettinella served as Executive Vice President and Director of Home Properties, Inc. from 2001 through 2004 and as President of Charter One Bank of New York and Vice President of Charter One Financial, Inc. from 1997 through 2001. Mr. Pettinella is currently a member of the Board of Directors of Rochester Business Alliance, National Multi Housing Council and Syracuse University School of Business, a member of the Board of Governors of the National Association of Real Estate Investment Trusts, and a member of Urban Land Institute. Mr. Pettinella earned a Bachelor’s degree from the State University of New York at Geneseo in 1973 and an M.B.A. from Syracuse University in 1976.

Mr. Pettinella’s qualifications to serve on our board of directors include his extensive, broad-based experience in the banking industry, including a multi-billion dollar financial services company.

Set forth below is a list of the names, ages and positions of our significant employees all of whom are members of our Senior Research Group.

Name	Age	Position(s)
Jeffrey Herrmann	47	Co-Head of Global Equities, Co-Director of Research and Executive Management Team Member
Christian A. Andreach	38	Co-Head of Global Equities
Jack W. Bauer	53	Managing Director of Fixed Income
Jeffrey W. Donlon	36	Managing Director
Brian P. Gambill	42	Managing Director
Brian W. Lester	36	Managing Director
Michael J. Magiera	45	Managing Director of the Investment Review Group
Marc D. Tommasi	47	Head of Global Investment Strategy
Virge J. Trotter, III	46	Head of the Services Industry Group and Managing Director

Biographies of Significant Employees

Jeffrey Herrmann has served as the Co-Head of Global Equities of Manning & Napier Advisors, Inc. since 2010, as its Co-Director of Research and a member of its executive management team since 2002 and as a member of its Senior Research Group since 1989. Mr. Herrmann joined Manning & Napier Advisors, Inc. in 1986. Mr. Herrmann earned a Bachelor’s degree from Clarkson University in 1986 and is a Chartered Financial Analyst.

Christian A. Andreach has served as the Co-Head of Global Equities of Manning & Napier Advisors, Inc. since 2010 and as a member of its Senior Research Group since 2002. Mr. Andreach joined Manning & Napier Advisors, Inc. in 1999. Mr. Andreach earned a Bachelor’s degree from St. Bonaventure University in 1995 and a Master of Business Administration from the University of Rochester in 1997 and is a Chartered Financial Analyst.

Jack W. Bauer has served as the Managing Director of Fixed Income of Manning & Napier Advisors, Inc. since 1994 and as a member of its Senior Research Group since 1990. Mr. Bauer joined Manning & Napier Advisors, Inc. in 1990. Mr. Bauer earned a Bachelor’s degree from St. John Fisher College in 1980, a Master’s degree from Georgetown University in 1982 and a Master of Business Administration from the University of Rochester in 1987.

Jeffrey W. Donlon has served as a Managing Director and a member of the Senior Research Group of Manning & Napier Advisors, Inc. since 2004. Mr. Donlon joined Manning & Napier Advisors, Inc. in 1998. Mr. Donlon earned a Bachelor’s degree from Canisius College in 1997 and a Master of Business Administration from Duke University in 2005 and is a Chartered Financial Analyst.

Brian P. Gambill has served as a Managing Director and a member of the Senior Research Group of Manning & Napier Advisors, Inc. since 2002. Mr. Gambill joined Manning & Napier Advisors, Inc. in 1997. Mr. Gambill earned a Bachelor’s degree from Montana State University in 1991 and is a Chartered Financial Analyst.

Brian W. Lester has served as a Managing Director and a member of the Senior Research Group of Manning & Napier Advisors, Inc. since 2009. Mr. Lester joined Manning & Napier Advisors, Inc. in 1998. Mr. Lester earned a Bachelor’s degree from Cornell University in 1997 and is a Chartered Financial Analyst.

Michael J. Magiera has served as the Managing Director of the Investment Review Group of Manning & Napier Advisors, Inc. since 2010 and as a member of its Senior Research Group since 1989. Mr. Magiera joined Manning & Napier Advisors, Inc. in 1988. Mr. Magiera earned a Bachelor’s degree from St. Bonaventure University in 1987 and a Master of Business Administration from the University of Rochester in 1995 and is a Chartered Financial Analyst.

Marc D. Tommasi has served as the Head of Global Investment Strategy of Manning & Napier Advisors, Inc. since 2010 and as a member of its Senior Research Group since 1989. Mr. Tommasi joined Manning & Napier Advisors, Inc. in 1986. Mr. Tommasi earned a Bachelor’s degree from the University of Rochester in 1986.

Virge J. Trotter, III has served as the Head of the Services Industry Group, a Managing Director and a member of the Senior Research Group of Manning & Napier Advisors, Inc. since 2009. Mr. Trotter joined Manning & Napier Advisors, Inc. in 1997. Mr. Trotter earned a Bachelor’s degree from Iowa State University in 1988 and a Master of Business Administration from the University of Chicago in 1990 and is a Chartered Financial Analyst.

Board of Directors and Committees

Composition of Board of Directors

Our amended and restated certificate of incorporation and bylaws will provide that the authorized number of directors shall be fixed from time to time by a resolution of the majority of our board of directors. Immediately prior to the consummation of this offering, we intend to appoint Messrs. Hurwitz and Pettinella to our board of directors. Following these appointments, our board of directors will be comprised of the following five members: Messrs. Manning, Auspitz, Cunningham, Hurwitz and Pettinella.

Because William Manning will hold a majority of the combined voting power of our capital stock through his ownership of 100% of our outstanding Class B common stock, we will be considered a “controlled company” for the purposes of the NYSE listing requirements. As such, we are permitted to, and may, opt out of the NYSE listing requirements that would otherwise require our board of directors to be comprised of a majority of independent directors and require our compensation committee and nominating and corporate governance committee to be comprised entirely of independent directors. Although we currently do not intend to opt out of any of these listing requirements, we may do so in the future. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. Our board of directors has determined that upon the consummation of this offering, Messrs. Hurwitz and Pettinnella will be independent.

Board Committees

Prior to the consummation of this offering, we will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below.

Audit Committee. Our audit committee will oversee a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including the following:

•

monitor the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

•

assume direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

•	provide a medium for consideration of matters relating to any audit issues; and

•	prepare the audit committee report that the rules require be included in our filings with the SEC.

Upon the consummation of this offering, the members of our audit committee will be Messrs. Hurwitz, Pettinella and Auspitz, and Mr. Pettinella will serve as chairman of the audit committee. Mr. Pettinella will qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and will be “independent” as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the rules of the national exchange on which we list.

In accordance with NYSE rules, we plan to appoint a third independent director to our board of directors within 12 months of the effective date of the registration statement of which this prospectus forms a part, who will replace Mr. Auspitz as a member of our audit committee, such that all of our audit committee members will be independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and applicable NYSE rules.

Our board of directors will adopt a written charter for the audit committee, which will be available on our website upon consummation of this offering.

Compensation Committee. Our compensation committee will review and recommend policy relating to compensation and benefits of our officers, directors and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other senior officers, evaluating the performance of these persons in light of those goals and objectives and setting compensation of these persons based on such evaluations. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. Upon the consummation of this offering, the members of our compensation committee will be Messrs. Hurwitz, Pettinella and Auspitz, and Mr. Hurwitz will serve as its chairman.

In accordance with NYSE rules, we plan to appoint a third independent director to our board of directors within 12 months of the effective date of the registration statement of which this prospectus forms a part, who will replace Mr. Auspitz as a member of our compensation committee, such that all of our compensation committee members will be independent as such term is defined under applicable NYSE rules.

Our board of directors will adopt a written charter for the compensation committee, which will be available on our website upon consummation of this offering.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee will oversee and assist our board of directors in identifying, reviewing and recommending nominees for election as directors; evaluating our board of directors and our management; developing, reviewing and recommending corporate governance guidelines and a corporate code of business conduct and ethics; and generally advise our board of directors on corporate governance and related matters. Upon the consummation of this offering, the members of our nominating and corporate governance committee will be Messrs. Hurwitz, Pettinella and Cunningham, and Mr. Hurwitz will serve as its chairman.

In accordance with NYSE rules, we plan to appoint a third independent director to our board of directors within 12 months of the effective date of the registration statement of which this prospectus forms a part, who will replace Mr. Cunningham as a member of our nominating and corporate governance committee, such that all of our nominating and corporate governance committee members will be independent as such term is defined under applicable NYSE rules.

Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our website upon consummation of this offering.

Compensation Committee Interlocks and Insider Participation

Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will form a compensation committee as described above. Following this offering, the compensation committee of our board of directors will have responsibility for establishing and administering compensation programs and practices with respect to our executive officers, including the named executive officers. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

Indemnification

We maintain directors’ and officers’ liability insurance. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. We expect to enter into indemnification agreements with our directors to provide our directors and certain of their affiliated parties with additional indemnification and related rights. See “Description of Capital Stock—Limitation on liability of directors and indemnification” for further information.

Code of Ethics

Upon the consummation of this offering, our board of directors will adopt a Code of Ethics that contains the ethical principles by which our chief executive officer and chief financial officer, among others, are expected to conduct themselves when carrying out their duties and responsibilities. Upon the consummation of this offering, a copy of our Code of Ethics may be found on our operating company’s website at www.manning-napier.com. We will provide a copy of our Code of Ethics to any person, without charge, upon request, by writing to the Chief Legal Officer, Manning & Napier, Inc., 290 Woodcliff Drive, Fairport, New York 14450 (telephone number (585) 325-6880). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our operating company’s website at www.manning-napier.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section summarizes the principles underlying our compensation policies relating to our named executive officers—William Manning, Patrick Cunningham, Jeffrey S. Coons, Charles H. Stamey and Beth H. Galusha. It generally describes the manner and context in which compensation is earned by, and awarded and paid to, our named executive officers and provides perspective on the tables and narratives that follow in this section. During 2010 and through the consummation of this offering, we were a group of privately held, affiliated companies. We expect that some of our policies and practices with respect to compensation will change when we are a public company. This section also highlights those expected changes.

Compensation Philosophy and Objectives

We believe that to create long-term value for our stockholders we need a strong and seasoned management team that is focused on our business objectives of achieving profitable and sustainable financial results, expanding our investment capabilities through disciplined growth, continuing to diversify sources of revenue and delivering superior client service. Our named executive officers have strategic importance in supporting our business model of generating superior investment performance in high value-added investment strategies. We depend on our management team to execute on the strategic direction of the firm, recruit and manage our investment professionals, determine which investment strategies and products we launch, manage our distribution channels and provide the operational infrastructure that allows our investment professionals to focus on achieving attractive investment returns for our clients.

Our compensation program for our named executive officers is designed to meet the following objectives:

•	support our business strategy;

•

attract, motivate and retain top-tier professionals within the investment management industry, by rewarding past performance and encouraging future contributions to achieve our strategic goals and enhance stockholder value;

•	link total compensation to individual, team and company performance on both a short-term and a long-term basis;

•	align our named executive officers’ interests with those of our stockholders; and

•	be flexible enough so we can respond to changing economic conditions.

Our compensation and equity participation programs provide opportunities, predominantly contingent upon performance, which we believe have assisted our ability to attract and retain highly qualified professionals. We use, and expect to continue to use, cash compensation programs and equity participation in a combination that has been successful for us in the past and that we believe will continue to be successful for us as a public company. In addition to cash compensation, we have historically recognized those employees whose contributions created long-term and sustainable value and whose performance created wealth, or enabled the creation of wealth, for the owners of our business by the grant or sale, from time to time, of shares in MNA, our SEC registered investment adviser, and other of our affiliates, which allows the employee to share in the future profits and growth of our business through the payments of distributions to such employees. Other than Mr. Manning, who received all of his equity interests as a founder of our company or pursuant to the purchase of the equity interests of our other founder in 1995, our named executive officers received their equity interests at various times from 1995 through 2002. Since then, all issuances of equity to our employees have been to employees other than our named executive officers, as we have determined that the ownership of each of the named executive officers is at a level meaningful to meet our compensation objectives at this time.

In connection with our transition to a public company, we intend for overall compensation levels to remain commensurate with amounts paid to our named executive officers and other key employees in the past, including, subject to the discretion of our compensation committee, by recommencing the issuance of equity in our company to our named executive officers, in addition to our regular cash compensation programs in circumstances we believe to be appropriate. We believe that the grant or sale of equity that is in addition to, rather than in lieu of, regular compensation to an employee in recognition of value produced provides incentives and alignment of interests that result in even greater value, benefiting not only the recipient of the award but all other stockholders. Our use of performance awards reflects that belief. As a public company, we intend to focus our programs on rewarding the type of performance that increases long-term shareholder value, including growing revenues, retaining clients, developing new client relationships, developing new products, improving operational efficiency and managing risks. As we develop as a public company, we intend to periodically evaluate the success of our compensation and equity participation programs in achieving these objectives and we expect that some of our policies and practices may change in order to enable us to better achieve these objectives.

Determination of Compensation and Role of Directors and Executive Officers in Compensation Decisions

Our executive compensation and equity participation programs were developed and implemented while we were a group of privately-held, affiliated companies, consisting of the Manning & Napier Companies. Historically, base salaries, annual bonuses and incentive compensation of our named executive officers and other professionals were reviewed by our management team and adjusted as deemed necessary after taking into account individual responsibilities, performance and expectations. We have not historically managed our firm to cause our aggregate compensation to be a particular percentage of revenues or another fixed measure, although we have sometimes used such measures as the basis for accruals of amounts pending subjective decision-making. Similarly, we have not historically identified a specific peer group of companies for comparative purposes and have not engaged in formal competitive benchmarking of compensation against specific peer companies. As a public company, we expect that our management team and our compensation committee will take into account appropriate metrics, which may include measures of our compensation expense as a percentage of revenues or other metrics, as well as comparisons with peer benchmarks.

We believe that the use of relatively few, straightforward compensation components, without rigid annual incentive formulas or entitlements, promotes the effectiveness and transparency of our executive compensation program. We have not adopted any policies with respect to cash versus non-cash compensation (or among different forms of non-cash compensation), although we have determined that it is important to encourage or provide for a meaningful amount of equity ownership by our named executive officers and other professionals to help align their interests with those of stockholders, one of our compensation objectives. The allocation between cash and non-cash compensation has been based on a number of factors, including each named executive officer’s performance objectives and our retention objectives and may vary from year to year. We may decide in future years to pay some or all of short-term and long-term incentives in equity depending upon the facts and circumstances existing at that time. We have not adopted any policies with respect to current compensation versus long-term compensation, but feel that both elements are necessary for achieving our compensation objectives. As a public company, we expect that long-term compensation will be provided with equity in the form of profit participation units in Manning & Napier Group, although our 2011 Plan gives us the flexibility to grant other types of equity-based compensation at the Manning & Napier Group level or the Manning & Napier level. Base salary provides financial stability for certain of our named executive officers, although we expect base salaries to be a minority of total income over time. Annual cash bonuses provide a reward for short-term company and individual performance. Long-term equity compensation rewards achievement of strategic long-term objectives and contributes toward overall stockholder value.

In connection with this offering, our Board of Directors will form a compensation committee comprised solely of independent directors to assist our Board of Directors in the discharge of its responsibilities relating to the compensation of our named executive officers. For a discussion of the compensation committee’s role and responsibility, see “Management—Board Committees—Compensation Committee” included elsewhere in this prospectus. We also expect that, in the future, our chief executive officer will have discretion to determine the compensation of the named executive officers (other than himself), which he will determine in consultation with our compensation committee. Our compensation committee has overall responsibility for overseeing our executive compensation policies, and has ultimate responsibility for setting the compensation of our Chairman, William Manning, and our chief executive officer, Patrick Cunningham. Our compensation committee is expected to assume overall responsibility for overseeing our compensation plans and programs, reviewing our achievements as a company and the achievements of our executive officers and providing input and guidance to our chief executive officer in the determination of the specific type and level of compensation of our other named executive officers.

We have not historically engaged a compensation consultant to assist in the annual review of our compensation practices or the development of compensation or equity participation programs for our named executive officers.

Principal Components of Compensation

We have established compensation practices that directly link compensation with our performance, as described below. These practices apply to all of our professionals, including our named executive officers. Ultimately, ownership in our company has historically been the primary tool that we use to attract and retain professionals, including the named executive officers. As of September 30, 2011, on a pro forma basis to take into account the reorganization transactions and the consummation of this offering, our employees indirectly held approximately 86.9% of the ownership interests in Manning & Napier Group, the substantial majority of which is held by Mr. Manning.

In 2010, we provided the following elements of compensation to our named executive officers, the relative value of each of these components for individual employees varying based on job role and responsibility:

•

Base Salary. Base salaries are intended to provide Mr. Coons and Ms. Galusha with a degree of financial certainty and stability that does not depend on our performance. We consider it a baseline compensation level that delivers some current cash income to these executives. Consistent with industry practice, the base salary for Mr. Coons generally accounts for a relatively small portion of his overall compensation, as he receives the majority of his compensation in the form of an annual bonus. Messrs. Cunningham and Stamey do not receive a base salary as their compensation structure has historically been derived from their original positions with our company as sales representatives where they received 100% commission-based bonus compensation based on individual sales production and no base salary. When Messrs. Cunningham and Stamey shifted from their respective sales representative roles into management we retained their original compensation structure but expanded it to include all our revenues instead of solely their individual sales production. See “—Annual Bonus.” Mr. Manning receives a base salary for services provided as a named executive officer based on historical amounts paid to him, and such base salary is not currently based on any formula or production levels. The base salaries paid to Mr. Manning, Mr. Coons and Ms. Galusha for 2010 are set forth below in the summary compensation table. See “—Summary Compensation Table.”

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Annual Bonus. Cash compensation in addition to base salary is a key part of the overall annual compensation for Messrs. Cunningham, Stamey and Coons. Messrs. Cunningham and Stamey receive discretionary bonus compensation based on company-wide performance for that year, specifically overall percentages of net new revenue and net ongoing service revenue for various products across various channels. Mr. Coons, in his role as co-director of the Research Department, received a discretionary bonus based on overall firmwide net equity investment gains reflected in the client investment portfolios as determined by the aggregate bonuses paid to the company’s analysts, which are in part measured by the gains and losses of recommended and reviewed securities over trailing 12-month, 24-month and 36-month time periods. We have historically not paid annual bonuses to Mr. Manning and Ms. Galusha, as distributions to them from their ownership in the Manning & Napier Companies was at a level where additional bonus compensation was judged to not be in our best interests. See “—Equity Based Compensation.” The annual cash incentive compensation awarded to our named executive officers for the fiscal year ended December 31, 2010 is set forth below under “—Summary Compensation Table.” We believe that our bonus programs have provided us both discipline and the flexibility we need to support our success and to respond to changing market conditions.

•

Equity Based Compensation. Of our current employees, all of our named executive officers and other of our employees have ownership interests in certain of the Manning & Napier Companies. These ownership interests were offered to the named executive officers and other employees as part of our regular compensation program. Since 2002, all issuances of equity to our employees have been to employees other than our named executive officers.

In connection with the reorganization transactions, each of the Manning & Napier Companies will adopt new vesting terms related to the current ownership interests of our employees, including our named executive officers, other than William Manning. In addition, additional ownership interests were granted to William Manning in connection with the reorganization transactions. As a result, we will recognize non-cash compensation expenses through 2014.

Following this offering, as conditions allow, we intend to award equity-based incentives under the 2011 Plan as an incentive to align employee and management interests with that of the stockholders in our company and otherwise recruit and retain qualified employees. Subject to the discretion of the compensation committee, we intend to recommence the issuance of equity in our company to our named executive officers.

Accordingly, we intend to adopt the 2011 Plan, which permits the grant or issuance of a variety of equity awards of both Manning & Napier and of Manning & Napier Group. The 2011 Plan provides us the option and flexibility to grant other types of awards at either the Manning & Napier or Manning & Napier Group level. See “—2011 Equity Compensation Plan.”

In determining the number of equity awards to be granted to the named executive officers, we have taken, and in the future intend to take, into account the following factors:

•	the value of such awards;

•	the named executive officer’s level of current and potential job responsibility; and

•	our desire to retain the named executive officer over the long term.

Other than the issuance to Mr. Manning of units of M&N Group Holdings as part of the reorganization and the issuance to Messrs. Cunningham and Mikolaichik of Class B units of Manning & Napier Group, we do not intend to grant additional options or other equity awards to our named executive officers prior to completion of the offering.

The grant or sale of equity to our named executive officers and other employees allows them to share in the future profits and growth of our business through the payments of distributions to such equity holders. Historically, the substantial majority of the cash that Mr. Manning and certain other executives and key employees received from us consisted of pro rata cash distributions in respect of such ownership interests at the same time as cash distributions made to all other holders of ownership interests. The amounts of these cash distributions are footnoted in the Summary Compensation Table below because they arise out of the named executive officers’ ownership interest and are not considered compensatory distributions. All of our named executive officers currently own equity in Manning & Napier Advisors, Inc. and other of the Manning & Napier Companies, which provide them with cash distributions (or allocations) of profits on his or her shares and interests and the opportunity to benefit from the appreciation of (or suffer the depreciation of) the value of those shares and interests from and after the date of grant. In the three years ended December 31, 2010, distributions in respect of equity owned by each of the named executive officers constituted from 33% to 98% of the total income they received from us. These percentages could change from year to year depending on various factors, including changes in compensation and our profitability.

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Retirement Benefits. We believe that providing a cost-effective retirement benefit for our employees, including our named executive officers, is an important recruitment and retention tool. Accordingly, we maintain a contributory defined contribution retirement plan for all employees, and match up to 50% of each employee’s contributions up to 4% of eligible compensation (other than catch-up contributions by employees age 50 and older) up to a current limit of $16,500.

•

Other Benefits and Perquisites. Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health-care flexible spending, on the same basis as all employees, subject to satisfying any eligibility requirements and applicable law. We also generally provide other perquisites such as partial reimbursement for health club fees up to $300 per annum. Currently we do not have plans to change the levels of perquisites received, but continue to monitor them and may make adjustments in this form of compensation from time to time. Our named executive officers enjoy those benefits on the same terms as all of our employees. As part of our ongoing review of executive compensation, we intend to periodically review the perquisites and other personal benefits provided to our named executive officers and other key employees. The perquisites provided to our named executive officers in the fiscal year ended December 31, 2010 are described below under “—Summary Compensation Table.” Furthermore, we offer each of our employees, including each of the named executive officers, our investment management services, if they place their funds in a separately-managed account with us, at a discounted advisory fee typically associated with these services. This benefit is provided at no incremental cost to us.

Following this offering, we will operate as a corporation. In connection with the reorganization transactions, the shares and limited liability company interests currently held by Mr. Manning and the other named executive officers in the privately held, affiliated companies will continue to be held by them and will entitle them to continue to receive distributions from our subsidiaries indirectly after the consummation of this offering.

Stock Ownership Guidelines

Our named executive officers are not subject to mandated equity ownership or retention guidelines. However, it is our belief that the equity component of our executive compensation program ensures that our named executive officers are also owners and those components work to align the named executive officers’ goals with the best interests of our stockholders. We expect to continue to periodically review best practices and evaluate our position with respect to stock ownership guidelines.

Tax Considerations

Our compensation committee is expected to consider the anticipated tax and accounting treatment of various payments and benefits to us and, when relevant, to our executives, although these considerations are not dispositive. Section 162(m) of the Code generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. As a group of affiliated private companies, Section 162(m) does not currently apply to our compensation. To the extent Section 162(m) is applicable to us, we will endeavor to structure compensation to qualify as performance-based under Section 162(m) where it is reasonable to do so while meeting our compensation objectives. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section 162(m) is applicable to us.

Risk Considerations in our Compensation Program

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe contributes to low rates of employee attrition. We also make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program and impose on all our employees ongoing restrictions on their disposition of their holdings of our stock acquired through equity awards. We believe that both the structure and levels of compensation have aided us in retaining key personnel as evidenced by the long-term tenure of our management and the fact that only one of 57 employee shareholders has left the firm for any other reason than retirement since the program began on December 31, 1992. To address the risk that our compensation programs might provide unintended incentives, we deliberately keep our compensation programs simple and we tie the long-term component of compensation to our firm-wide results. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders or our clients.

Our compensation committee, which will be comprised entirely of independent directors upon the consummation of this offering, will review our compensation plans and policies periodically to ensure proper alignment with overall company goals and objectives. Our compensation committee is also expected to review the risks arising from our compensation policies and practices and assesses whether any such risks are reasonably likely to have an adverse effect on us. Our management team has previously concluded that our compensation programs do not encourage excessive or unnecessary risk taking.

Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have an adverse effect on the company. In the future, when we are a public company, the compensation committee will monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Summary Compensation Table

The following table shows the annual compensation of our principal executive officer, principal financial officer and the three most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as executive officers on December 31, 2010.

Name and Principal Position	Year	Salary		Bonus	All Other Compensation (1)	Total
William Manning	2010	$1,400,000		—	$68,965	$1,468,965
Chairman and Director of Investment Process

Patrick Cunningham	2010	—	(2)	$3,729,439	$14,044	$3,743,483
Chief Executive Officer

Jeffrey S. Coons	2010	$150,000		$643,302	$14,044	$807,346
President and Co-Director of Research

Charles H. Stamey	2010	—	(2)	$3,729,439	$14,044	$3,743,483
Managing Director of Sales and Distribution

Beth H. Galusha	2010	$98,500		—	$4,925	$103,425
Interim Chief Financial Officer and Treasurer (3)

(1)	Represents the aggregate dollar amount of all miscellaneous compensation received by the named executive officers. Under SEC rules, we are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for the individual equals or exceeds $10,000.

We paid and Mr. Manning received an equal miscellaneous compensation adjustment for health insurance premiums in the amount of $31,081 and tax compliance services in the amount of $23,840 paid by us on Mr. Manning’s behalf.

Also included in this column, with respect to each of the named executive officers, are matching contributions and profit sharing payments made by us to the Manning & Napier Advisors, Inc. 401(k) and Profit Sharing Plan in the following amounts: William Manning–$14,044; Patrick Cunningham–$14,044; Jeffrey S. Coons–$14,044; Charles H. Stamey–$14,044; and Beth H. Galusha–$4,925.

Each of the named executive officers beneficially own shares or other interests in Manning & Napier Advisors, Inc. and other of the Manning & Napier Companies, and receive pro rata cash distributions derived in part from the economic income of those companies in respect of their shares or other interests at the same time cash distributions are made on all shares or other interests in those companies. See footnote 3 to the Reconciliation of non-GAAP financial measures table in “Summary Selected Historical and Pro Forma Combined Consolidated Financial Data” and footnote 2 to the Reconciliation of non-GAAP financial measures table in “Selected Historical Combined Consolidated Financial and Other Data.”

For the fiscal year ended December 31, 2010, distributions earned by the named executive officers were: William Manning–$79,023,416; Patrick Cunningham–$2,241,152; Jeffrey S. Coons–$2,241,152; Charles H. Stamey–$2,241,152; and Beth H. Galusha–$560,876.

(2)	Mr. Cunningham and Mr. Stamey do not receive a base salary as their compensation is based solely on a bonus structure. See “—Compensation Discussion and Analysis—Principal Components of Compensation—Base Salary” and “—Compensation Discussion and Analysis—Principal Components of Compensation—Annual Bonus.”

(3)	Ms. Galusha served as our chief financial officer until August 31, 2010 and acted as our interim chief financial officer since that date until September 2011, when James Mikolaichik was hired as our chief financial officer.

Employment Agreements

MNA is currently party to employment agreements with each of Messrs. Coons, Cunningham, Stamey and Mikolaichik, which provide for at-will employment for each of them. While these agreements do not provide compensation terms or duration of employment, such agreements include restrictive covenants concerning competition with us and solicitation of our employees and clients. Pursuant to such agreements, for a two-year period following termination of employment, (i) the former employee may not, without the written consent of MNA, do business with a person or entity known to such employee to be, or known to have been, a client of MNA at the time of such employee’s employment, (ii) the former employee may not compete with MNA in the territories covered by such person and (iii) with respect to Messrs. Coons, Cunningham and Stamey, the former employee shall notify MNA of all business activities to enable MNA to evaluate compliance with (i) and (ii). In addition, for a five-year period following termination of employment, the former employee may not, without the written consent of MNA, employ or contract any person who then is or has been an employee of or consultant to MNA within two years prior such date of termination. In addition to these employment agreements, each of Messrs. Coons, Cunningham and Stamey and Ms. Galusha are subject to similar non-compete and non-solicitation covenants as part of the shareholder agreements with the Manning and Napier Companies.

Outstanding Equity Awards at Fiscal Year End 2010

The following table sets forth information relating to shares and other equity interests issued to the named executive officers subject to vesting provisions.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
William Manning	—	—	—	—
Patrick Cunningham (2)	—	—	—	—
Jeffrey S. Coons (3)	70,395	$8,296,051	—	—
Charles H. Stamey (4)	37,050	$4,366,343	—	—
Beth H. Galusha (5)	11,115	$1,309,903	—	—

(1)	Based on the fair value of our shares on December 31, 2010.
(2)	Prior to the reorganization transactions, Mr. Cunningham held 148,200 shares, all of which are vested. In connection with the reorganization transactions, the vesting terms for such shares will be amended as described elsewhere in this prospectus. See “Our Structure and Reorganization—Equity Ownership Interests.” As a result, 125,970 shares will be unvested upon the consummation of the reorganization transactions. The market value of such unvested shares, based upon the fair value of our shares on December 31, 2010, is $14,845,564.
(3)	Prior to the reorganization transactions, Mr. Coons held 148,200 shares, of which 70,395 are unvested and scheduled to vest on January 1, 2018. In connection with the reorganization transactions, the vesting terms for such shares will be amended as described elsewhere in this prospectus. See “Our Structure and Reorganization—Equity Ownership Interests.” As a result, 125,970 shares will be unvested upon the consummation of the reorganization transactions. The market value of such unvested shares, based upon the fair value of our shares on December 31, 2010, is $14,845,564.
(4)	Prior to the reorganization transactions, Mr. Stamey held 148,200 shares, of which 37,050 are unvested and scheduled to vest on January 1, 2015. In connection with the reorganization transactions, the vesting terms for such shares will be amended as described elsewhere in this prospectus. See “Our Structure and Reorganization—Equity Ownership Interests.” As a result, 125,970 shares will be unvested upon the consummation of the reorganization transactions. The market value of such unvested shares, based upon the fair value of our shares on December 31, 2010, is $14,845,564.

(5)	Prior to the reorganization transactions, Ms. Galusha held 37,050 shares, of which 11,115 are unvested and scheduled to vest on January 1, 2016. In connection with the reorganization transactions, the vesting terms for such shares will be amended as described elsewhere in this prospectus. See “Our Structure and Reorganization—Equity Ownership Interests.” As a result, 31,493 shares will be unvested upon the consummation of the reorganization transactions. The market value of such unvested shares, based upon the fair value of our shares on December 31, 2010, is $3,711,391.

Option Exercises and Stock Vested Table

The following table sets forth information concerning shares and other equity interests acquired upon the vesting of such shares or equity interests by the named executive officers in 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
William Manning	—	—
Patrick Cunningham	14,820	$400,288
Jeffrey S. Coons	11,115	$300,216
Charles H. Stamey	14,820	$400,288
Beth H. Galusha	1,853	$50,036

(1)	Reflects the fair value of our shares on January 1, 2010, the date such shares vested.

Potential Payments Upon Termination or Change in Control

Prior to this offering, equity granted to our named executive officers and other of our employees was subject to accelerated vesting upon a change of control of our company. Such equity will no longer be subject to such acceleration following the reorganization transactions. Equity granted under our 2011 Plan is not expected to be subject to accelerated vesting upon termination of employment. All such equity that may be held by the named executive officers would be subject to accelerated vesting upon a change in control, as defined in the 2011 Plan. See “—Equity Compensation Plan.”

Director Compensation

We did not pay our directors any compensation for their service as directors during the year ended December 31, 2010. Upon completion of this offering, we do not expect to pay our directors who are also our employees any compensation for their services as directors. We anticipate that our non-employee directors will initially be compensated with an annual retainer of $75,000 and an equity grant on terms to be determined. In addition, all directors will be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

2011 Equity Compensation Plan

Our board of directors expects to adopt, and our stockholders expect to approve, the 2011 Plan in connection with this offering.

The purposes of the 2011 Plan are to align the long-term financial interests of employees, directors, consultants and advisors of the company with those of our stockholders, to attract and retain those individuals by providing compensation opportunities that are consistent with our compensation philosophy, and to provide incentives to those individuals who contribute significantly to our long-term performance and growth. To accomplish these purposes, the 2011 Plan will provide for the grant of units of Manning & Napier Group. The

2011 Plan will also provide for the grant of stock options (both stock options intended to be incentive stock options under Section 422 of the Code and non-qualified stock options), stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance-based stock awards and other stock-based awards (collectively, stock awards) based on our Class A common stock. Incentive stock options may be granted only to employees; all other awards may be granted to employees, including officers, members, limited partners or partners who are engaged in the business of one or more of our subsidiaries, non-employee directors and consultants.

It is initially anticipated that awards under the 2011 Plan granted to our employees will be in the form of units of Manning & Napier Group that will not vest until a specified period of time has elapsed, or other vesting conditions have been satisfied as determined by the compensation committee, and which may be forfeited if the vesting conditions are not met. During the period that any vesting restrictions apply, unless otherwise provided by the compensation committee, the recipient of the award will be eligible to participate in distributions of income from Manning & Napier Group. In addition, before the vesting conditions have been satisfied, the transferability of such units is generally prohibited and such units will not be eligible to be exchanged for cash or shares of our Class A common stock pursuant to the exchange agreement.

Awards under the 2011 Plan will be structured to comply with Section 409A of the Code.

Shares Subject to the 2011 Plan

A total of 13,170,938 equity interests, representing 15% of the Class A units of Manning & Napier Group outstanding as of the closing of this offering, will be reserved and available for issuance under the 2011 Plan. The equity interests may be issued in the form of our Class A common stock, units of Manning & Napier Group or LTIP units.

If an equity award granted under the 2011 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the equity interests not acquired pursuant to the award will again become available for subsequent issuance under the 2011 Plan. In addition, equity that is forfeited, cancelled, exchanged or surrendered prior to becoming fully vested, may become available for the grant of new equity awards under the 2011 Plan.

The aggregate number of equity interests that may be granted to any single individual during a calendar year in the form of options, SARs, restricted stock, restricted stock units, performance-based stock awards and/or other stock-based awards may not exceed 2,634,188 equity interests.

Administration of the 2011 Plan

The 2011 Plan will be administered by our compensation committee. Subject to the terms of the 2011 Plan, the compensation committee will determine which employees, directors, consultants and advisors will receive grants under the 2011 Plan, the dates of grant, the numbers and types of stock awards to be granted, the exercise or purchase price of each award, and the terms and conditions of the stock awards, including the period of their exercisability and vesting and, in certain instances, the fair market value applicable to a stock award. In addition, the compensation committee will interpret the 2011 Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the 2011 Plan or any awards granted under the 2011 Plan as it deems to be appropriate.

The compensation committee may cancel, with the consent of the affected participants, any or all of the outstanding stock options or SARs in exchange for (i) new stock options or SARs covering the same or a different number of shares of our Class A common stock, but with an exercise price or base amount per share not less than the fair market value per share of our Class A common stock on the new grant date; or (ii) cash or shares of our Class A common stock, whether vested or unvested, equal in value to the value of the cancelled stock options or SARs.

Types of Equity-Based Awards

The types of awards that may be made under the 2011 Plan are described below. These awards may be made singly or in combination, as part of compensation awards or ownership awards, or both. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the compensation committee, in its sole discretion subject to certain limitations provided in the 2011 Plan. Awards under the 2011 Plan may be granted without any vesting or forfeiture conditions, as determined by the compensation committee. Each award granted under the 2011 Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-qualified Stock Options. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of our Class A common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of our Class A common stock on the grant date. The term of a non-qualified stock option may not exceed ten years from the date of grant. Except as provided in the award agreement or as otherwise determined by the compensation committee, an option may only be exercised while the participant is employed by, or providing services to, us or our subsidiaries, or during an applicable period after termination of employment or service.

Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to our employees and must have an exercise price of no less than 100% of fair market value on the grant date, a term of no more than ten years, and be granted from a plan that has been approved by our stockholders. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates, or more than 10% of the value of all classes of our stock, unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights. A SAR entitles the participant to receive an amount equal to the difference between the fair market value of our Class A common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of our Class A common stock on the grant date), multiplied by the number of shares subject to the SAR. The term of a SAR may not exceed ten years from the date of grant. Payment to a participant upon the exercise of a SAR may be either in cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock as determined by the compensation committee. Except as provided in the award agreement or as otherwise determined by the compensation committee, a SAR may only be exercised while the participant is employed by, or providing services to, us or our subsidiaries or during an applicable period after termination of employment or service.

Restricted Stock. A restricted stock award is an award of outstanding shares of our Class A common stock that does not vest until a specified period of time has elapsed, or other vesting conditions have been satisfied as determined by the compensation committee, and which may be forfeited if the conditions to vesting are not met. During the period that any restrictions apply, the transferability of stock awards is generally prohibited. Participants generally have all of the rights of a stockholder as to those shares, including the right to receive dividend payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and the right to vote those shares. Dividends will be subject to the same restrictions as the underlying restricted stock unless otherwise provided by the compensation committee. All unvested restricted stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the compensation committee determines otherwise.

Restricted Stock Units. A restricted stock unit is a phantom unit that represents shares of our Class A common stock. Restricted stock units become payable on terms and conditions determined by the compensation committee and will be settled either in cash, shares of our Class A common stock, units of Manning & Napier

Group or a combination of cash and units of Manning & Napier Group as determined by the compensation committee. All unvested restricted stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the compensation committee determines otherwise.

Performance Awards. The 2011 Plan permits the grant of performance-based stock that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code to the extent Section 162(m) is applicable to us. To assure that the compensation attributable to performance-based stock will so qualify, our compensation committee can (but will not be required to) structure these awards so that stock will be issued or paid pursuant to the award only upon the achievement of certain pre-established performance goals during a designated performance period.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following criteria: (i) earnings including operating income, economic income, economic net income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xix) any combination of any of the foregoing.

Units of Manning & Napier Group, LLC. Under the 2011 Plan, the compensation committee may also grant equity-based incentives related to units of Manning & Napier Group to encourage ownership in our operating partnership. The compensation committee may grant the same types of awards available under the 2011 Plan related to our Class A common stock as awards related to the units of Manning & Napier Group, including options to purchase units. Any award granted covering units will reduce the overall limit with respect to the number of shares of Class A common stock that may be granted under the 2011 Plan on a one-for-one basis.

LTIP Awards. The 2011 Plan allows for the grant of LTIP units that may, upon the occurrence of certain events or the participant’s achievement of certain performance goals, convert into units of Manning & Napier Group. To the extent provided in an award agreement, LTIP units, whether or not vested, would entitle the participant to receive, currently or on a deferred or contingent basis, distributions or distribution equivalent payments with respect to the number of units of Manning & Napier Group corresponding to the LTIP units. The compensation committee may award LTIP units as free-standing awards or in tandem with other awards under the 2011 Plan. Any award granted covering LTIP units will reduce the overall limit with respect to the number of equity interests that may be granted under the 2011 Plan on a one-for-one basis.

Other Equity-Based Awards. Under the 2011 Plan, the compensation committee may grant other types of awards that are based on, or measured by reference to, shares of our Class A common stock or units of Manning & Napier Group. The compensation committee will determine the terms and conditions of such awards. Other stock-based awards may be settled in either cash or equity, as determined by the compensation committee.

Adjustments

In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our Class A common stock, the compensation committee will make adjustments as it deems appropriate in (i) the number and kind of shares covered by outstanding grants and (ii) the exercise price of all outstanding stock awards, if applicable.

Change of Control

If we experience a change of control, unless otherwise determined by our compensation committee or evidenced in the applicable award or other agreement, our compensation committee will have discretion to provide, among other things, for the continuation of outstanding awards after the change in control without change; the cash-out of outstanding options as of the time of the change in control transaction as part of the transaction; a requirement that the buyer assume or substitute outstanding awards; and the acceleration of outstanding options and awards. In the event of a change in control in which the consideration paid to the holders of shares of Class A common stock and units of Manning & Napier Group is solely cash, our compensation committee may, in its discretion, provide that each award shall, upon the occurrence of a change in control, be cancelled in exchange for a payment, in cash or Class A common stock, in an amount equal to (i) the excess of the consideration paid per share of Class A common stock and unit of Manning & Napier Group in the change in control over the exercise or purchase price (if any) per share of Class A common stock or unit of Manning & Napier Group subject to the award multiplied by (ii) the number of shares of Class A common stock or units of Manning & Napier Group granted under the Award.

In general terms, a change of control under the 2011 Plan occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•

if we merge into another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved;

•

if a majority of the members of our board of directors is replaced during any 12-month or shorter period by directors whose appointment or election is not endorsed by a majority of the incumbent directors; or

•	the Company ceases to be the managing member of Manning & Napier Group.

Section 162(m) Stockholder Approval Requirements

In compliance with the transition rules under Section 162(m) of the Code, and after our initial public offering, to the extent Section 162(m) is applicable to us, our stockholders will approve the 2011 Plan no later than the first occurrence of: (i) the expiration of the 2011 Plan; (ii) a material modification of the 2011 Plan (in accordance with Section 162(m) of the Code); (iii) the issuance of all of our Class A common stock authorized for issuance under the 2011 Plan; or (iv) our first stockholders’ meeting (during which our directors are elected) that occurs after the end of the third calendar year following the year in which our initial public offering occurred.

Amendment; Termination

Our board of directors or our compensation committee may amend or terminate the 2011 Plan at any time. Our stockholders must approve any amendment if their approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board of directors or extended with stockholder approval, the 2011 Plan will terminate on the day immediately preceding the tenth anniversary of the date on which the board of directors approved the 2011 Plan, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Promissory Notes

William Manning issued to MNA (i) that certain promissory note due December 19, 2008 in the principal amount of $10 million, or the 2008 note, and (ii) that certain promissory note due June 17, 2009 in the principal amount of $8 million, or the 2009 note. William Manning repaid the 2008 note in full, including all interest accrued thereon, with payments to MNA on November 7, 2008 and December 19, 2008. William Manning repaid the 2009 note in full, including all interest accrued thereon, with payments to MNA on April 16, 2009 and June 17, 2009.

Aircraft

From time to time, MNA reimburses William Manning for business travel in connection with the use of a private plane owned by William Manning. Neither MNA nor any of the other Manning & Napier Companies owns any direct or indirect interest in such private plane, and no such entity has provided any financing to William Manning for such plane. In the event William Manning, or other executives, use such plane in connection with the business of our company, MNA reimburses William Manning based upon the amount of flight time per trip, which is a fraction of the total cost of the ownership and maintenance of such plane. Reimbursements with respect to each particular use of the plane over the last three years have ranged from $60,220 to $90,497, and in the aggregate has equaled $227,225.

Services Arrangement

Pursuant to an arrangement between MNIS and IP.com I, LLC, an entity that is indirectly majority-owned by William Manning, MNIS provides to IP.com, and IP.com reimburses MNIS for, central administrative services, including accounting, group health and other benefits, benefits management, payroll, occupancy of shared space and other office expenses. IP.com paid MNIS $264,971, $299,885 and $344,359 for such services for the fiscal years ended December 31, 2008, 2009 and 2010, respectively.

Reorganization Transactions

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we entered into a series of transactions to reorganize our capital structure. We will also enter into agreements with certain related persons in connection with the reorganization transactions. See “Our Structure and Reorganization.”

Shares Subject to Redemption

Prior to this offering, we had a mandatory obligation upon the death of William Manning to pay his estate his pro rata share of net revenue for the four quarters immediately preceding his death. The Manning & Napier Companies recognized a liability for shares subject to mandatory redemption of $170.3 million and $211.5 million as of December 31, 2010 and September 30, 2011, respectively, which represents the amount that would have been paid if settlement had occurred on the respective reporting date. Our liability related to this mandatory redemption obligation was calculated each fiscal quarter, and the change in the liability was reflected as a non-cash interest expense. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such mandatory redemption obligation will terminate upon the consummation of this offering and we will no longer reflect non-cash interest expense or the liability related to such obligation.

For one of our entities, MNBD, our redemption obligation upon William Manning’s death to pay his pro rata share of net revenue has an element of conditionality. As part of the overall agreement among William Manning and the other owners of the Manning & Napier Companies to consummate this offering, such conditional obligation will terminate upon the consummation of this offering and we will no longer reflect temporary equity related to such obligation.

M&N Group Holdings

We intend to use approximately $140.9 million of the net proceeds from the sale of our Class A common stock in this offering to purchase Class A units of Manning & Napier Group from M&N Group Holdings, which in turn expects to transfer such net proceeds to its members. William Manning, our current employees, including certain of our executive officers, and Richard Goldberg, directly and indirectly, collectively own 100% of the outstanding membership interests of M&N Group Holdings. The purchase price for each Class A unit will be equal to the price per share of our Class A common stock in this offering. M&N Group Holdings expects that its members will transfer such net proceeds as follows: approximately $71.1 million will be paid to William Manning; approximately $4.1 million will be paid to Patrick Cunningham; approximately $4.1 million will be paid to Jeffrey S. Coons; approximately $15.2 million will be paid to B. Reuben Auspitz; approximately $4.1 million will be paid to Charles S. Stamey; approximately $1.0 million will be paid to Beth H. Galusha; and the remaining approximately $41.3 million will be paid to the other minority shareholders of the members of M&N Group Holdings. These distributions by M&N Group Holdings to its members will be made pursuant to the terms set forth in the amended and restated limited liability company agreement of M&N Group Holdings. See “Use of Proceeds.”

Policies and Procedures Regarding Transactions with Related Persons

Upon the consummation of this offering, our board of directors will have adopted written policies and procedures for transactions with related persons. As a general matter, the policy will require our audit committee to review and approve or disapprove the entry by us into certain transactions with related persons. The policy will contain transactions which are pre-approved transactions. The policy will only apply to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is: (i) any of our directors, nominees for director or executive officers, (ii) any immediate family member of any of our directors, nominees for director or executive officers and (iii) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

The policy will provide that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the audit committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the audit committee will take into account, among other factors the audit committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our capital stock as of October 31, 2011 with respect to:

•	each person known to us to own beneficially more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The number of shares of our Class A common stock and Class B common stock outstanding and percentage of beneficial ownership before this offering set forth below is based on the number of shares of common stock outstanding immediately prior to the consummation of this offering after giving effect to the reorganization transactions described in “Our Structure and Reorganization.”

In accordance with the rules and regulations of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of October 31, 2011. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The following table does not include shares of Class A common stock that may be issued to Patrick Cunningham, James Mikolaichik, or M&N Group Holdings and MNCC on behalf of each of the persons listed below, as indirect beneficial owners of M&N Group Holdings and direct beneficial owners of MNCC, respectively, pursuant to the terms of the exchange agreement with M&N Group Holdings, MNCC and the other direct holders of units of Manning & Napier Group that are not held by us at the time of this offering. Pursuant to the terms of the exchange agreement, no such election may be made within 60 days of October 31, 2011. See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement.” To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock. For more information regarding our principal stockholders and the relationship they have with us, see “Certain Relationships and Related Party Transactions.” Unless otherwise indicated, the address for each stockholder listed below is c/o Manning & Napier, Inc., 290 Woodcliff Drive, Fairport, New York 14450.

	Class A common stock (1)				Class B common stock (1)
	Prior to this Offering		After this Offering		Prior to this Offering			After this Offering
Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
William Manning	—	—	—	—	100	(2)	100%	1,000	100%
Patrick Cunningham	—	—	—	—	—		—	—	—
Jeffrey S. Coons	—	—	—	—	—		—	—	—
B. Reuben Auspitz	—	—	—	—	—		—	—	—
Charles H. Stamey	—	—	—	—	—		—	—	—
Beth H. Galusha	—	—	—	—	—		—	—	—
All executive officers and directors as a group (9 persons)	—	—	—	—	100		100%	1,000	100%

(1)	Each share of our Class A common stock is entitled to one vote per share. The holder of our Class B common stock will control a majority of the vote on all matters submitted to a vote of stockholders.
(2)	Represents shares of common stock issued prior to the consummation of this offering, which 100 shares were reclassified into 1,000 shares of our Class B common stock in connection with the consummation of this offering.

DESCRIPTION OF CAPITAL STOCK

General

The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated certificate of incorporation, amended and restated bylaws and applicable law. We intend to amend and restate our certificate of incorporation and bylaws prior to consummation of this offering. A copy of our amended and restated certificate of incorporation and amended and restated bylaws will be filed as exhibits to the Registration Statement of which this prospectus is a part.

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.01 per share and 2,000 shares of Class B common stock, par value $0.01 per share. Upon the consummation of this offering, 12,500,000 shares of Class A common stock and 1,000 shares of Class B common stock will be issued and outstanding. All of our issued and outstanding shares of capital stock are, and the shares of capital stock to be issued in this offering will be, validly issued, fully paid and nonassessable.

Class A Common Stock

The holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

The holders of our Class A common stock are entitled to receive dividends, if declared by our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends.

The holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B Common Stock

Our amended and restated certificate of incorporation will set forth a formula that provides the holder of our Class B common stock will control a majority of the vote on all matters submitted to a vote of stockholders. The number of votes for each share of Class B common stock will be equal to the quotient derived by dividing the total number of issued and outstanding shares of Class B common stock as of the closing date of this offering into a number equal to 101% of the aggregate number of votes entitled to be cast by the holders of the Class A common stock and any other of our equity securities entitled to vote other than the holders of Class B common stock, as calculated on the record date of such vote.

The holder of our Class B common stock will not have any right to receive dividends or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all of our assets.

In the event the holder of our Class B common stock transfers any shares of Class B common stock to any person or entity, such shares will be deemed automatically to convert into the same number of shares of Class A common stock.

Upon the earlier to occur of: (i) the death of William Manning, the holder of our Class B common stock, (ii) the date that the aggregate direct and indirect ownership of William Manning of Class A units and Class B units of Manning & Napier Group constitutes less than 25% of the total number of Class A units and Class B units of Manning & Napier Group and (iii) the sixth anniversary of the original date of issuance of the Class B common stock, all outstanding shares of our Class B common stock will be automatically, without any further action on our part or the holder of the shares of our Class B common stock, cancelled and will revert to the status of authorized but unissued shares of Class B common stock.

The holder of our Class B common stock will not have any preemptive, subscription or conversion rights.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to our amended and restated certificate of incorporation, including in connection with a merger, that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares of Class B common stock affected by the amendment, voting as a separate class.

Anti-Takeover Effects of Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Stockholders will not be entitled to cumulative voting in the election of directors. The authorization of undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company. The foregoing provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and Bylaws Anti-Takeover Provisions

Our amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

Our amended and restated bylaws establish an advance notice procedure for stockholders to bring matters before special stockholder meetings, including proposed nominations of persons for election to our board of directors. These procedures specify the information stockholders must include in their notice and the timeframe in which they must give us notice. At a special stockholder meeting, stockholders may only consider nominations or proposals specified in the notice of meeting. A special stockholder meeting for any purpose may only be called by our board of directors, our Chairman or our chief executive officer, and will be called by our chief executive officer at the request of the holder of our Class B common stock.

The foregoing provisions of our amended and restated bylaws and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of the company.

Limitation on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and bylaws will limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors or officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation and bylaws provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company.

Listing

We have applied to list our Class A common stock on the NYSE under the symbol “MN.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A common stock.

Upon the consummation of this offering, we will have outstanding an aggregate of 12,500,000 shares of our Class A common stock. All of our outstanding shares of Class A common stock, including any shares sold in this offering in connection with the exercise by the underwriters of their overallotment option, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased in this offering by our “affiliates,” as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below.

In addition, pursuant to the terms of an exchange agreement that we will enter into with M&N Group Holdings, MNCC, and the other direct holders of all of the units of Manning & Napier Group that are not held by us at the time of this offering, subject to certain restrictions set forth therein and as described elsewhere in this prospectus, such units will be exchangeable for an aggregate of up to 76,400,000 shares of our Class A common stock, subject to customary adjustments. In addition, the holders of any units of Manning & Napier Group issued subsequent to this offering will also become parties to the exchange agreement and such units, pursuant to the terms of the exchange agreement, will also be exchangeable for shares of our Class A common stock.

Rule 144

In general, under Rule 144 under the Securities Act of 1933, as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our Class A common stock for at least six months would be entitled to sell an unlimited number of shares of our Class A common stock provided current public information about us is available and, after one year, an unlimited number of shares of our Class A common stock without restriction. Our affiliates who have beneficially owned shares of our Class A common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 125,000 shares immediately after this offering, based on the number of shares of our Class A common stock outstanding upon completion of this offering; or

•	the average weekly trading volume of our Class A common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-up Agreements

In connection with this offering, we, our directors, our executive officers and all our stockholders, have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any shares of our Class A common stock or securities convertible into or exchangeable for shares of Class A common stock, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Equity Awards

Subsequent to the completion of this offering, we intend to file a registration statement under the Securities Act covering shares of our Class A common stock issuable upon exchange of units of Manning & Napier Group reserved for issuance under the 2011 Plan. Shares of our Class A common stock registered under this registration statement will be available for sale in the open market, subject to vesting restrictions with us or the contractual restrictions described under “Management—2011 Equity Compensation Plan.”

Registration Rights Agreement

In connection with this offering, we will enter into a registration rights agreement with the holders of the units of Manning & Napier Group pursuant to which the shares of our Class A common stock issued upon exchange or conversion of their units, if any, will be eligible for resale, subject to the resale timing and manner limitations described under “Our Structure and Reorganization—Offering Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR U.S. AND NON-U.S. HOLDERS

OF OUR CLASS A COMMON STOCK

The following was written to support the promotion or marketing of the transaction or matters addressed herein. The following was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax law.

You should consult a tax adviser regarding the United States federal tax consequences of acquiring, holding and disposing of Class A common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to beneficial owners of our Class A common stock, or “Holders”, that acquire shares of our Class A common stock pursuant to this offering and that hold such shares as capital assets. This summary is based upon the Code, existing and proposed U.S. Treasury regulations, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to differing interpretations or change, possibly on a retroactive basis. This summary does not consider specific facts and circumstances that may be relevant to a particular Holder’s tax position and does not consider any state, local or non-U.S. tax consequences of an investment in our Class A common stock. It also does not apply to Holders subject to special tax treatment under the U.S. federal income tax laws, including partnerships or other pass-through entities, banks, insurance companies, dealers in securities, persons who hold Class A common stock as part of a “straddle,” “hedge” or “conversion transaction” or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents (expatriates) and persons who hold or receive Class A common stock as compensation.

For purposes of this summary, the term “U.S. Holder” means a Holder of our Class A common stock that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the U.S., (ii) a corporation or other entity taxable as a corporation created in or organized under the laws of the U.S., any state thereof or in the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons,” as defined in section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds shares of our Class A common stock, the U.S. federal income tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold shares of our Class A common stock should consult their tax advisors.

This summary is included herein as general information only. Accordingly, each prospective Holder is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A common stock.

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock applicable to U.S. Holders, subject to the limitations described above.

Dividends

Distributions of cash or property that we pay in respect of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid by us will be includible in gross income by a U.S. Holder upon receipt. Any such dividend may be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. Holders (including individuals), with respect to taxable years beginning on or before December 31, 2012, are currently eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum tax rate of 15%), provided that the U.S. Holder receiving the dividend satisfies applicable holding period and other requirements.

If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in our Class A common stock, and thereafter will be treated as capital gain.

Dispositions

Upon a sale, exchange or other taxable disposition of shares of our Class A common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the shares of our Class A common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares of the common stock for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are currently subject to U.S. federal income taxation at a maximum rate of 15%. The deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding Requirements

In general, dividends on shares of our Class A common stock and payments of the proceeds of a sale, exchange or other disposition of shares of our Class A common stock paid to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

This section summarizes the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by Non-U.S. Holders. It applies only if a Non-U.S. Holder acquires shares of our Class A common stock in this offering and only to those shares of our Class A common stock held as a capital asset for U.S. federal income tax purposes. A Non-U.S. Holder is a Holder who is not a U.S. Holder.

Dividends

Except as described below, if you are a Non-U.S. Holder of Class A common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the U.S., we generally are not required to withhold tax from the dividends, provided that you have furnished to us a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that you are a non-U.S. person, and the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

“Effectively connected” dividends are subject to U.S. federal income tax on a net income basis at rates applicable to U.S. citizens, resident aliens and U.S. corporations.

If you are a corporate Non-U.S. Holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of Class A common stock unless (i) the gain is “effectively connected” with your conduct of a trade or business in the U.S. and, if required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, the gain is attributable to a permanent establishment that you maintain in the U.S., (ii) you are an individual who holds the Class A common stock as a capital asset and you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist, or (iii) we are or have been a U.S. real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Class A common stock and you are not eligible for any treaty exemption.

If you are a Non-U.S. Holder described in (i), above, you will be subject to U.S. federal income tax on a net income basis on the gain derived from the disposition at rates applicable to U.S. citizens, resident aliens and U.S. corporations. If you are a corporate Non-U.S. Holder described in (i), above, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual Non-U.S. Holder described in (ii), above, you may be subject to a flat 30% tax, or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the U.S.

We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Federal Estate Taxes

Class A common stock held by a Non-U.S. Holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

In general, except as described below, backup withholding and information reporting will not apply to a distribution of dividends on the Class A common stock or to proceeds from the disposition of the Class A common stock, in each case, if a Non-U.S. Holder certifies under penalties of perjury that they are a non-U.S. person, and neither we nor our paying agent or other payor have actual knowledge or reason to know to the contrary. In general, if the Class A common stock is not held through a qualified intermediary, the amount of dividends, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the U.S. IRS.

Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability or refunded, provided the required information is timely furnished to the U.S. IRS.

Recently Enacted Legislation

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect U.S. owners and/or U.S. accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Stifel, Nicolaus & Company, Incorporated
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.
Needham & Company, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Manning & Napier, Inc.	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at approximately $4 million and are payable by us. The underwriters have agreed to reimburse us for certain expenses related to this offering.

Overallotment Option

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,875,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We and our executive officers, directors and our other existing security holders have agreed, subject to certain exceptions, not to sell or transfer any Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any Class A common stock;

•	sell any option or contract to purchase any Class A common stock;

•	purchase any option or contract to sell any Class A common stock;

•	grant any option, right or warrant for the sale of any Class A common stock;

•	lend or otherwise dispose of or transfer any Class A common stock;

•	request or demand that we file a registration statement related to the Class A common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Listing

We expect the shares of our Class A common stock to be approved for listing on the NYSE under the symbol “MN.”

Before this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representative may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, no offer of shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and its affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Herrick, Feinstein LLP, New York, New York. Certain legal matters with respect to this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The (i) financial statements of Manning & Napier Companies as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 and (ii) Statement of Financial Condition of Manning & Napier, Inc. included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act, a registration statement on Form S-1 relating to the Class A common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our Class A common stock, you should refer to the registration statement, including the exhibits and schedules thereto. With respect to documents described in this prospectus, we refer you to the copy of the document if it is filed as an exhibit to the registration statement. You may inspect a copy of the registration statement and the exhibits and schedules thereto without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from such office at prescribed rates. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website.

As a result of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. Our operating company maintains a website at www.manning-napier.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Manning & Napier, Inc.:

In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of Manning & Napier, Inc. (the “Company”) at June 28, 2011 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Rochester, New York

June 30, 2011

Manning & Napier, Inc.

Statement of Financial Condition

As of June 28, 2011

At June 28, 2011
Assets
Cash and cash equivalents	$100

Total assets	$100

Shareholders’ equity
Common stock, $0.01 par value —1,000 shares authorized, 100 shares issued and outstanding	$1
Additional paid in capital	99

Total shareholders’ equity	$100

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENT

As of June 28, 2011

Note 1—Organization and Nature of the Business

Manning & Napier, Inc. (“the Company”) was formed in June 2011 in anticipation of completing an initial public offering. Upon completion of a reorganization anticipated to occur prior to consummation of that offering, the Company will serve as managing member of Manning & Napier Group, LLC, a holding company for the investment management businesses conducted by its operating subsidiaries. The Company is an independent investment management firm that provides a broad range of investment solutions through separately managed accounts, mutual funds and collective investment trust funds.

As managing member, the Company will operate and control all of the business and affairs of Manning & Napier Group, LLC and its subsidiaries and, as a result of this control, will consolidate the financial results of Manning & Napier Group, LLC with its own financial results.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of financial condition is prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the financial statements. Actual future results could differ from these estimates and assumptions

Cash

Cash consists of cash on deposit with a financial institution. At June 28, 2011 no funds were restricted.

Note 3—Subsequent Events

The Company evaluated subsequent events through the issuance date of its financial statements and determined that no subsequent events had occurred that would require additional disclosures.

Manning & Napier Inc.

Statements of Financial Condition

As of June 28, 2011 and September 30, 2011 (Unaudited)

	At June 28, 2011	At September 30, 2011
Assets
Cash and cash equivalents	$100	$100
Other assets	—	56,500

Total Assets	$100	$56,600

Liabilities
Due to Manning & Napier Advisors LLC	—	56,500
Total liabilities	—	56,500

Shareholders’ Equity
Common stock, $.01 par value—1,000 shares authorized 100 shares issued and outstanding	$1	$1
Additional paid in capital	99	99

Total Shareholders’ Equity	$100	$100

Total liabilities and shareholders’ equity	$100	$56,600

Manning & Napier Inc.

Statement of Cash Flows

Period ended September 30, 2011 (Unaudited)

Period Ended September 30, 2011
Cash flows from operating activities
Change in assets and liabilities resulting in an increase (decrease) in cash
Accounts payable	$56,500
Other assets	(56,500)

Net cash provided by operating activities	—

Cash flows from financing activities
Capital contribution	100

Net cash provided by financing activities	100

Net increase (decrease) in cash and cash equivalents	100

Cash and cash equivalents
Beginning of period	—

End of period	$100

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

AS OF JUNE 28, 2011 AND SEPTEMBER 30, 2011 AND

FOR THE PERIOD ENDED SEPTEMBER 30, 2011 (UNAUDITED)

Note 1—Organization and Nature of the Business

Manning & Napier, Inc. (“the Company”) was formed in June 2011 in anticipation of completing an initial public offering. Upon completion of a restructuring anticipated to occur prior to the consummation of that offering, the Company will serve as managing member of Manning & Napier Group, LLC., a holding company for the investment management businesses conducted by its subsidiaries. The Company is an independent investment management firm that provides a broad range of investment solutions through separately managed accounts, mutual funds and collective investment trust funds.

As managing member, the Company will operate and control all of the business and affairs of Manning & Napier Group, LLC and its subsidiaries and, as a result of this control, will consolidate the financial results of Manning & Napier Group, LLC with its own financial results.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited statement of financial condition and the unaudited statement of cash flows for the period ended September 30, 2011 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the financial statements. Actual future results could differ from these estimates and assumptions.

The unaudited statement of financial condition as of September 30, 2011 has been prepared by the Company on the same basis as the audited statement of financial condition. In the opinion of management, all adjustments necessary for the fair presentation of the financial position has been made.

Cash

Cash consists of cash on deposit with a financial institution. At September 30, 2011 and June 28, 2011 no funds were restricted.

Other Assets

Other assets consist of registration fees associated with the Company becoming a public reporting company.

Due to Manning & Napier Advisors LLC

Due to Manning & Napier Advisors LLC consists of the liability related to funding the costs related to the registration fees associated with the Company becoming a public reporting company.

Note 3—Subsequent Events

The Company evaluated subsequent events through October 31, 2011, the date these financial statements were available to be issued, and determined that no subsequent events had occurred that would require additional disclosures, other than as described below.

As described in Our Structure and Reorganization section of this prospectus, the Company entered into a series of transactions during October 2011 to reorganize our capital structure.

Report of Independent Registered Public Accounting Firm

To the Boards of Directors and Shareholders/Partners of Manning & Napier Companies:

In our opinion, the accompanying combined consolidated statements of financial condition and the related combined consolidated statements of income, of shareholders’ deficit and partners’ capital, and of cash flows present fairly, in all material respects, the financial condition of Manning & Napier Companies (the “Company”) at December 31, 2009 and 2010, and the combined consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Rochester, New York

June 30, 2011

Manning & Napier Companies

Combined Consolidated Statements of Financial Condition

As of December 31, 2009 and 2010

(dollars in thousands)	2009	2010
Assets
Cash and cash equivalents	$24,802	$27,543
Accounts receivable	12,397	18,851
Accounts receivable—Manning & Napier Fund, Inc.	8,977	11,948
Marketable securities, at fair value	2,720	4,381
Property and equipment, net	3,034	3,111
Prepaid expenses and other assets	1,438	2,508

Total assets	$53,368	$68,342

Liabilities
Accounts payable	$639	$1,153
Accrued expenses and other liabilities	17,434	30,464
Deferred revenue	9,228	9,974
Stock purchase note payable	273	201
Shares liability subject to mandatory redemption	109,076	170,319

Total liabilities	136,650	212,111

Commitments and contingencies

Shareholders’ deficit and partners’ capital
Common stock, $.01 par value—authorized, 10,000,000 shares with 2,482,425 and 2,533,110 shares outstanding and 5,224,050 shares outstanding subject to mandatory redemption, as of December 31, 2009 and December 31, 2010, respectively for the S-Corporations	$100	$101
Additional paid in capital	1,626	1,628
Treasury stock, at cost: 9,263 and 0 shares, as of December 31, 2009 and December 31, 2010, respectively	(102)	—
Retained earnings (deficit)	(85,888)	(147,035)
Accumulated other comprehensive (loss) income	(110)	193
Partners’ equity	1,028	1,307

Total shareholders’ deficit and partners’ capital attributable to Manning & Napier Companies	(83,346)	(143,806)

Non-controlling interest	64	37

Total shareholders’ deficit and partners’ capital	(83,282)	(143,769)

Total liabilities and shareholders’ deficit and partners’ capital	$53,368	$68,342

The accompanying notes are an integral part of these combined consolidated financial statements.

Manning & Napier Companies

Combined Consolidated Statements of Income

Years Ended December 31, 2008, 2009 and 2010

(dollars in thousands)	2008	2009	2010
Revenues
Investment management services revenue	$145,622	$162,660	$255,472

Expenses
Compensation and related costs	46,295	55,643	78,416
Sub-transfer agent and shareholder service costs	13,114	19,853	36,830
Other operating costs	20,690	22,252	25,284

Total operating expenses	80,099	97,748	140,530

Operating income	65,523	64,912	114,942
Non-operating income (loss)
Interest expense on shares subject to mandatory redemption	(6,707)	(9,991)	(61,243)
Interest expense	(174)	(125)	(16)
Interest and dividend income	602	140	126
Net capital gains (losses) on investments	122	(151)	1

Total non-operating loss	(6,157)	(10,127)	(61,132)

Income before provision for income taxes	59,366	54,785	53,810
Provision for income taxes	374	360	712

Net income	$58,992	$54,425	$53,098

Pro forma consolidated income statement information—after reorganization and initial offering (unaudited)
Income before tax			$53,810
Pro forma provision for income taxes (40% assumed tax rate)(Note 1)			21,524

Pro forma net income			$32,286

The accompanying notes are an integral part of these combined consolidated financial statements.

Manning & Napier Companies

Combined Consolidated Statements of Shareholders’ Deficit and Partners’ Capital

Years Ended December 31, 2008, 2009 and 2010

(dollars in thousands)	Common Stock		Additional Paid-In Capital	Treasury Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Partners’ Equity (Deficit)	Total
	Shares	Amount		Shares	Amount
Balance—January 1, 2008	2,454,428	$98	$1,617	123,755	$(1,793)	$(71,696)	$(2)	$755	$(71,021)
Net income						62,991		(3,999)	58,992
S-Corporation distributions						(71,467)			(71,467)
Net change in unrealized marketable securities gains or losses							(889)		(889)
Common stock and treasury stock transactions			5	(103,315)	1,073	(836)			242
Equity-based compensation					446				446
Partner contributions								4,017	4,017

Balance—December 31, 2008	2,454,428	$98	$1,622	20,440	$(274)	$(81,008)	$(891)	$773	$(79,680)

Net income						58,819		(4,394)	54,425
S-Corporation distributions						(64,019)			(64,019)
Net change in unrealized marketable securities gains or losses							781		781
Common stock and treasury stock transactions	37,260	2	4	(27,850)	16				22
Equity-based compensation					411	320			731
Partner contributions								4,649	4,649
Treasury stock purchase				16,673	(255)				(255)

Balance—December 31, 2009	2,491,688	$100	$1,626	9,263	$(102)	$(85,888)	$(110)	$1,028	$(83,346)

Net income						57,957		(4,859)	53,098
S-Corporation distributions						(119,619)			(119,619)
Net change in unrealized marketable securities gains or losses							303		303
Common stock and treasury stock transactions	41,422	1	2	(9,263)	5	(70)		(3)	(65)
Equity-based compensation					97	585			682
Partner contributions								5,141	5,141

Balance—December 31, 2010	2,533,110	$101	$1,628	—	$—	$(147,035)	$193	$1,307	$(143,806)

The accompanying notes are an integral part of these combined consolidated financial statements.

Manning & Napier Companies

Combined Consolidated Statements of Cash Flows

Years Ended December 31, 2008, 2009 and 2010

(dollars in thousands)	2008	2009	2010
Cash flows from operating activities:
Net income	$58,992	$54,425	$53,098
Adjustments to reconcile net income to net cash provided by operating activities:
Interest cost related to change in mandatory redemption liability	6,707	9,991	61,243
Equity-based compensation	446	731	682
Depreciation	1,068	1,099	1,422
Gain (loss) on disposal of property and equipment	(1)	—	—
Realized (gain) loss on sale of investments	(122)	151	(1)
Accrued interest on debt securities	21	(1)	—
(Increase) decrease in operating assets and increase (decrease) in operating liabilities
Accounts receivable	995	(4,786)	(6,454)
Accounts receivable—Manning & Napier Fund, Inc.	292	(5,125)	(2,971)
Prepaid and other assets	(271)	(70)	(1,070)
Accounts payable	(354)	(333)	252
Accrued expenses and other liabilities	(1,816)	5,642	13,025
Deferred revenue	(2,273)	1,055	746

Net cash provided by operating activities	63,684	62,779	119,972

Cash flows from investing activities:
Purchase of property and equipment	(2,105)	(1,003)	(1,137)
Proceeds from sale or disposal of property and equipment	26	—	—
Cash payments for options	(392)	(222)	—
Cash received from option exercises	674	305	48
Sale of investments	350	576	120
Purchase of investments	(2,085)	(631)	(2,025)
Proceeds from maturity of investment	505	—	505

Net cash used in investing activities	(3,027)	(975)	(2,489)

Cash flows from financing activities:
S-Corporation distributions	(71,467)	(64,019)	(119,619)
Payments of stock purchase notes payable	(1,488)	(583)	(120)
Repayment of note payable	(102)	(124)	(146)
Issuance of promissory note receivable	(10,000)	(8,000)	—
Proceeds from repayment of promissory note receivable	10,000	8,000	—
Proceeds on issuance of stock	12	21	2
Repurchase of treasury stock	—	(255)	—
Capital contributions	4,017	4,649	5,141

Net cash used in financing activities	(69,028)	(60,311)	(114,742)

Net (decrease) increase in cash and cash equivalents	(8,371)	1,493	2,741
Cash and cash equivalents:

Beginning of year	31,680	23,309	24,802

End of year	$23,309	$24,802	$27,543

Supplemental disclosures:
Cash paid during the year for interest	$154	$115	$16

Cash paid during the year for taxes	$311	$421	$661

Non-cash transactions:
Capital expenditures in accounts payable and accruals	$85	$115	$240

Equipment acquired through capital lease obligations	$—	$135	$123

The accompanying notes are an integral part of these combined consolidated financial statements.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2009 AND 2010 AND FOR THE YEARS ENDED DECEMBER 31,

2008, 2009 AND 2010.

(Dollars in thousands unless stated otherwise, except per unit or per share amounts)

Note 1—Organization and Nature of the Business

Manning & Napier Companies, which includes Manning & Napier Advisors, Inc. (“MNA”) and the companies described below that are under common management and/or common ownership (collectively, “the Company”) is primarily a provider of investment management services. The following companies are included:

MNA was founded in 1970 in Rochester, New York and is registered as an investment adviser with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended. MNA is also registered with the Alberta Securities Commission in Canada. Headquartered in Fairport, New York with branch offices in St. Petersburg, Florida and Dublin, Ohio, MNA serves in a fully–discretionary fiduciary capacity and provides investment advisory services to separately managed accounts, mutual funds and collective investment trust funds. MNA managed over $40 billion in assets under management (“AUM”) as of December 31, 2010, for high net worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, and endowments and foundations.

Investment management operations are also conducted through Manning & Napier Advisory Advantage Corporation and its wholly-owned subsidiary, Exeter Advisors Inc. (collectively referred to as “AAC”), which began operations in 1990. AAC is an investment advisor registered with the SEC under the Investment Advisers Act of 1940, as amended. AAC markets MNA’s investment management services through independent financial professionals.

Manning & Napier Alternative Opportunities (“MNAO”) is a registered investment advisor that serves as a general partner to an investment limited partnership that is currently inactive.

Custody operations are conducted by Exeter Trust Company (“Exeter” or “ETC”), a 98% owned subsidiary of Manning & Napier Capital Company, LLC (“MNCC”). Exeter commenced operations in 1994 and is located in Portsmouth, New Hampshire. Exeter provides services to approximately 6,000 custodial accounts, including accounts managed by MNA and AAC.

Manning & Napier Investor Services, Inc. (“MNBD”) is a limited purpose broker/dealer registered with the SEC and regulated by the Financial Industry Regulatory Authority (“FINRA”). MNBD is the distributor for Manning & Napier Fund, Inc. (“Manning & Napier Fund” or the “Fund”), a series of diversified mutual funds managed by MNA and registered under the Investment Company Act of 1940, as amended.

The Company also includes several non-investment businesses that are technology related and are under common ownership and/or management. These companies include Perspective Partners, LLC (“PPI”), and Manning & Napier Information Services, including its wholly owned subsidiary Manning & Napier Benefits, LLC (collectively referred to as “MNIS”).

PPI, established in March 2000, designs software and provides services to the 401(k) industry. MNIS, established in January 1995, is a web-based company which designs and develops web-delivered software to assist the human resources function of employers in streamlining benefits administration for health and welfare plans including enrollment, employee education, benefits analysis, and benefits management.

MNA, AAC, MNBD and MNAO are herein collectively referred to as the S-Corps.

Unaudited Pro Forma Income Information

The pro forma effective tax rate assumes that all of the Company’s results from operations would be subject to federal, state and local income tax. However, only a portion of the Company’s shares will be sold in the initial offering, therefore only a portion of the Company’s earnings will be taxed at Manning & Napier, Inc.’s “C-corporation” level. Accordingly, the Company anticipates that the actual effective tax rate will be lower than 40% and will be dependent upon the amount of shares tendered to the public in the initial offering.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and related rules and regulations of the SEC. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the combined consolidated financial statements. Actual results could differ from these estimates or assumptions.

Principles of Combination

The entities within these combined consolidated financial statements are all under common control and include MNA, AAC, MNCC, ETC, MNAO, MNBD, MNIS and PPI. All material intercompany balances have been eliminated in combination.

Operating Segments

The Company operates in one segment, the investment management industry. The Company primarily provides investment management services to separately managed accounts, mutual funds and collective investment trusts. Management assesses the financial performance of these vehicles on a combined basis.

Cash and Cash Equivalents

The Company defines cash and cash equivalents as money market funds and other highly liquid investments with original maturities of 90 days or less. Cash and cash equivalents are stated at cost, which approximates fair value. Cash and cash equivalents are subject to credit risk and are primarily maintained in a U.S. Treasury money market fund.

Marketable Securities

Investments in marketable securities are classified as available-for-sale. Marketable securities consist of short-term investments, equity securities, U.S. Treasury notes and investment in mutual funds, including the Fund for which MNA provides sub-advisory services. Investments provide exposure to various risks, including price risk (the risk of a potential future decline in value of the investment), credit risk, and changes in interest rates. Investments are carried at fair value based on quoted market prices in active markets for identical or similar instruments. Fair value is defined as the price that the Company would have received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Unrealized gains (losses) on available-for-sale securities are recorded as a component of total comprehensive income (loss). Realized gains (losses) are computed on a specific identification basis and are recorded in net capital gains (losses) on investments in the combined consolidated statements of income.

Accounts Receivable

Accounts receivable includes investment management and custodial fees receivable from clients. The Company accounts receivable balances do not include any significant allowance for doubtful accounts nor has any significant bad debt expense attributable to accounts receivable been recorded for the years ended December 31, 2008, 2009 or 2010.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the applicable life of the asset class. Depreciation is calculated for computer software, office equipment, and furniture and fixtures using useful lives of 3, 5, and 7 years, respectively. Upon sale or other disposition of fixed assets, the cost and accumulated depreciation are removed and the resulting gain or loss is included in income.

Leases

Rent under non-cancelable operating leases with scheduled rent increases is accounted for on a straight-line basis over the lease term, beginning on the date of initial possession or the effective date of the lease agreement. Allowances and other lease incentives provided by the Company’s landlords are amortized on a straight-line basis as a reduction of rent expense. The difference between straight-line rent expense and rent paid and the unamortized deferred lease costs and build-out allowances are recorded as deferred rent liability in the combined consolidated statements of financial condition.

Share Repurchase Agreements and Treasury Stock

The Company has the option to repurchase shares from its minority shareholders in certain circumstances (Note 7). The repurchase price is based on defined criteria when the transaction is recorded. When treasury shares are reissued, any difference between the average acquisition cost of the shares and the proceeds from reissuance is credited or charged to shareholders’ equity.

Shares Subject to Mandatory Redemption

The Company has entered into an agreement that upon the death of the majority shareholder, the Company has a mandatory obligation to pay the majority shareholder’s pro rata share of net revenue (as defined in the agreement) for the four quarters immediately preceding the holder’s death. In accordance with the requirements of accounting for certain financial instruments with characteristics of both liabilities and equity, the Company has recognized a liability for shares subject to mandatory redemption in the combined consolidated statements of financial condition. The liability has been measured at the redemption amount (Note 9).

Revenue Recognition

The majority of revenues earned by the Company are based on fees charged to manage customers’ portfolios. Investment management fees are generally computed as a percentage of AUM and recognized as earned. Fees for providing investment advisory services are computed and billed in accordance with the provisions of the applicable investment management agreements. Revenues received in advance are deferred to the period earned, which is generally a semi-annual period but varies by client based upon the terms of the investment management agreement. Revenue is also recognized as earned for providing custodial services, sub-advisory services to the Fund and other services performed by the Company’s non-investment business.

Equity-Based Compensation

The Company recognizes compensation expense for all share-based payment awards made to employees. Equity-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period. Judgments and estimates are made regarding, among other things, the methodology to follow in valuing equity-based compensation awards and the related inputs required by those valuation methodologies.

Income Taxes

The Company is comprised of entities that have elected to be treated as either an “S-Corporation”, a limited liability company (LLC), or a “C-Corporation”. As such, the entities functioning as S-corporations or

LLCs are not liable for federal (and most state) income taxes on their earnings; as such earnings will be included in the personal income tax returns of each entity’s shareholders and unit holders. The entity functioning as a “C-Corporation” is liable for federal and state income taxes on its earnings.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Comprehensive Income

Comprehensive income includes net income and other comprehensive income. Other comprehensive income consists of the change in unrealized (loss) gain on available-for-sale investments. The changes in the balances of components comprising other comprehensive income are presented in the following table:

	December 31,
	2008	2009	2010
Net income	$58,992	$54,425	$53,098
Net unrealized holding gain (loss) on marketable securities arising during the year	(1,011)	932	302
Reclassification adjustment for realized gains (losses) on marketable securities included in net income	122	(151)	1

Comprehensive income	$58,103	$55,206	$53,401

Loss Contingencies

The Company accrues for estimated costs, including legal costs related to existing lawsuits, claims and proceedings when it is probable that a liability has been incurred and the costs can be reasonably estimated. Potential loss contingencies and related accruals are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a suit and management’s estimate. These differences could have a material impact on the Company’s combined consolidated financial statements. No loss accruals were recorded as of December 31, 2008, 2009 and 2010.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This standard eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. These amendments are effective for annual periods beginning after December 15, 2011. The Company does not expect the amendments to have a material impact on its combined consolidated financial statements and related disclosures.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards. The amendments in this update change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. These amendments are effective for annual periods beginning after December 15, 2011. The Company does not expect the amendments to have a material impact on its combined consolidated financial statements and related disclosures.

In February 2010, the FASB issued ASU 2010-10, Consolidation (Topic 810): Amendments for Certain Investment Funds. The amendments to the consolidation requirements of Topic 810 are deferred for a reporting entity’s interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. ASU 2010-10 became effective for the Company on January 1, 2010 and there was no impact on its combined consolidated financial statements and related disclosures.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, which requires entities to make new disclosures about recurring or nonrecurring fair-value measurements and provides clarification of existing disclosure requirements. This amendment requires separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. This amendment is effective for fiscal years beginning after December 15, 2010. The adoption did not have a material impact on the Company’s combined consolidated financial statements and related disclosures.

Note 3—Investments in Marketable Securities

Investments in marketable securities are classified as available-for-sale. Marketable securities consist of short-term investments, equity securities, U.S. Treasury notes and mutual funds, including the funds which are managed by the Company. Investments are carried at a fair value based on quoted market prices in active markets for identical or similar instruments.

Unrealized gains (losses) on available-for-sale securities are recorded as a component of total comprehensive income (loss). Realized gains (losses) are computed on a specific identification basis and are recorded in net capital gains (losses) on investments in the combined consolidated statements of income.

The following table represents the Company’s marketable securities holdings as of December 31, 2009 and 2010:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
At December 31, 2009
Short-term securities	$481	$—	$—	$481
Equity securities	1,220	251	(465)	1,006
Managed mutual funds	517	108	—	625
US Treasury note (0.375%, 9/30/2012)	510	—	(1)	509
US Treasury note (1.75%, 1/31/2014)	102	—	(3)	99

	$2,830	$359	$(469)	$2,720

At December 31, 2010
Short-term securities	$654	$—	$—	$654
Equity securities	2,317	624	(497)	2,444
Managed mutual funds	611	65	—	676
US Treasury note (0.375%, 9/30/2012)	504	—	—	504
US Treasury note (1.75%, 1/31/2014)	102	1	—	103

	$4,188	$690	$(497)	$4,381

ETC, in accordance with New Hampshire state regulations, is required to maintain a restricted surplus fund equal to 100% of its common stock. As of December 31, 2009 and December 31, 2010, the amount maintained in marketable securities that is considered restricted is $612 and $606, respectively.

Available-for-sale securities in an unrealized loss position are considered temporary and are attributable to deteriorating market conditions experienced in 2008 and 2009 as a result of the global recession, the ongoing credit crisis and a loss of global investor confidence. Since the Company has the ability and intent to hold those investments for a reasonable period of time sufficient for a forecasted recovery of fair value, these investments are not considered to be other-than-temporary impaired at December 31, 2009 and 2010. No impairment losses were recorded on these available-for-sale securities.

For securities in unrealized loss positions for which other-than-temporary impairments have not been recognized, the aggregate amount of unrealized losses, the aggregate related fair value and the length of time that these securities have remained in an unrealized loss position are as follows.

	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized	Unrealized
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2009:
Short-term securities	$—	$—	$—	$—	$—	$—
Equity securities—including short positions	(427)	(100)	689	(365)	262	(465)
Managed mutual funds	—	—	—	—	—	—
US Treasury note (0.375%, 9/30/2012)	510	(1)	—	—	510	(1)
US Treasury note (1.75%, 1/31/2014)	102	(3)	—	—	102	(3)

	$185	$(104)	$689	$(365)	$874	$(469)

At December 31, 2010:
Short-term securities	$—	$—	$—	$—	$—	$—
Equity securities—including short positions	306	(18)	100	(479)	406	(497)
Managed mutual funds	—	—	—	—	—	—
US Treasury note (0.375%, 9/30/2012)	—	—	—	—	—	—
US Treasury note (1.75%, 1/31/2014)	—	—	—	—	—	—

	$306	$(18)	$100	$(479)	$406	$(497)

The table below presents realized gains and losses on the sale of all securities and expired options for the twelve months ended December 31, 2008, December 31, 2009 and December 31, 2010, respectively.

	Unrealized	Unrealized	Unrealized
	December 31,
	2008	2009	2010
Gross realized investment gains	$122	$28	$5
Gross realized investment losses	—	(179)	(4)

Net realized gains (losses)	$122	$(151)	1

Note 4—Fair Value Measurements

In accordance with current accounting standards, fair value is defined as the price that the Company would receive upon selling an investment in an orderly transaction to an independent buyer in the principal or most advantageous market of the investment. A fair value hierarchy is provided that gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The following three-tier fair value hierarchy prioritizes the inputs used in measuring fair value:

Level 1—observable inputs such as quoted prices in active markets for identical securities;

Level 2—other significant observable inputs (including but not limited to quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.); and

Level 3—significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments).

The following provides the hierarchy of inputs used to derive the fair value of the Company’s assets as of December 31, 2009 and 2010:

	Level 1	Level 2	Level 3	Totals
December 31, 2009
Short-term securities	$481	$—	$—	$481
Equity securities	1,006	—	—	1,006
Managed mutual funds	625	—	—	625
US Treasury note (0.375%, 9/30/2012)	—	509	—	509
US Treasury note (1.75%, 1/31/2014)	—	99	—	99

	$2,112	$608	$—	$2,720

December 31, 2010
Short-term securities	$654	$—	$—	$654
Equity securities	2,444	—	—	2,444
Managed mutual funds	676	—	—	676
US Treasury note (0.375%, 9/30/2012)	—	504	—	504
US Treasury note (1.75%, 1/31/2014)	—	103	—	103

	$3,774	$607	$—	$4,381

There were no Level 3 securities held by the Company as of December 31, 2009 or 2010.

The Company’s policy is to recognize transfers in and transfers out of the valuation levels as of the beginning of the reporting period. There were no significant transfers between Level 1 and Level 2 during the years ended December 31, 2009 and 2010.

Note 5—Property and Equipment

Property and equipment as of December 31, 2009 and 2010 consisted of the following:

	December 31, 2009	December 31, 2010
Furniture and fixtures	$1,224	$1,414
Office equipment	2,819	3,185
Computer software	2,312	2,490
Leasehold improvements	804	1,116

	7,159	8,205
Less: Accumulated depreciation	(4,125)	(5,094)

	$3,034	$3,111

Depreciation expense was $1.1 million, $1.1 million and $1.4 million for the years ended December 31, 2008, 2009 and 2010, respectively.

The Company has evaluated its long-lived assets for impairment under the current accounting standards and has concluded that no impairment loss has occurred as of December 31, 2008, 2009 and 2010.

Note 6—Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities as of December 31, 2009 and 2010 consisted of the following:

	December 31, 2009	December 31, 2010
Accrued sales commissions	$2,399	$5,518
Accrued bonuses	7,465	15,077
Accrued sub-transfer agent fees	4,619	5,916
Other accruals and liabilities	2,951	3,953

	$17,434	$30,464

Note 7—Share Repurchase Agreements

The Company has entered into share repurchase agreements with minority shareholders for a purchase price based on defined criteria to be paid over a three year period following the issue date. The following table reflects the share amounts for which there is a liability recorded in the combined consolidated financial statements as of December 31, 2009 or 2010:

Date	Shares
June 30, 2007	7,410
January 1, 2009	7,410
October 30, 2009	9,263

The Company has recognized the following liability in the financial statements related to the above transactions:

	December 31, 2009	December 31, 2010
Stock purchase notes payable (discounted at 3.25% over 3 years)	$273	$201

The liability for these agreements is measured at fair value, which is adjusted annually over the 3 year period to reflect current factors as it relates to the defined criteria. Where shares have been reissued, any fair value adjustment determined subsequent to re-issuance has been recorded as an adjustment within additional paid-in capital or retained earnings. The aggregate liability for these agreements is $290 and $211 as of December 31, 2009 and 2010, respectively. The Company made payments of $1.5 million, $794 and $125 during the years ended December 31, 2008, 2009 and 2010, respectively, on the stock purchase notes payable. As of December 31, 2009 and 2010, 9,263 and 0 shares, respectively, were held in the treasury.

Note 8—Lines of Credit

The Company had $0.5 million in lines of available and unused credit as of December 31, 2009 and December 31, 2010.

Note 9—Mandatory Redeemable Obligation

The Company has entered into an agreement that upon the death of the majority shareholder, the Company has a mandatory obligation to pay the majority shareholder within seven years his pro rata share of net revenue (as defined in the agreement) for the four quarters immediately preceding the holder’s death. The Company has recognized a liability for shares subject to mandatory redemption of $109.0 million and $170.3 million as of December 31, 2009 and 2010, respectively, which represents the amount that would have been paid if settlement had occurred on the respective reporting date. Changes in the liability associated with this obligation have been recorded as interest expense on shares subject to mandatory redemption in the combined consolidated statements of income.

As indicated in Note 14, the Company is a flow through entity for federal (and most state) taxes. Therefore, the interest expense resulting from the shares subject to mandatory redemption is treated as a permanent item.

Note 10—Commitments and Contingencies

The Company may enter into agreements that contain certain representations and warranties and which provide general indemnifications. The Company serves as a guarantor of such obligations. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. The Company expects any risk of liability associated with such guarantees to be remote.

As an investment adviser to a variety of investment products, we are subject to routine reviews and inspections by the SEC and FINRA. From time to time we may also be subject to claims, be involved in various legal proceedings arising in the ordinary course of our business and other contingencies. We do not believe that the outcome of any of these reviews, inspections or other legal proceedings will have a material impact on our combined consolidated financial statements; however, litigation is subject to many uncertainties, and the outcome of individual litigated matters is difficult to predict. The Company will establish accruals for matters that are probable, can be reasonably estimated, and may take into account any related insurance recoveries to the extent of such recoveries. Currently, there are no legal proceedings pending or to the Company’s knowledge threatened against it. As of December 31, 2009 and 2010, the Company has not accrued for any such claims, legal proceedings, or other contingencies.

Note 11—Lease Commitments

The Company leases its primary office facilities in Fairport, New York under an operating lease expiring July 31, 2015. The Company also rents additional office space in Buffalo, New York, St. Petersburg, Florida, and Dublin, Ohio. Total rental expense for all leases amounted to $2.5 million, $2.6 million and $2.6 million for the years ended December 31, 2008, 2009 and 2010, respectively. Minimum rent payments relating to the office leases for years subsequent to 2010, are as follows:

Year Ending December 31,
2011	$2,631
2012	2,549
2013	2,488
2014	2,500
2015	1,609
Thereafter	228

$12,005

Under the agreement for its primary office facilities, the Company is required to pay a minimum of $2.2 million annually for the use of the facility as defined in the agreement.

Note 12—Sub-Advisory Agreements

The Company derives significant revenue from its role as sub-advisor to the Manning & Napier Fund series of mutual funds and the Exeter Collective Investment Trust (“CIT”) investment vehicles.

Investments in the Fund amounted to approximately $0.6 million and $0.7 million at December 31, 2009 and 2010, respectively.

Fees earned for advisory related services provided to the Fund and CIT investment vehicles were $39.3 million, $63.5 million and $120.0 million in 2008, 2009 and 2010, respectively, which represent greater than 10% of revenue in each year.

Note 13—Equity Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and such cost is recognized over the period during which an employee is required to provide services in exchange for the award.

The Company awards certain employees equity shares in the Company. The plan entitles the participants to all of the rights and obligations of shareholders, including the right to ordinary and liquidating distributions, upon the sale of the Company. Equity ownership vests per a schedule based on the shareholder’s age and time frame of being a shareholder. If a shareholder terminates employment prior to the sale of the Company, the Company has the option to repurchase shares from the shareholder at a pre-determined formula price based on defined criteria to be paid over the next three years. The number of shares authorized for issuance at December 31, 2008, 2009 and 2010 was 10 million shares.

The shares granted during 2008, 2009 and 2010 were valued using the fair value method of accounting, in accordance with U.S. GAAP. Accordingly, the shares granted were determined to have the following weighted average fair value per share:

	Year Ended December 31,
	2008	2009	2010
Grant-date fair value per award	$22.48	$24.63	$27.01

The weighted-average fair value of the shares granted during 2008, 2009 and 2010 may not reflect actual transactions. Share-based compensation for the shares issued was estimated at the date of grant at the fair value per share less the cash consideration paid by the shareholders.

The estimated compensation cost associated with the shares is being amortized as compensation expense over the required service term of 3 years. The Company recorded compensation expense of $446, $731 and $682 during the year ended December 31, 2008, 2009 and 2010, respectively, relating to shares issued during 2007, 2008, 2009 and 2010. Total remaining compensation cost related to the issued shares yet to be recognized is $735, $715 and $356 at December 31, 2008, 2009 and 2010, respectively.

Shares are recognized on a pro-rata basis until the 3-year service requirement is met, allowing employees to begin fully participating in the benefits of share ownership. A summary of this share activity under the plan for the Company as of December 31, 2008, 2009 and 2010 and changes during the year then ended is presented below:

	2008		2009		2010
	Recognized Shares	Unrecognized Shares	Recognized Shares	Unrecognized Shares	Recognized Shares	Unrecognized Shares
Outstanding at January 1	939,242	94,680	1,033,699	103,538	1,107,829	77,845
Granted	—	103,315	—	65,110	—	50,685
Repurchased	—	—	(16,673)	—	—	—
Recognized	94,457	(94,457)	90,803	(90,803)	73,037	(73,037)

Outstanding at December 31	1,033,699	103,538	1,107,829	77,845	1,180,866	55,493

There were no forfeitures in 2008, 2009 and 2010.

Note 14—Income Taxes

Components of the provision for income taxes consist of the following:

	December 31,
	2008	2009	2010
Current
Federal	$127	$133	$163
State and Local	260	227	546

Current tax expense	387	360	709
Deferred tax expense (benefit)	(13)	—	3

Provision for income taxes	$374	$360	$712

	December 31,
	2009	2010
Deferred Current Tax Assets
Unrealized loss	$2	$—
Accrued expenses	16	13

	18	13
Deferred Current Tax Liabilities
Unrealized gain	—	—

	—	—

Total Deferred Tax Assets and Liabilities, net	$18	$13

The total deferred current assets and liabilities are presented in the combined consolidated statements of financial condition as a component of prepaid expenses and other assets.

A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is as follows:

	2008	2009	2010
US Statutory Tax Rate	35.0%	35.0%	35.0%
Increase due to state and local taxes	0.4%	0.4%	1.0%
Rate benefit as a flow through entity	(34.8%)	(34.7%)	(34.7%)

Effective Tax Rate	0.6%	0.7%	1.3%

The Company’s effective tax rate includes a benefit attributable to the fact that the Company operates as a series of flow-through entities which are generally not subject to federal (and most state) income tax. Accordingly, a portion of the Company’s earnings are not subject to corporate level taxes. This favorable impact is partially offset by state taxes at the entity level.

The Company has adopted the authoritative guidance for accounting for the uncertainty in income taxes on January 1, 2007, and the adoption did not have an impact on the Company’s combined consolidated statements of financial condition or combined consolidated statements of income. The Company did not have a material uncertain tax position as of December 31, 2008, 2009 and 2010, respectively. If warranted, the Company will record accrued interest and penalties for uncertain tax positions as a component of the provision for income taxes.

The Company does not expect that changes in the liability for unrecognized tax benefits during the 2011 fiscal year will have a significant impact on the Company’s financial position or results of operations.

The Company files income tax returns with Federal, state and local jurisdictions. U.S. Federal and state tax returns for 2007 through 2010 are currently open for examination.

Note 15—Regulatory Authorities

MNA, AAC and MNAO are investment advisors registered with the SEC under the Investment Advisers Act of 1940.

MNBD is a limited purpose broker-dealer registered with the SEC and FINRA. MNBD is subject to the requirements of Rule 15c3-1 (the “net capital rule”) under the Securities Exchange Act of 1934 which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital shall not exceed 15 to 1.

ETC, in accordance with New Hampshire state regulations, is required to maintain a restricted surplus fund equal to 100% of its common stock. No part of the restricted surplus balance can be used in the payment of dividends on the stock of ETC. Additionally, ETC has pledged a $0.5 million security for the benefit of the New Hampshire Banking Commissioner based on a 2006 notification from the State of New Hampshire Banking Department. As such, the Company has classified these amounts as restricted surplus and included them within retained earnings in the combined consolidated statements of shareholders’ deficit and partners’ capital.

Manning & Napier Benefits, LLC, (“MNB”) as a wholly-owned subsidiary of MNIS and a licensed broker of low cost group health and welfare insurance, is subject to certain regulations promulgated by regulatory authorities as follows: Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) as it relates to information privacy and security under certain circumstances promulgated by the Department of Health and Human Services (“HHS”) and enforced by the Office of Civil Rights (“OCR”); HHS regulations related to the conduct of brokers to the extent MNB markets certain types of insurance to Medicare beneficiaries; applicable State Insurance Department regulations for each state where business is conducted; and State Attorney General enforcement of regulations applicable to privacy and security laws of each state where business is conducted.

Note 16—Employee Benefit Plan

The Company offers two benefit plans across the combined companies. The Manning & Napier Advisors, Inc. 401(k) and Profit Sharing Plan (the “MNA Plan”) covers employees of MNA, AAC and ETC who meet the plan criteria. The Manning & Napier Information Services, Inc. 401(k) Plan (the “MNIS Plan”) covers employees of MNIS and PPI who meet the plan criteria.

With respect to the 401(k) portion of the MNA Plan and the MNIS Plan, participants may voluntarily contribute up to 50% of their regular salary subject to annual limitations determined by the IRS. The Company matches an amount equivalent to 50% of a participant’s contribution, not to exceed 2% of salaries paid. Matching contributions vest to the participants after three years of service. These contributions by the Company amounted to $444, $519 and $625 for the years ended December 31, 2008, 2009 and 2010, respectively.

With respect to the Profit Sharing portion of the MNA Plan, the Company may make annual profit sharing contributions, subject to certain limitations, which vest immediately to individuals who participate. These contributions by the Company amounted to $0.8 million, $0.9 million and $1.0 million for the years ended December 31, 2008, 2009 and 2010, respectively. The MNIS Plan does not participate in profit sharing.

Note 17—Related Party Transactions

MNA was issued two separate promissory notes from William Manning in the principal amount of $10.0 million and $8.0 million during 2008 and 2009, respectively. William Manning repaid the 2008 note in full, including all interest accrued thereon, with payments to MNA on November 7, 2008 and December 19, 2008. William Manning repaid the 2009 note in full, including all interest accrued thereon, with payments to MNA on April 16, 2009 and June 17, 2009.

Note 18—Quarterly Information (Unaudited)

The following table presents unaudited quarterly results of operations for 2009 and 2010. These quarterly results reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results. Revenues and net income can vary significantly from quarter to quarter due to the nature of the Company’s business activities.

	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Total revenues	$31,818	$34,654	$42,890	$53,299
Operating income	$11,558	$12,330	$18,212	$22,812
Net income	$15,079	$13,879	$15,271	$10,197

During the three months ended June 30, 2011, the Company identified an immaterial error related to the consolidation of our quarterly information for the three-month periods ended June 30, 2010, September 30, 2010 and December 31, 2010. This error did not impact the combined consolidated results for the year ended December 31, 2010. The Company assessed the materiality of this item on its previously issued combined consolidated financial statements and concluded that the error was not material. The impact of the correction of the Company’s previously reported quarterly combined consolidated financial results is provided below:

	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Total revenues (as reported)	$57,210	$61,546	$63,242	$73,474
Total revenues (as corrected)	$57,210	$61,550	$63,249	$73,463

Operating income (as reported)	$26,148	$28,456	$28,333	$32,005
Operating income (as corrected)	$26,148	$28,152	$28,092	$32,550

Net income (as reported)	$9,728	$10,345	$14,585	$18,440
Net income (as corrected)	$9,728	$10,041	$14,344	$18,985

Note 19—Subsequent Events

Subsequent events have been evaluated through June 30, 2011, the date these financial statements were available to be issued.

The Company made distributions of $12.2 million, $35.8 million and $27.2 million to shareholders in January 2011, April 2011 and June 2011, respectively. Contributions made by partners of the Company subsequent to the reporting date through June 2011 were $2.5 million.

Manning & Napier Companies

Combined Consolidated Statements of Financial Condition

As of December 31, 2010 and September 30, 2011 (Unaudited)

(dollars in thousands)	December 31, 2010	September 30, 2011

Assets
Cash and cash equivalents	$27,543	$23,434
Accounts receivable	18,851	18,919
Accounts receivable—Manning & Napier Fund, Inc.	11,948	12,661
Marketable securities, at fair value	4,381	3,841
Property and equipment, net	3,111	3,013
Prepaid expenses and other assets	2,508	4,276

Total assets	$68,342	$66,144

Liabilities
Accounts payable	$1,153	$1,276
Accrued expenses and other liabilities	30,464	24,719
Deferred revenue	9,974	11,382
Stock purchase note payable	201	106
Shares liability subject to mandatory redemption	170,319	211,548

Total liabilities	212,111	249,031

Commitments and contingencies

Shares subject to conditional redemption	—	1,726

Shareholders’ deficit and partners’ capital
Common stock, $.01 par value—authorized, 10,000,000 shares with 2,533,110 and 2,565,322 shares outstanding and 5,224,050 shares subject to redemption, as of December 31, 2010 and September 30, 2011, respectively for the S-Corporations	$101	$103
Additional paid in capital	1,628	2,590
Retained earnings (deficit)	(147,035)	(190,367)
Accumulated other comprehensive income (loss)	193	(242)
Partners’ equity	1,307	3,303

Total shareholders’ deficit and partners’ capital attributable to Manning & Napier Group	(143,806)	(184,613)
Non-controlling interest	37	—

Total shareholders’ deficit and partners’ capital	(143,769)	(184,613)

Total liabilities, shares subject to conditional redemption and shareholders’ deficit and partners’ capital	$68,342	$66,144

The accompanying notes are an integral part of these combined consolidated financial statements.

Manning & Napier Companies

Combined Consolidated Statements of Income

Nine Months Ended September 30, 2010 and 2011 (Unaudited)

(dollars in thousands)	2010	2011
Revenues
Investment management services revenue	$182,009	$249,634

Expenses
Compensation and related costs	55,118	70,845
Sub-transfer agent and shareholder service costs	26,293	36,859
Other operating costs	18,206	25,225

Total operating expenses	99,617	132,929

Operating income	82,392	116,705
Non-operating income (loss):
Interest expense on shares subject to mandatory redemption	(47,653)	(42,722)
Interest expense	(9)	(28)
Interest and dividend income	31	44
Net capital gains (losses) on investments	—	29

Total non-operating loss	(47,631)	(42,677)

Income before provision for income taxes	34,761	74,028
Provision for income taxes	648	792

Net income	$34,113	$73,236

Pro forma consolidated income statement information—after reorganization and initial offering (unaudited)
Income before tax		$74,028
Pro forma provision for income taxes (40% assumed tax rate)(Note 1)		29,611

Pro forma net income		$44,417

The accompanying notes are an integral part of these combined consolidated financial statements.

Manning & Napier Companies

Combined Consolidated Statements of Shareholders’ Deficit and Partner’s Capital

Nine Months Ended September 30, 2010 and 2011 (Unaudited)

(dollars in thousands)	Common Stock		Additional Paid-In Capital	Treasury Stock		Retained Earnings	Other Comprehensive Income (Loss)	Partners Equity (Deficit)	Total
	Shares	Amount		Shares	Amount
Balance—December 31, 2009	2,491,688	$100	$1,626	9,263	$(102)	$(85,888)	$(110)	$1,028	$(83,346)

Net income						37,449		(3,336)	34,113
S-Corporation distributions						(85,787)			(85,787)
Net change in unrealized marketable securities gains or losses							(146)		(146)
Common stock and treasury stock transactions	41,422	1	21	(9,263)	102	(98)			26
Stock based compensation			415						415
Partner contributions								3,772	3,772

Balance—September 30, 2010	2,533,110	$101	$2,062	—	$—	$(134,324)	$(256)	$1,464	$(130,953)

Balance—December 31, 2010	2,533,110	$101	$1,628	—	$—	$(147,035)	$193	$1,307	$(143,806)

Net income						75,103		(1,867)	73,236
S-Corporation distributions						(118,200)			(118,200)
Net change in unrealized marketable securities gains or losses							(435)		(435)
Common stock and treasury stock transactions	32,212	2	33						35
Stock based compensation			929						929
Partner contributions								3,863	3,863
Conditional redemption						(235)			(235)

Balance—September 30, 2011	2,565,322	$103	$2,590	—	$—	$(190,367)	$(242)	$3,303	$(184,613)

The accompanying notes are an integral part of these combined consolidated financial statements.

Manning & Napier Companies

Combined Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2010 and 2011 (Unaudited)

(dollars in thousands)	2010	2011
Cash flows from operating activities:
Net income	$34,113	$73,236
Adjustments to reconcile net income to net cash provided by operating activities:
Interest cost related to change in mandatory redemption liability	47,653	42,722
Equity-based compensation	415	929
Depreciation	1,056	827
Realized loss (gain) on sale of investments	—	(29)
(Increase) decrease in operating assets and increase (decrease) in operating liabilities
Accounts receivable	(2,098)	(68)
Accounts receivable—Manning & Napier Fund, Inc.	(740)	(713)
Prepaid and other assets	(83)	(1,768)
Accounts payable	(514)	123
Accrued expenses and other liabilities	3,140	(5,816)
Deferred revenue	130	1,408

Net cash provided by operating activities	83,072	110,851

Cash flows from investing activities:
Purchase of property and equipment	(970)	(638)
Sale of investments	—	1,258
Purchase of investments	(47)	(1,124)

Net cash used in investing activities	(1,017)	(504)

Cash flows from financing activities:
S-Corporation distributions	(85,787)	(118,200)
Payments of stock purchase notes payable	(99)	(95)
Repayment of note payable	(108)	(59)
Proceeds from issuance of common and treasury stock	26	35
Capital contributions	3,772	3,863

Net cash used in financing activities	(82,196)	(114,456)

Net increase in cash and cash equivalents	(141)	(4,109)

Cash and cash equivalents:
Beginning of period	24,802	27,543

End of period	$24,661	$23,434

Supplemental disclosures:
Cash paid during the period for interest	$4	$3

Cash paid during the period for taxes	$500	$940

Non-cash transactions:
Equipment acquired through capital lease obligations	$49	$93

The accompanying notes are an integral part of these combined consolidated financial statements.

NOTES TO UNAUDITED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND SEPTEMBER 30, 2011 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND SEPTEMBER 30, 2011 (UNAUDITED)

(Dollars in thousands unless stated otherwise, except per unit or per share amounts)

Note 1—Organization and Nature of the Business

Manning & Napier Companies, which includes Manning & Napier Advisors, Inc. (“MNA”) and the companies described below that are under common management and/or common ownership (collectively, “the Company”) is primarily a provider of investment management services. The following companies are included:

MNA was founded in 1970 in Rochester, New York and is registered as an investment adviser with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended. MNA is also registered with the Alberta Securities Commission in Canada. Headquartered in Fairport, New York with branch offices in St. Petersburg, Florida and Dublin, Ohio, MNA serves in a fully–discretionary fiduciary capacity and provides investment advisory services to separately managed accounts, mutual funds and collective investment trust funds. MNA managed over $35 billion in assets under management (“AUM”) as of September 30, 2011, for high net worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, and endowments and foundations.

Investment management operations are also conducted through Manning & Napier Advisory Advantage Corporation and its wholly-owned subsidiary, Exeter Advisors Inc., (collectively referred to as “AAC”) which began operations in 1990. AAC is an investment advisor registered with the SEC under the Investment Advisers Act of 1940, as amended. AAC markets MNA’s investment management services through independent financial professionals.

Manning & Napier Alternative Opportunities (“MNAO”) is a registered investment advisor that serves as a general partner to an investment limited partnership that is currently inactive.

Custody operations are conducted by Exeter Trust Company (“Exeter” or “ETC”) a wholly owned subsidiary of Manning & Napier Capital Company, LLC (“MNCC”). Exeter commenced operations in 1994 and is located in Portsmouth, New Hampshire. Exeter provides services to approximately 6,000 custodial accounts, including accounts managed by MNA and AAC.

Manning & Napier Investor Services, Inc. (“MNBD”) is a limited purpose broker/dealer registered with the SEC and regulated by the Financial Industry Regulatory Authority (“FINRA”). MNBD is the distributor for Manning & Napier Fund, Inc. (“Manning & Napier Fund” or the “Fund”), a series of diversified mutual funds managed by MNA and registered under the Investment Company Act of 1940, as amended.

The Company also includes several non-investment businesses that are technology related and are under common ownership and/or management. These companies include Perspective Partners, LLC (“PPI”), and Manning & Napier Information Services, including its wholly owned subsidiary Manning & Napier Benefits, LLC (collectively referred to as “MNIS”).

PPI, established in March 2000, designs software and provides services to the 401(k) industry. MNIS, established in January 1995, is a web-based company which designs and develops web-delivered software to assist the human resources function of employers in streamlining benefits administration for health and welfare plans including enrollment, employee education, benefits analysis, and benefits management.

MNA, AAC, MNBD and MNAO are herein collectively referred to as the S-Corps.

Unaudited Pro Forma Income Information

The pro forma effective tax rate assumes that all of the Company’s results from operations would be subject to federal, state and local income tax. However, only a portion of the Company’s shares will be sold in the initial offering, therefore only a portion of the Company’s earnings will be taxed at Manning & Napier, Inc.’s “C-corporation” level. Accordingly, the Company anticipates that the actual effective tax rate will be lower than 40% and will be dependent upon the amount of shares tendered to the public in the initial offering.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited combined consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and related rules and regulations of the SEC. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the combined consolidated financial statements. Actual results could differ from these estimates or assumptions.

The unaudited combined consolidated statements of financial condition as of September 30, 2011, and the unaudited combined consolidated statements of income and cash flows for the nine months ended September 30, 2010 and September 30, 2011 have been prepared by the Company on the same basis as the annual audited combined consolidated financial statements. In the opinion of management, all adjustments necessary for the fair presentation of the financial position, results of operations and cash flows, have been made. During the three months ended September 30, 2011, the Company identified an error in the amount of $1.6 million related to the accounting for our shares subject to redemption in the three and six month periods ended June 30, 2011. The Company assessed the materiality of this item on its financial statements for the three and six months ended June 30, 2011 and concluded that the error was not material. Nonetheless, the Company will revise the combined consolidated statements of income for the three and six months ended June 30, 2011 in future filings. The impact to correct the Company’s previously reported combined consolidated financial position and financial results is provided below:

Six months ended June 30, 2011
Interest expense on shares subject to mandatory redemption (as reported)	$30,934
Interest expense on shares subject to mandatory redemption (as corrected)	$29,383

Net income (as reported)	$41,982
Net income (as corrected)	$43,533

June 30, 2011
Shares subject to conditional redemption (as reported)	$3,050
Shares subject to conditional redemption (as corrected)	$1,499

Total liabilities, shares subject to conditional redemption and shareholders’ deficit and partner’s capital (as reported)	$80,543
Total liabilities, shares subject to conditional redemption and shareholders’ deficit and partner’s capital (as corrected)	$78,992

The accompanying interim unaudited combined consolidated financial statements should be read in conjunction with the audited combined consolidated financial statements as of December 31, 2009 and December 31, 2010, and for each of the three years in the period ended December 31, 2010. They do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The results of operations for the nine months ended September 30, 2010 and 2011 are not necessarily indicative of the operating results for the full fiscal year.

Principles of Combination

The entities within these combined consolidated financial statements are all under common control and include MNA, AAC, MNCC, ETC, MNAO, MNBD, MNIS and PPI. All material intercompany balances have been eliminated in combination.

Operating Segments

The Company operates in one segment, the investment management industry. The Company primarily provides investment management services to separately managed accounts, mutual funds and collective investment trust funds. Management assesses the financial performance of these vehicles on a combined basis.

Marketable Securities

Investments in marketable securities are classified as available-for-sale. Marketable securities consist of short-term investments, equity securities, U.S. Treasury notes and investment in mutual funds, including the Fund for which MNA provides sub-advisory services. Investments provide exposure to various risks, including price risk (the risk of a potential future decline in value of the investment), credit risk, and changes in interest rates. Investments are carried at fair value based on quoted market prices in active markets for identical or similar instruments. Fair value is defined as the price that the Company would have received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Unrealized gains (losses) on available-for-sale securities are recorded as a component of total comprehensive income (loss). Realized gains (losses) are computed on a specific identification basis and are recorded in net capital gains (losses) on investments in the combined consolidated statements of income.

Shares Subject to Redemption

The Company has entered into an agreement with William Manning, pursuant to which we had a mandatory redemption obligation upon his death to pay his pro rata share of net revenue (as defined in such agreement) for the four quarters immediately preceding Mr. Manning’s death. In accordance with the requirements of accounting for certain financial instruments with characteristics of both liabilities and equity, we have recognized a liability for these shares subject to mandatory redemption in our financial statements included elsewhere in this prospectus.

For one of our entities, MNBD, our redemption obligation upon his death to pay his pro rata share of net revenue has an element of conditionality. In accordance with the requirements of accounting for contracts in our own equity, we have recognized the shares subject to conditional redemption related to MNBD as temporary equity.

The liability and temporary equity have been measured at the redemption amount (Note 6).

Revenue Recognition

The majority of revenues earned by the Company are based on fees charged to manage customers’ portfolios. Investment management fees are generally computed as a percentage of AUM and recognized as earned. Fees for providing investment advisory services are computed and billed in accordance with the provisions of the applicable investment management agreements. Revenues received in advance are deferred to the period earned, which is generally a semi-annual period but varies by client based upon the terms of the investment management agreement. Revenue is also recognized as earned for providing custodial services, sub-advisory services to the Fund and other services performed by the Company’s non-investment business.

Equity-Based Compensation

The Company recognizes compensation expense for all share-based payment awards made to employees. Equity-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Judgments and estimates are made regarding, among other things, the appropriate valuation methodology to follow in valuing equity-based compensation awards and the related inputs required by those valuation methodologies.

Income Taxes

The Company is comprised of entities that have elected to be treated as either an “S-Corporation”, a limited liability company (LLC), or a “C-Corporation”. As such, the entities functioning as S-corporations or LLCs are not liable for federal (and most state) income taxes on their earnings; as such earnings will be included in the personal income tax returns of each entity’s shareholders and unit holders. The entity functioning as a “C-Corporation” is liable for federal and state income taxes on its earnings.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Comprehensive Income

Comprehensive income includes net income and other comprehensive income. Other comprehensive income consists of the change in unrealized gains on available-for-sale investments. The changes in the balances of components comprising other comprehensive income are presented in the following table:

	September 30,
	2010	2011
Net income	$34,113	$73,236
Net unrealized holding gain (loss) on marketable securities arising during the year	(146)	(464)
Reclassification adjustment for realized gains (losses) on marketable securities included in net income	—	29

Comprehensive income	$33,967	$72,801

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This standard eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. These amendments are effective for annual periods beginning after December 15, 2011. The Company does not expect the amendments to have a material impact on our combined consolidated financial statements and related disclosures.

In May 2011, FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards. The amendments in this update change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. These amendments are effective for annual periods beginning after December 15, 2011. The Company does not expect the amendments to have a material impact on our combined consolidated financial statements and related disclosures.

In February 2010, the FASB issued ASU 2010-10, Consolidation (Topic 810): Amendments for Certain Investment Funds. The amendments to the consolidation requirements of Topic 810 are deferred for a reporting entity’s interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. ASU 2010-10 became effective for the Company on January 1, 2010 and there was no impact on our combined consolidated financial statements and related disclosures.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, which requires entities to make new disclosures about recurring or nonrecurring fair-value measurements and provides clarification of existing disclosure requirements. This amendment requires separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. This amendment is effective for fiscal years beginning after December 15, 2010. The adoption did not have a material impact on the Company’s combined consolidated financial statements and related disclosures.

Note 3—Investments in Marketable Securities

Investments in marketable securities are classified as available-for-sale. Marketable securities consist of short-term investments, equity securities, U.S. Treasury notes and mutual funds, including the funds which are managed by the Company. Investments are carried at a fair value based on quoted market prices in active markets for identical or similar instruments.

Unrealized gains (losses) on available-for-sale securities are recorded as a component of total comprehensive income (loss). Realized gains (losses) are computed on a specific identification basis and are recorded in net capital gains (losses) on investments in the combined consolidated statements of income.

The following table represents the Company’s marketable securities holdings as of December 31, 2010 and September 30, 2011:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
At December 31, 2010:
Short-term securities	$654	$—	$—	$654
Equity securities	2,317	624	(497)	2,444
Managed mutual funds	611	65	—	676
US Treasury note (0.375%, 9/30/2012)	504	—	—	504
US Treasury note (1.75%, 1/31/2014)	102	1	—	103

	$4,188	$690	$(497)	$4,381

At September 30, 2011:
Short-term securities	$443	$—	$—	$443
Equity securities	2,418	329	(626)	2,121
Managed mutual funds	616	50	—	666
US Treasury note (0.375%, 9/30/2012)	504	3	—	507
US Treasury note (1.75%, 1/31/2014)	102	2	—	104

	$4,083	$384	$(626)	$3,841

ETC, in accordance with New Hampshire state regulations, is required to maintain a restricted surplus fund equal to 100% of its common stock. As of December 31, 2010 and September 30, 2011, $606 is maintained in marketable securities and is considered restricted.

Available-for-sale securities in an unrealized loss position are considered temporary and are attributable to deteriorating market conditions experienced in 2008 and 2009 as a result of the global recession, the ongoing credit crisis and a loss of global investor confidence. Since the Company has the ability and intent to hold those investments for a reasonable period of time sufficient for a forecasted recovery of fair value, these investments are not considered to be other-than-temporary impaired at December 31, 2010 and September 30, 2011. No impairment losses were recorded on these available-for-sale securities.

For securities in unrealized loss positions for which other-than-temporary impairments have not been recognized, the aggregate amount of unrealized losses, the aggregate related fair value and the length of time that these securities have remained in an unrealized loss position are as follows.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2010:
Short-term securities	$—	$—	$—	$—	$—	$—
Equity securities—including short positions	306	(18)	100	(479)	406	(497)
Managed mutual funds	—	—	—	—	—	—
US Treasury note (0.375%, 9/30/2012)	—	—	—	—	—	—
US Treasury note (1.75%, 1/31/2014)	—	—	—	—	—	—

	$306	$(18)	$100	$(479)	$406	$(497)

At September 30, 2011:
Short-term securities	$—	$—	$—	$—	$—	$—
Equity securities—including short positions	1,070	(233)	214	(393)	1,284	(626)
Managed mutual funds	—	—	—	—	—	—
US Treasury note (0.375%, 9/30/2012)	—	—	—	—	—	—
US Treasury note (1.75%, 1/31/2014)	—	—	—	—	—	—

	$1,070	$(233)	$214	$(393)	$1,284	$(626)

The table below presents realized gains and losses on the sale of all securities and expired options for the nine months ended September 30, 2010 and September 30, 2011, respectively.

	September 30,
	2010	2011
Gross realized investment gains	$—	$185
Gross realized investment losses	—	(156)

Net realized gains (losses)	$—	$29

Note 4—Fair Value Measurements

In accordance with current accounting standards, fair value is defined as the price that the Company would receive upon selling an investment in an orderly transaction to an independent buyer in the principal or most advantageous market of the investment. A fair value hierarchy is provided that gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The following three-tier fair value hierarchy prioritizes the inputs used in measuring fair value:

Level 1—observable inputs such as quoted prices in active markets for identical securities;

Level 2—other significant observable inputs (including but not limited to quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.); and

Level 3—significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments).

The following provides the hierarchy of inputs used to derive the fair value of the Company’s assets as of December 31, 2010 and September 30, 2011:

	Level 1	Level 2	Level 3	Totals
At December 31, 2010:
Short-term securities	$654	$—	$—	$654
Equity securities	2,444	—	—	2,444
Managed mutual funds	676	—	—	676
US Treasury note (0.375%, 9/30/2012)	—	504	—	504
US Treasury note (1.75%, 1/31/2014)	—	103	—	103

	$3,774	$607	$—	$4,381

At September 30, 2011:
Short-term securities	$443	$—	$—	$443
Equity securities	2,121	—	—	2,121
Managed mutual funds	666	—	—	666
US Treasury note (0.375%, 9/30/2012)	—	507	—	507
US Treasury note (1.75%, 1/31/2014)	—	104	—	104

	$3,230	$611	$—	$3,841

There were no Level 3 securities held by the Company as of December 31, 2010 or September 30, 2011.

The Company’s policy is to recognize transfers in and transfers out of the valuation levels as of the beginning of the reporting period. There were no significant transfers between Level 1 and Level 2 during the periods ended December 31, 2010, and September 30, 2011.

Note 5—Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities as of December 31, 2010 and September 30, 2011 consisted of the following:

	December 31, 2010	September 30, 2011
Accrued sales commissions	$5,518	$5,411
Accrued bonuses	15,077	5,938
Accrued sub-transfer agent fees	5,916	6,475
Accrued professional service fees	654	3,469
Other accruals and liabilities	3,299	3,426

	$30,464	$24,719

Note 6—Shares Subject to Redemption

The Company has entered into an agreement that upon the death of the majority shareholder, the Company has a mandatory obligation to pay the majority shareholder his pro rata share of net revenue (as defined in the agreement) for the four quarters immediately preceding the holder’s death. The Company has recognized a liability for shares subject to mandatory redemption of $170.3 million and $211.5 million as of December 31, 2010 and September 30, 2011, respectively, which represents the amount that would have been paid if settlement had occurred on the respective reporting date. Changes in the liability associated with this obligation have been recorded as interest expense on shares subject to mandatory redemption in the combined consolidated statements of income.

On June 29, 2011, the Company entered into an Amended and Restated Shareholders Agreement relative to MNBD that made the obligation to purchase the shares of the majority shareholder contingent. As a result of the conditionality established by this amendment, the obligation to purchase the shares of the majority shareholder no longer meets the criteria to be classified as a liability and has been reclassified to temporary equity in accordance with the requirements of accounting for contracts in entity’s own equity. The Company did not recognize any gains or losses as a result of the aforementioned reclassification.

As indicated in Note 9, the Company is a flow through entity for federal (and most state) taxes. Therefore, the interest expense resulting from the shares subject to mandatory redemption is treated as a permanent item.

Note 7—Sub-Advisory Agreements

The Company derives significant revenue from its role as sub-advisor to the Manning & Napier Fund series of mutual funds and the Exeter Collective Investment Trust (“CIT”) investment vehicles.

Investments in the Fund amounted to approximately $0.7 million at December 31, 2010 and September 30, 2011.

Fees earned for advisory related services provided to the Fund and CIT investment vehicles were $85.5 million and $126.1 million for the nine months ended September 30, 2010 and 2011, respectively which represents greater than 10% of revenue in each period.

Note 8—Equity Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and such cost is recognized over the period during which an employee is required to provide services in exchange for the award.

The Company and certain affiliates award certain employees equity shares in the Company and those affiliates. The plan entitles the participants to all of the rights and obligations of shareholders, including the right to ordinary and liquidating distributions, upon the sale of the Company. Equity ownership vests per a schedule based on the shareholder’s age and time frame of being a shareholder; however, there is accelerated full vesting in the event of a change in control of the Company. If a shareholder terminates employment prior to the sale of the Company, the Company has the option to repurchase shares from the shareholder at a pre-determined formula price based on defined criteria to be paid over the next three years. The number of shares authorized for issuance at December 31, 2010 and September 30, 2011 was 10 million shares.

The shares granted in January of 2010 and 2011 were valued using the fair value method of accounting, in accordance with U.S. GAAP. Accordingly, the shares granted were determined to have a weighted average fair value per share of $27.01 and $117.85, respectively.

The weighted-average fair value of the shares granted in January of 2010 and 2011 may not reflect actual transactions. Share-based compensation for the shares issued was estimated at the date of grant at the fair value per share less the cash consideration paid by the shareholders.

The estimated compensation cost associated with the shares is being amortized as compensation expense over the required service term of 3 years. The Company recorded compensation expense of $0.4 million and $0.9 million during the nine months ended September 30, 2010 and 2011, respectively, relating to shares issued during 2008, 2009, 2010 and 2011. Total remaining compensation cost related to the issued shares yet to be recognized is $0.4 million and $2.2 million at December 31, 2010 and September 30, 2011, respectively. These costs are expected to be recognized over the required service term, which includes the remainder of 2011, 2012 and 2013.

Shares are recognized on a pro-rata basis until the 3-year service requirement is met, allowing employees to begin fully participating in the benefits of share ownership. A summary of this share activity under the plan for the Company and its affiliates as of September 30, 2010 and 2011 and changes during the period then ended is presented below:

	2010		2011
	Recognized Shares	Unrecognized Shares	Recognized Shares	Unrecognized Shares
Outstanding at January 1	1,107,829	77,845	1,180,866	55,493
Granted	—	50,685	—	32,212
Repurchased	—	—	—	—
Recognized	54,778	(54,778)	37,001	(37,001)

Outstanding at September 30	1,162,607	73,752	1,217,867	50,704

There were no forfeitures for the periods reported.

Note 9—Income Taxes

The Company’s effective tax rate includes a benefit attributable to the fact that the Company operates as a series of flow-through entities which are generally not subject to federal (and most state) income tax. Accordingly, a portion of the Company’s earnings are not subject to corporate level taxes. This favorable impact is partially offset by state taxes at the entity level.

The Company has adopted the authoritative guidance for accounting for the uncertainty in income taxes on January 1, 2007, and the adoption did not have an impact on the Company’s combined consolidated statements of financial condition or combined consolidated statements of income. The Company does not have a material uncertain tax position as of December 31, 2010 and September 30, 2011, respectively. If warranted, the Company will record accrued interest and penalties for uncertain tax positions as a component of the provision for income taxes.

The Company does not expect that changes in the liability for unrecognized tax benefits during the 2011 fiscal year will have a significant impact on the Company’s financial position or results of operations.

The Company files income tax returns with Federal, state and local jurisdictions. U.S. Federal and state tax returns for 2007 through 2010 are currently open for examination.

Note 10—Employee Benefit Plan

The Company offers two benefit plans across the combined consolidated companies. The Manning & Napier Advisors, Inc. 401(k) and Profit Sharing Plan (the “MNA Plan”) covers employees of MNA, AAC and ETC who meet the plan criteria. The Manning & Napier Information Services, Inc. 401(k) Plan (the “MNIS Plan”) covers employees of MNIS and PPI who meet the plan criteria.

With respect to the 401(k) portion of the MNA Plan and the MNIS Plan, participants may voluntarily contribute up to 50% of their regular salary subject to annual limitations determined by the IRS. The Company matches an amount equivalent to 50% of a participant’s contribution, not to exceed 2% of salaries paid. Matching contributions vest to the participants after three years of service. These contributions by the Company amounted to $519 and $574 for the nine months ended September 30, 2010 and 2011, respectively.

With respect to the Profit Sharing portion of the MNA Plan, the Company may make annual profit sharing contributions, subject to certain limitations, which vest immediately to individuals who participate. These contributions by the Company amounted to $762 and $1,455 for the nine months ended September 30, 2010 and 2011, respectively. The MNIS Plan does not participate in profit sharing.

Note 11—Subsequent Events

The Company evaluated subsequent events through October 31, 2011, the date these financial statements were available to be issued, and determined that no subsequent events had occurred that would require additional disclosures, other than as described below.

Contributions made by partners of the Company subsequent to the reporting date through October 2011 were $0.4 million.

As described in Our Structure and Reorganization section of this prospectus, the Company entered into a series of transactions during October 2011 to reorganize its capital structure.

Through and including                     , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in the registered securities offered hereby, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

12,500,000 Shares

Class A Common Stock

PROSPECTUS

BofA Merrill Lynch

J.P. Morgan

Wells Fargo Securities

Stifel Nicolaus Weisel

Keefe, Bruyette & Woods

Sandler O’Neill + Partners, L.P.

Needham & Company, LLC

                    , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses (other than underwriting discounts and commissions) expected to be incurred by Manning & Napier, Inc. in connection with this offering described in this registration statement. All amounts shown are estimates, except the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

Item	Amount to be Paid
SEC registration fee	$26,358
FINRA filing fee	25,500
NYSE listing fee	250,000
Legal fees and expenses	1,668,000
Accounting fees and expenses	1,178,000
Printing and engraving expenses	493,000
Transfer agent and registrar fees	3,500
Blue sky fees and expenses	—
Miscellaneous	355,642

Total	$4,000,000

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, certain employment agreements to which we are a party provide for the indemnification of our employees who are party thereto.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement

3.1	Form of Amended and Restated Certificate of Incorporation of Manning & Napier, Inc.*

3.2	Form of Amended and Restated By-Laws of Manning & Napier, Inc.*

4.1	Form of specimen certificate representing Manning & Napier, Inc.’s Class A common stock

5.1	Form of Opinion of Herrick, Feinstein LLP*

10.1	Form of Amended and Restated Limited Liability Company Agreement of Manning & Napier Group, LLC*

10.2	Form of Amended and Restated Limited Liability Company Agreement of M&N Group Holdings, LLC*

10.3	Form of Exchange Agreement*

10.4	Form of Tax Receivable Agreement*

10.5	Form of Registration Rights Agreement*

10.6	Form of Manning & Napier, Inc. 2011 Equity Compensation Plan*

10.7	Form of Award Agreement under the Manning & Napier, Inc. 2011 Equity Compensation Plan*

10.8	Form of Stock Option Agreement under the Manning & Napier, Inc. 2011 Equity Compensation Plan*

10.9	Form of Amended and Restated Shareholders Agreement of Manning & Napier Advisors, Inc.*

10.10	Form of Amended and Restated Shareholders Agreement of Manning & Napier Advisory Advantage Corporation

10.11	Form of Amended and Restated Shareholders Agreement of M&N Alternative Opportunities, Inc.

10.12	Form of Amended and Restated Operating Agreement of Manning & Napier Capital Company, LLC

10.13	Form of Indemnification Agreement*

10.14	Employment Agreement, dated September 8, 1992, of Patrick Cunningham*

10.15	Employment Agreement, dated August 1, 1993, of Jeff Coons*

10.16	Employment Agreement, dated June 28, 1993, of Charles Stamey*

10.17	Employment Agreement, effective September 12, 2011, by and between Manning & Napier Advisors, Inc. and James Mikolaichik*

Exhibit No.	Description

10.18	Form of Purchase Agreement, by and between Manning & Napier, Inc. and Manning & Napier Group, LLC*

10.19	Form of Purchase Agreement, by and between Manning & Napier, Inc. and M&N Group Holdings, LLC*

21.1	Subsidiaries of Manning & Napier, Inc.*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Herrick, Feinstein LLP (to be included in Exhibit 5.1)*

24.1	Powers of Attorney (included on the signature page hereto)*

99.1	Consent of Richard Hurwitz*

99.2	Consent of Edward J. Pettinella*

*	Previously filed.

(b)	Financial Statement Schedules

All schedules are omitted since the required information is not applicable, the information is presented in the Registrant’s consolidated financial statements and the related notes thereto or is not present in amounts sufficient to require submission of the schedules.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to our amended and restated certificate of incorporation or bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be filed on its behalf by the undersigned, thereunto duly authorized in the City of Fairport, State of New York on November 7, 2011.

MANNING & NAPIER, INC.

By:	/S/ PATRICK CUNNINGHAM
Name: Patrick Cunningham
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on November 7, 2011.

Signature	Title

/S/ PATRICK CUNNINGHAM Patrick Cunningham	Chief Executive Officer and Director (principal executive officer)

/S/ JAMES MIKOLAICHIK James Mikolaichik	Chief Financial Officer (principal financial officer and principal accounting officer)

* William Manning	Director

* B. Reuben Auspitz	Director

* By:	/S/ RICHARD B. YATES
Richard B. Yates
As attorney-in-fact pursuant to a power of attorney filed on July 1, 2011